Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
AQUARIAN HOLDINGS VI L.P.,
AQUARIAN BEACON MERGER SUB INC.,
AQUARIAN HOLDINGS LLC
(solely for purposes of Section 5.7, Section 6.18, Section 6.19 and Section 9.13)
and
BRIGHTHOUSE FINANCIAL, INC.
Dated as of November 6, 2025

Page
Article I DEFINITIONS        2
Section 1.1    Definitions    2
Section 1.2    Other Definitional and Interpretative Provisions    19
Article II THE MERGER    21
Section 2.1    The Merger    21
Section 2.2    Closing    21
Section 2.3    Certificate of Incorporation and Bylaws of the Surviving Corporation    21
Section 2.4    Directors and Officers of the Surviving Corporation    22
Section 2.5    Effect of the Merger on Capital Stock    22
Section 2.6    Company Equity Awards; Company ESPP    23
Section 2.7    Dissenters’ Rights    25
Section 2.8    Certificate of Non-USRPHC Status    26
Article III EXCHANGE OF SHARES    26
Section 3.1    Surrender and Payment    26
Section 3.2    Withholding Rights    28
Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY    28
Section 4.1    Corporate Existence and Power    28
Section 4.2    Corporate Authorization    29
Section 4.3    Governmental Authorization    29
Section 4.4    Non-Contravention    29
Section 4.5    Capitalization    30
Section 4.6    Subsidiaries    31
Section 4.7    SEC Filings    32
Section 4.8    Financial Statements    33
Section 4.9    Proxy Statement    33
Section 4.10    Controls and Procedures    34
Section 4.11    Absence of Certain Changes    35
Section 4.12    No Undisclosed Material Liabilities    35
Section 4.13    Litigation    35
Section 4.14    Taxes    36
i

Section 4.15    Employee Benefit Plans; Employment Matters    38
Section 4.16    Compliance with Laws    42
Section 4.17    Environmental Matters    42
Section 4.18    Title to Properties    43
Section 4.19    Material Contracts    43
Section 4.20    Intellectual Property, Information Technology and Data Privacy    45
Section 4.21    Permits    47
Section 4.22    Brokers; Financial Advisors    47
Section 4.23    Opinions of Financial Advisors    47
Section 4.24    Insurance    47
Section 4.25    Rights Agreements; Takeover Statutes    48
Section 4.26    Related Person Transactions    48
Section 4.27    Actuarial Appraisal; Reserves    48
Section 4.28    Reinsurance    49
Section 4.29    Investment Assets    49
Section 4.30    Insurance Business    50
Section 4.31    Producers    51
Section 4.32    Broker-Dealer Matters    52
Section 4.33    Investment Adviser Matters    53
Section 4.34    Registered Fund and Separate Account Matters    54
Section 4.35    Insurance Product-Related Taxes    57
Section 4.36    Critical Technology    58
Section 4.37    No Additional Representations    58
Article V REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND AQUARIAN HOLDINGS    59
Section 5.1    Corporate Existence and Power    59
Section 5.2    Corporate Authorization    59
Section 5.3    Governmental Authorization    60
Section 5.4    Non-Contravention    60
Section 5.5    Proxy Statement    61
Section 5.6    Litigation    61
Section 5.7    Financing    61

Section 5.8    Brokers; Financial Advisors    63
Section 5.9    Regulatory Matters    63
Section 5.10    Pending Transactions    64
Section 5.11    No Additional Representations    64
Article VI COVENANTS    65
Section 6.1    Conduct of Business by the Company    65
Section 6.2    Access to Information    69
Section 6.3    Reasonable Best Efforts; Regulatory Matters    70
Section 6.4    Preparation of Proxy Statement    73
Section 6.5    Company Stockholder Meeting    75
Section 6.6    Client Consents    76
Section 6.7    Employee Matters    77
Section 6.8    Director and Officer Indemnification    79
Section 6.9    Consent of Sole Stockholder of Merger Sub    81
Section 6.10    No Solicitation    81
Section 6.11    Public Announcements    84
Section 6.12    Further Assurances    85
Section 6.13    Notices of Certain Events; Control of Business    85
Section 6.14    Takeover Laws    86
Section 6.15    Section 16(b)    86
Section 6.16    Stock Exchange Delisting; Deregistration    86
Section 6.17    Transaction Litigation    86
Section 6.18    Debt Financing Cooperation.    87
Section 6.19    Financing.    90
Section 6.20    Cooperation Obligation    93
Section 6.21    Investment Assets.    93
Article VII CONDITIONS TO THE MERGER    94
Section 7.1    Conditions to the Obligations of Each Party    94
Section 7.2    Additional Conditions to the Obligations of Parent and Merger Sub    94
Section 7.3    Additional Conditions to the Obligations of the Company    95
Article VIII TERMINATION    96

Section 8.1    Termination    96
Section 8.2    Effect of Termination    98
Section 8.3    Termination Fees; Expenses    98
Article IX MISCELLANEOUS    100
Section 9.1    Notices    100
Section 9.2    Non-Survival of Representations and Warranties    101
Section 9.3    Amendments; No Waivers    101
Section 9.4    Successors and Assigns    101
Section 9.5    Governing Law; Venue; Waiver of Jury Trial    102
Section 9.6    Counterparts; Effectiveness    103
Section 9.7    Entire Agreement    103
Section 9.8    Severability    104
Section 9.9    Specific Performance    104
Section 9.10    Expenses    105
Section 9.11    Reserves    105
Section 9.12    Non-Recourse    105
Section 9.13    Debt Financing    106

Exhibits
Exhibit A    Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 6, 2025, is by and among Aquarian Holdings VI L.P., a Delaware limited partnership (“Parent”), Aquarian Beacon Merger Sub Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), solely for purposes of Section 5.7, Section 6.18, Section 6.19 and Section 9.13, Aquarian Holdings LLC, a Delaware limited liability company (“Aquarian Holdings”), and Brighthouse Financial, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub, Aquarian Holdings (subject to the foregoing sentence) and the Company is sometimes referred to individually as a “Party” and collectively as the “Parties”.
W I T N E S S E T H:
WHEREAS, it is proposed that, upon the terms and subject to the satisfaction of the conditions set forth in this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), with the Company surviving the Merger as the Surviving Corporation, whereby (a) each issued and outstanding Share as of the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $70.00 per Share, net in cash, without interest and less any amounts entitled to be deducted or withheld in accordance with Section 3.2, and (b) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger;
WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held on or prior to the date hereof, has unanimously (a) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Transactions (including the Merger), (c) approved the execution, delivery and performance by the Company of this Agreement and, subject to the Company Stockholder Approval, the consummation of the Transactions (including the Merger), (d) directed that the adoption of this Agreement be submitted to a vote at a meeting of the holders of issued and outstanding shares of Company Common Stock (the “Shares”) and (e) resolved to recommend the adoption of this Agreement by the holders of Shares entitled to vote thereon (the preceding clauses (a) through (e), the “Board Recommendation”);
WHEREAS, the general partner of Parent (the “Parent General Partner”) has approved and declared advisable this Agreement and the Transactions (including the Merger) on the terms set out in this Agreement;
WHEREAS, the Board of Directors of Merger Sub has unanimously (a) determined that this Agreement and the Transactions (including the Merger) are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement and the Transactions (including the Merger) and (c) directed that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for adoption thereby and recommended that Parent adopt this Agreement and the Transactions (including the Merger);

WHEREAS, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement promptly following its execution;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to the Company’s willingness to enter into this Agreement, (a) Aquarian Capital LLC, a Delaware limited liability company (the “Equity Investor”), has entered into an equity financing commitment letter, dated as of the date hereof, in favor of Parent (the “Equity Commitment Letter”), pursuant to which the Equity Investor has committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein and (b) Aquarian Holdings has entered into the Debt Commitment Letter, pursuant to which the proceeds of the Debt Financing shall be contributed indirectly to Parent and used by Parent to, among other things, fund the Transactions in part;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement,the Person listed on Section 1.1(a) of the Parent Disclosure Letter (the “Investment Source”) has entered into a commitment letter in favor of the Equity Investor (the “Investment Commitment Letter”), pursuant to which the Investment Source has committed, subject to the terms and conditions therein, to invest in the Equity Investor the amount set forth in the Investment Commitment Letter; and
NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains provisions that in the aggregate are no less favorable to the Company than those contained in the Company Confidentiality Agreement (provided that any such agreement need not contain any “standstill” or similar provisions) and that does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to Section 6.10.
“Accommodation Filings” has the meaning set forth in Section 6.3(h).
“Accommodation Refinancing” has the meaning set forth in Section 6.18(a).
“Actuarial Appraisal” means the actuarial appraisal prepared by Milliman, dated February 14, 2025 and titled “Actuarial Appraisal of Brighthouse Financial Insurance Business as of June 30, 2024,” as modified by (i) the actuarial appraisal prepared by Milliman, dated April 30, 2025 and titled “Actuarial Appraisal of Brighthouse Financial Insurance Business as of December 31, 2024,” (ii) the Modeling Refinement Memorandum dated May 13, 2025 and (iii) the Modeling Refinement Memorandum dated May 28, 2025.

“Additional Capital Provider” means any direct or indirect investor or capital provider in Equity Investor (other than the Investment Source) on or following the date hereof.
“Advisory Contract” means all agreements and arrangements pursuant to which the RIA Subsidiary provides, or that contemplate the performance by the RIA Subsidiary of discretionary or non-discretionary investment advisory or investment management (including sub-advisory or other similar) services to, or otherwise managing any investment or trading account of, or for, any Person.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. For all purposes herein, the Equity Investor, the Investment Source, any Additional Capital Provider and any of their respective Affiliates and any of their respective investment funds, permanent capital vehicles or other collective investment vehicles or portfolio companies (which shall not be deemed to include, for the avoidance of doubt, Parent or any of its Subsidiaries) will not be deemed an Affiliate of Parent or any Subsidiary thereof, or vice versa.
“Agreement” has the meaning set forth in the preamble.
“Alternative Acquisition Agreement” has the meaning set forth in Section 6.10(a).
“Alternative Financing” has the meaning set forth in Section 6.19(d).
“Alternative Investment” has the meaning set forth in Section 6.19(e).
“Anti-Money Laundering Laws” means any applicable laws, regulations or orders relating to anti-money laundering, counter-terrorist financing, or recordkeeping and reporting requirements in any jurisdiction in which the Company or any its Subsidiaries is located or conducting business, including the UK Proceeds of Crime Act 2002, the Money Laundering Control Act of 1986, the Bank Secrecy Act of 1970, and the USA PATRIOT Act of 2001.
“Associated Persons” has the meaning set forth in Section 4.32(d).
“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.2(a).
“BD Regulatory Filings” has the meaning set forth in Section 4.32(c).
“beneficial ownership,” including the correlative term “beneficial owner,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Board Recommendation” has the meaning set forth in the recitals.
“Book-Entry Shares” has the meaning set forth in Section 2.5(b).
“BRCD” means Brighthouse Reinsurance Company of Delaware.
“Broker-Dealer” means Brighthouse Securities, LLC.
“Burdensome Condition” has the meaning set forth in Section 6.3(f).

“Business Day” means any day that is not (a) a Saturday, a Sunday, or other day on which commercial banks in the City of New York are authorized or required by Law or to be closed, (b) a day on which the Secretary of State of the State of Delaware is closed or (c) any day on which EDGAR is not open to accept filings.
“Business Plans” means the business plans and projections relating thereto submitted by Parent in respect of each of the Insurance Companies to the applicable Insurance Regulators as part of the Form A Filings.
“Certificate of Merger” has the meaning set forth in Section 2.1(b).
“CFIUS” means the Committee on Foreign Investment in the United States and any Governmental Entity acting in its capacity as a member of CFIUS.
“CFIUS Clearance” means (a) the receipt of a written notification from CFIUS stating that it has determined that CFIUS lacks jurisdiction over the Transactions or, if applicable, the transactions contemplated by the Equity Financing and the Investment, (b) the receipt of a written notification from CFIUS stating that CFIUS has concluded all action pursuant to Section 721 of the DPA and has determined that there are no unresolved national security concerns with respect to the Transactions or, if applicable, the transactions contemplated by the Equity Financing and the Investment, (c) the receipt of a written notification from CFIUS stating that CFIUS is not able to conclude action pursuant to Section 721 of the DPA with respect to the Transactions or, if applicable, the transactions contemplated by the Equity Financing and the Investment on the basis of a declaration filed pursuant to 31 C.F.R. § 800.401 or 31 C.F.R. § 800.402, and CFIUS does not request that a written notice in respect of the Transactions or, if applicable, the transactions contemplated by the Equity Financing and the Investment be submitted or (d) that, following an investigation, CFIUS has sent a report to the President requesting the President’s decision and either (i) the President has announced a decision not to take any action to suspend or prohibit the Transactions or, if applicable, the transactions contemplated by the Equity Financing and the Investment or (ii) the President has not taken any action within fifteen (15) days from the date the President received the report from CFIUS.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Year” means the fiscal year in which the Closing Date occurs.
“Closing Year Annual Bonus” has the meaning set forth in Section 6.7(d).
“Code” means the Internal Revenue Code of 1986.
“Collective Bargaining Agreement” has the meaning set forth in Section 4.15(n).
“Commitment Letters” means, collectively, the Debt Commitment Letter, the Fee Letter and the Equity Commitment Letter and, each, a “Commitment Letter”.
“Company” has the meaning set forth in the preamble.
“Company 10-K” has the meaning set forth in Section 4.7(a).

“Company Acquisition Proposal” means any offer, proposal or indication of interest (whether or not in writing) from any Person (other than Parent and its Subsidiaries) relating to or involving, whether in a single transaction or series of related transactions: (i) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of liquidation or dissolution of the Company or any of its Subsidiaries) or purchase of any business, businesses or assets (including equity interests in Subsidiaries) of the Company or any of its Subsidiaries that constitute or account for 10% or more of the consolidated net revenues, net income or net assets of the Company and its Subsidiaries, taken as a whole, (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving the Company or any of its Subsidiaries and a Person or “group” (as defined in Section 13(d) of the Exchange Act) pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction immediately following such transaction or (iii) any combination of the foregoing.
“Company Adverse Recommendation Change” means any of the following actions by the Company Board or any committee thereof: (i) withdrawing, withholding, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, withhold, amend, change, modify or qualify, in a manner adverse to Parent, the Board Recommendation, (ii) failing to make the Board Recommendation in the Proxy Statement, (iii) adopting, approving, declaring advisable or recommending, or otherwise proposing publicly to adopt, approve, declare advisable or recommend, any Company Acquisition Proposal or (iv) if a Company Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Company Acquisition Proposal within ten (10) Business Days of the request of Parent and reaffirming the Board Recommendation within such ten (10) Business Day period upon such request in accordance with Section 6.10(g).
“Company Balance Sheet” means that balance sheet of the Company dated as of December 31, 2024 contained in the Company 10-K.
“Company Balance Sheet Date” means December 31, 2024.
“Company Benefit Plan” means any employment, consulting, severance, change in control or similar contract, plan, funding arrangement or policy applicable to any director, former director, employee, former employee, consultant or individual independent contractor of the Company or any Subsidiary of the Company, and each other plan, funding vehicle, policy, agreement or arrangement (written or oral), including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), providing for compensation, bonuses, commissions, retention benefits, profit-sharing, stock option, restricted stock, stock appreciation right or other stock-related rights or other forms of short or long-term incentives, deferred compensation, vacation and paid time off benefits, insurance coverage (including any self-insured arrangements), health and welfare benefits, death benefits, disability benefits, fringe benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change in control benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), whether or not in writing and whether or not funded, in each case, that is sponsored, maintained, administered or contributed to by the Company or its Subsidiaries for the benefit of the current or former employees, directors, owners, consultants or independent contractors (or their respective beneficiaries) of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could have any current or contingent liability.
“Company Board” has the meaning set forth in the recitals.

“Company Bylaws” has the meaning set forth in Section 4.1.
“Company Capital Stock” has the meaning set forth in Section 4.5(a).
“Company Charter” has the meaning set forth in Section 4.1.
“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company Confidentiality Agreement” means the confidentiality agreement, dated as of February 3, 2025, by and between the Company and Aquarian Management LLC.
“Company Credit Facility” means that certain Revolving Credit Agreement, dated as of April 15, 2022, among the Company, the banks party thereto and Bank of America, N.A., as administrative agent.
“Company Disclosure Letter” has the meaning set forth in the introductory paragraph to Article IV.
“Company Employee” has the meaning set forth in Section 6.7(a).
“Company Equity Award” means, as applicable, an award of Company Stock Options, a Company RSU Award or a Company PSU Award.
“Company ESPP” means the Company’s Amended and Restated Employee Stock Purchase Plan, effective April 3, 2024.
“Company Indemnified Party” has the meaning set forth in Section 6.8(a).
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Leases” has the meaning set forth in Section 4.18(b).
“Company Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence (each, an “Effect”), arising on or after the date of this Agreement, that, individually or in the aggregate with all other Effects, would, or would reasonably be expected to, (i) prevent, materially impair or materially delay the Company’s ability to perform its material obligations under this Agreement or to consummate the Transactions (including the Merger) on or before the Outside Date or (ii) have a material adverse effect on the condition (financial or otherwise), business, operations, assets and liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect for purposes of clause (ii) above: (a) any changes in general U.S. or global economic or political conditions or securities, credit, financial or other capital markets conditions (including changes in the value of the Investment Assets acquired in accordance with the Investment Guidelines then in effect resulting therefrom), (b) any changes, events or conditions in the industries in which the Company and its Subsidiaries operate (including changes to interest rates, general market prices and regulatory changes affecting such industries), (c) pandemics, epidemics, acts of war (regardless of whether declared), armed hostility, sabotage, terrorism, widespread cyber-attack (not specifically targeted to, or specifically directed at, the Company or its Subsidiaries), or any natural disaster or other act of nature, including any escalation or general worsening of any of the foregoing, (d) the execution, delivery and announcement of this Agreement, the identity of Parent or the pendency or consummation of the Transactions (including the effect thereof on the relationships of the Company and its Subsidiaries with policyholders, clients, customers, reinsurers, distributors, employees, vendors, Governmental Entities or other business relationships), (e) changes in applicable Law or in GAAP, SAP or other accounting standards (including changes prescribed or permitted by the applicable insurance regulatory authorities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), (f) any change in the market price or trading volume of the Company Capital Stock, (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, or budgets prepared internally or by a third party, or financial or operating predictions of revenue, earnings, premiums written, cash flow, cash position or other financial performance or results prepared internally or by a third party, (h) the downgrade in the credit, financial strength or other rating of the Company, any of its Subsidiaries or their respective outstanding debt or securities (it being understood that the exceptions in clauses (f), (g) and (h) shall not preclude a determination that the underlying cause is a Company Material Adverse Effect) or (i) the taking of any action required, or the failure to take any action prohibited, by this Agreement, or the taking of any action or refraining from taking any action by the Company at the prior written request of Parent or Merger Sub; provided, however, that, in the case of clauses (a), (b) and (c), solely to the extent the impact on the Company and its Subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on other companies operating in the industries in which the Company and its Subsidiaries operate, the incrementally disproportionate impact or impacts shall be taken into account in determining whether there has been, or would be reasonably expected to be, a Company Material Adverse Effect.
“Company Measurement Date” has the meaning set forth in Section 4.5(a).
“Company Preferred Stock” means, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.
“Company PSU Award” has the meaning set forth in Section 2.6(a)(iv).
“Company Related Parties” has the meaning set forth in Section 8.3(d).
“Company RSU Award” has the meaning set forth in Section 2.6(a)(ii).
“Company SEC Documents” has the meaning set forth in Section 4.7(a).
“Company Securities” has the meaning set forth in Section 4.5(b).
“Company Stock Option” has the meaning set forth in Section 2.6(a)(i).
“Company Stock Plan” means, as applicable, the Company’s Amended and Restated 2017 Stock and Incentive Compensation Plan, effective March 27, 2025, or the Company’s 2017 Non-Management Director Stock Compensation Plan, effective August 9, 2017.
“Company Stockholder Approval” has the meaning set forth in Section 4.2(a).
“Company Stockholder Meeting” has the meaning set forth in Section 6.5(a).
“Company Subsidiary Securities” has the meaning set forth in Section 4.6(b).
“Company Terminable Breach” has the meaning set forth in Section 8.1(c)(ii).
“Company Termination Fee” has the meaning set forth in Section 8.3(a).

“Confidentiality Agreements” means, collectively, the Company Confidentiality Agreement and the Parent Confidentiality Agreement.
“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.
“Contract” means any written agreement, contract, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other legally binding commitment.
“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Controlled Group Liability” means any and all liabilities (i) under any Multiemployer Plan, (ii) under Title IV of ERISA, (iii) under Section 302 of ERISA or Sections 412 and 4971 of the Code or (iv) as a result of the failure to comply with the continuation of coverage requirements of ERISA Section 601 et seq., and Section 4980B of the Code.
“D&O Insurance” has the meaning set forth in Section 6.8(c).
“Debt Commitment Letter” has the meaning set forth in Section 5.7(a).
“Debt Commitment Letter Amendment” has the meaning set forth in Section 6.19(b).
“Debt Financing” has the meaning set forth in Section 5.7(a).
“Debt Financing Source Related Party” means the Debt Financing Sources and their respective Affiliates and such Debt Financing Sources’ (and their respective Affiliates’) officers, directors, employees, attorneys, advisors, agents and representatives involved in the Debt Financing and their respective successors and permitted assigns.
“Debt Financing Sources” means the entities that have committed to provide any part of the Debt Financing (including the Lenders and other Persons that are party to the Debt Commitment Letter) or have otherwise entered into agreements in connection therewith, including any lenders, arrangers or bookrunners party thereto.
“Deferred RSU Amount” means an amount payable under Section 2.6(a)(ii) in respect of a Company RSU Award (or portion thereof) for which a deferral election was made under the Director Deferred Compensation Plan and that, pursuant to such deferral election, does not become payable in a single lump sum in connection with the consummation of the Transactions.
“DGCL” has the meaning set forth in the recitals.
“Director Deferred Compensation Plan” means the Brighthouse Services, LLC Deferred Compensation Plan for Non-Management Directors, effective as of December 1, 2019, and as amended effective January 1, 2023.
“Dissenting Shares” has the meaning set forth in Section 2.7.
“Domiciliary Department of Insurance” means the domiciliary state insurance regulatory of the applicable Insurance Company.
“DPA” means the Defense Production Act of 1950.

“Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by any Governmental Entity targeting certain countries, territories, entities or persons. For the avoidance of doubt, the applicable Laws referred to in the foregoing sentence include (a) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or any regulations of OFAC, or any export control Law applicable to U.S.-origin goods, technology, or software, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. government at the prevailing point in time, (b) any U.S. sanctions related to or administered by the U.S. Department of State and (c) any sanctions measures or embargoes imposed by the United Nations Security Council, His Majesty’s Treasury or the European Union.
“EDGAR” means Electronic Data Gathering, Analysis, and Retrieval database of the SEC.
“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.
“Effective Time” has the meaning set forth in Section 2.1(b).
“Encumbrances” means liens, pledges, charges, encumbrances, licenses, hypothecations, mortgages, deeds of trust or security interests.
“Environmental Laws” means all Laws relating to (a) the protection, investigation or restoration of the environment or natural resources, including the abandonment and decommissioning of facilities used in the conduct of the Company’s business (and any required funding or security with respect to such abandonment and decommissioning), (b) the handling, storage, disposal, transport, Release or threatened Release of any Hazardous Substance or (c) noise, odor, indoor air, pollution, contamination or any injury to persons or property resulting from exposure to Hazardous Substances.
“Equity Commitment Letter” has the meaning set forth in the recitals.
“Equity Financing” has the meaning set forth in Section 5.7(a).
“Equity Financing Commitment Amendment” has the meaning set forth in Section 6.19(c).
“Equity Investor” has the meaning set forth in the recitals.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (regardless of whether incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ESPP Purchase Right” has the meaning set forth in Section 2.6(b).
“ESPP Share” has the meaning set forth in Section 2.6(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Shares” has the meaning set forth in Section 2.5(d).

“Fee Letter” has the meaning set forth in Section 5.7(a).
“Financing” has the meaning set forth in Section 5.7(a).
“Financing Agreement” means any credit agreement, note indenture, or similar agreement, in each case, evidencing or governing indebtedness to be incurred in connection with the Debt Financing.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“FINRA CMA” has the meaning set forth in Section 6.3(b).
“Focus Report” has the meaning set forth in Section 4.32(b).
“Form A Filings” means the filings of Form A Statements Regarding the Acquisition of Control (including the Business Plans) with the respective Domiciliary Departments of Insurance regarding the proposed acquisition of control of the respective Insurance Companies contemplated by the Transactions (including the Merger).
“Form BD” has the meaning set forth in Section 4.32(b).
“Fund Board” has the meaning set forth in Section 6.6(a).
“GAAP” means United States generally accepted accounting principles, as in effect from time to time.
“Goldman Sachs” has the meaning set forth in Section 4.22.
“Governmental Entity” means any court, governmental, regulatory, self-regulatory or administrative agency or commission, arbitrator, arbitral panel or other governmental authority or instrumentality, domestic or foreign.
“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Hazardous Substance” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined, designated, identified or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law and (b) any petroleum, petroleum distillate or petroleum-derived products, radon, radioactive material or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“HSR Act” has the meaning set forth in Section 4.3.
“Indebtedness” of any Person means, without duplication, (a) indebtedness created, issued or incurred by such Person for borrowed money or payment obligations issued or incurred by such Person in substitution or exchange for payment obligations for borrowed money, (b) indebtedness under any credit agreement or facility or obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person (excluding trade payables incurred in the ordinary course of business consistent with past practice), (d) obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (e) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and (f) indebtedness of others as described in clauses (a) through (e) above guaranteed by such Person or any “keep well” or other agreement to maintain any financial condition of another Person; provided that Indebtedness does not include (i) accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, (ii) the endorsement of negotiable instruments for collection in the ordinary course of business, (iii) obligations under repurchase or reverse repurchase agreements to repurchase or resell (as applicable) securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or other property) or (iv) indebtedness consisting of secured loans or other secured obligations owed (x) to Federal Home Loan Banks or Farmer Mac Mortgage Securities Corporation or (y) as part of the Company and its Subsidiaries’ ordinary course funding agreement-backed repurchase agreement, funding agreement-backed commercial paper and funding agreement-backed notes programs.
“Insurance Companies” means, collectively, Brighthouse Life Insurance Company (“BLIC”), Brighthouse Life Insurance Company of NY (“BLICNY”), New England Life Insurance Company (“NELICO”) and BRCD, and each of them, an “Insurance Company.”
“Insurance Contracts” means the insurance or annuity policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto, issued or entered into by any Insurance Company prior to the Closing.
“Insurance Law” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies or Producers, whether federal, national, provincial, state, local foreign or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct or other examinations by, Insurance Regulators.
“Insurance Licenses” has the meaning set forth in Section 4.30(d).
“Insurance Regulators” means all Governmental Entities regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies or Producers, under Insurance Laws.
“Intellectual Property” means all intellectual property and other similar rights in any jurisdiction, whether registered or unregistered, including rights in and to: patents (including all reissues, divisions, continuations, continuations-in-part and extensions thereof) and patent applications; trademarks (and other identifiers of source or origin, including domain names and social media accounts), trademark registrations, trademark applications, service marks, trade names, business names and brand names, including any and all goodwill associated therewith; copyrights, copyright registrations and copyright applications; and trade secrets (including know-how).
“Interim Advisory Contract” has the meaning set forth in Section 6.6(a).
“Intervening Event” means any material Effect (not related to a Company Acquisition Proposal) that occurs or arises after the date of this Agreement and that is not known to or reasonably foreseeable by the Company Board as of the date of this Agreement, which Effect becomes known to the Company Board prior to the time of obtaining the Company Stockholder Approval.
“Investment” has the meaning set forth in Section 5.7(b).

“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940.
“Investment Assets” means bonds, stocks, other securities, mortgage loans and other investments owned, held or made by the Company or any of its Subsidiaries.
“Investment Commitment Letter” has the meaning set forth in the recitals.
“Investment Company Act” means the U.S. Investment Company Act of 1940.
“Investment Guidelines” means the Company’s Enterprise Investment Authorities in effect as of the date hereof, which are set forth on Section 1.1(c) of the Company Disclosure Letter.
“Investment Source” has the meaning set forth in the recitals.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means the actual knowledge, after reasonable inquiry of their respective direct reports, of (a) in the case of the Company, the individuals listed in Section 1.1(b) of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Section 1.1(b) of the Parent Disclosure Letter.
“Law” means any law, rule, regulation, ordinance, code, judgment, injunction, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.
“Legacy Plans” has the meaning set forth in Section 6.7(b).
“Lenders” has the meaning set forth in Section 5.7(a).
“Material Contract” has the meaning set forth in Section 4.19(a).
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” has the meaning set forth in Section 2.5(a).
“Merger Sub” has the meaning set forth in the preamble.
“Milliman” means Milliman, Inc.
“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 3(37) of ERISA.
“Nasdaq” means Nasdaq Global Select Market.
“New Plans” has the meaning set forth in Section 6.7(b).
“Non-Recourse Party” has the meaning set forth in Section 9.12.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Controls.

“Open Source Software” means any software or materials that are distributed as “free software” (as defined by the Free Software Foundation) or distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org or under any similar licensing or distribution model (including the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License and the Apache License).
“Organizational Documents” means (a) with respect to a corporation, the charter, memorandum of association, or articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person.
“other Party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.
“Outside Date” has the meaning set forth in Section 8.1(b)(ii).
“Parent” has the meaning set forth in the preamble.
“Parent Confidentiality Agreement” means the confidentiality agreement, dated as of July 17, 2025, by and between the Company and Aquarian Management LLC.
“Parent Disclosure Letter” has the meaning set forth in the introductory paragraph to Article V.
“Parent General Partner” has the meaning set forth in the recitals.
“Parent Material Adverse Effect” means any Effect that would, individually or in the aggregate, prevent, materially impair or materially delay Parent’s or Merger Sub’s ability to perform its material obligations under this Agreement or to consummate the Transactions (including the Merger) on or before the Outside Date.
“Parent Related Parties” has the meaning set forth in Section 8.3(e).
“Parent Terminable Breach” has the meaning set forth in Section 8.1(d)(ii).
“Parent Termination Fee” has the meaning set forth in Section 8.3(c).
“Party” and “Parties” have the respective meanings set forth in the preamble.
“Paying Agent” has the meaning set forth in Section 3.1(a).
“Payment Fund” has the meaning set forth in Section 3.1(a).
“Payoff Letter” has the meaning set forth in Section 6.18(f).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permit” means any permit, license, certificate, approval, certification, variation, exemption, order, consent, grant, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.
“Permitted Encumbrances” means (a) statutory Encumbrances for Taxes, assessments or other charges by Governmental Entities not yet due and payable or being contested in good faith and for which adequate reserves have been established in the balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date (including the notes thereto) included in the Company SEC Documents, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, and similar Encumbrances granted or that arise in the ordinary course of business with respect to liabilities that are not yet due and payable or being contested in good faith and for which adequate reserves have been established in the balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date (including the notes thereto) included in the Company SEC Documents, (c) Encumbrances securing payment, or any obligation, of the Company or any Subsidiary thereof with respect to outstanding Indebtedness (i) that is not for borrowed money so long as there is no default under such Indebtedness or (ii) under the Company Credit Facility, (d) Encumbrances granted in the ordinary course of business in connection with the insurance or reinsurance business of the Company or any Subsidiary thereof on cash and cash equivalent instruments or other investments, including Encumbrances granted (i) in connection with (A) pledges of such instruments or investments to collateralize letters of credit delivered by the Company or any Subsidiary thereof, (B) the creation of trust funds for the benefit of ceding companies, (C) underwriting activities of the Company or any Subsidiary thereof, (D) deposit liabilities, (E) statutory deposits, (F) ordinary-course securities lending, repurchase, reverse repurchase, and short-sale transactions and (G) premium trust funds and other funds held under trust in connection with conducting the business of the Company or any Subsidiary thereof and (ii) with respect to investment securities held in the name of a nominee, custodian, depository, clearinghouse, or other record owner, (e) pledges or deposits by the Company or any Subsidiary thereof under workmen’s compensation Laws, unemployment insurance Laws, or similar legislation, or good faith deposits in connection with bids, tenders, Contracts, or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (f) zoning, building codes, entitlement, and other land use and environmental regulations by any Governmental Entity, (g) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (h) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and that, individually or in the aggregate, have not materially impaired, and would not be reasonably expected to materially impair, the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (i) transfer restrictions imposed by Law and (j) such other Encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property or asset affected by such Encumbrance or imperfection.
“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.
“Personal Information” means any information that identifies, is reasonably capable of being used to identify or is otherwise related to an individual person, including all information that meets any definition of “personal information” or any similar term provided by any applicable Law (e.g., “personal data,” “personally identifiable information” or “PII”).
“Premium Cap” has the meaning set forth in Section 6.8(c).

“Pro Rata Bonus Amount” has the meaning set forth in Section 6.7(d).
“Proceeding” means any action, demand, litigation, suit, charge, claim, complaint, audit, investigation, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal or administrative.
“Producer” means any producer, broker, agent, general agent, sub-agent, managing general agent, master broker agency, broker general agency, wholesale broker, financial specialist, independent contractor, consultant, insurance solicitor or other Person responsible for soliciting, negotiating, selling, marketing or producing the Insurance Contracts.
“Proxy Statement” means the proxy statement on Schedule 14A relating to the Company Stockholder Approval, including any amendments and supplements thereto.
“Proxy Statement Clearance Date” has the meaning set forth in Section 6.4(a).
“Registered Fund” means any advisory client of the RIA Subsidiary that is registered as an investment company under the Investment Company Act.
“Registered Intellectual Property” has the meaning set forth in Section 4.20(a).
“Reinsurance Agreement” has the meaning set forth in Section 4.28(a).
“Related Person Transaction” has the meaning set forth in Section 4.26.
“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.
“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.
“Required Amount” has the meaning set forth in Section 5.7(a).
“Required Consents” has the meaning set forth in Section 6.3(a).
“Reserves” means the reserves established with respect to the Insurance Contracts.
“RIA Subsidiary” means Brighthouse Investment Advisers, LLC.
“Sanctions Target” means (a) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea region of Ukraine, and the non-government controlled areas of Ukraine in the oblasts of Kherson and Zaporizhzhia, (b) a Person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctions persons lists published by OFAC, or any equivalent list of sanctioned Persons issued by the U.S. Department of State, (c) the Government of Venezuela or any Person that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws or (d) a Person owned fifty percent (50%) or more or controlled by a country or territory identified in clause (a) or Person identified in clause (b) or (c) above.

“SAP” means, as to any Insurance Company, the statutory accounting practices prescribed or permitted by the applicable Domiciliary Department of Insurance as in effect at the relevant time.
“Sarbanes-Oxley Act” has the meaning set forth in Section 4.10(a).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Self-Regulatory Organization” means FINRA, each national securities exchange in the United States, each non-U.S. securities exchange, and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisers, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisors, or to the jurisdiction of which any Person is subject.
“Separate Account” means the separate accounts established by the Company and its Subsidiaries or that are utilized in connection with their respective Insurance Contracts.
“Series A Preferred Stock” means the 6.600% Non-Cumulative Preferred Stock, Series A, of the Company.
“Series B Preferred Stock” means the 6.750% Non-Cumulative Preferred Stock, Series B, of the Company.
“Series C Preferred Stock” means the 5.375% Non-Cumulative Preferred Stock, Series C, of the Company.
“Series D Preferred Stock” means the 4.625% Non-Cumulative Preferred Stock, Series D, of the Company.
“Shares” has the meaning set forth in the recitals.
“Specified Debt Amendment” has the meaning set forth in Section 6.18(c).
“Statutory Statements” has the meaning set forth in Section 4.8(b).
“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests are at the time directly or indirectly owned by such Person.
“Superior Proposal” means a bona fide written Company Acquisition Proposal from any Person (other than Parent and its Subsidiaries) that did not result from a breach of Section 6.10 (with all references to “10% or more” in the definition of Company Acquisition Proposal being deemed to reference “50% or more” and all references to “less than 90%” in the definition of Company Acquisition Proposal being deemed to reference “less than 50%”) which the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (a) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger and the other Transactions (after taking into account any adjustments or revisions to the terms of this

Agreement offered by Parent in response to such proposal or otherwise), (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the existence of a financing contingency, the identity of the Person or Persons making the proposal and any other factors that the Company Board deems relevant and (c) for which, if applicable, financing is fully committed or reasonably determined to be available by the Company Board.
“Surviving Corporation” has the meaning set forth in Section 2.1(a).
“Systems” means the software, hardware, firmware, networks, platforms, servers, interfaces, applications, websites and related information technology systems owned by or licensed to the Company or its Subsidiaries for the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data and information in connection with the conduct of the business of the Company or its Subsidiaries.
“Tail Policies” has the meaning set forth in Section 6.8(c).
“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other antitakeover statute or similar statute enacted under applicable Law.
“Tax Proceeding” has the meaning set forth in Section 4.14(d).
“Tax Receivables Agreement” means the tax receivables agreement dated July 27, 2017 between MetLife, Inc. and the Company.
“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.
“Taxes” means any and all taxes and similar charges, levies or other assessments of any kind, including income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, together with all interest, penalties, and additions to tax, imposed by any Governmental Entity.
“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.
“Title IV Plan” means a Company Benefit Plan that is subject to Title IV of ERISA, other than a Multiemployer Plan.
“Transaction Claims” has the meaning set forth in Section 9.12.
“Transaction Documents” has the meaning set forth in Section 9.12.
“Transaction Litigation” has the meaning set forth in Section 6.17.
“Transactions” means (a) the execution and delivery of this Agreement and (b) the Merger and the other transactions contemplated by this Agreement.
“Triggering Event” shall be deemed to have occurred if (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company or any of its Subsidiaries shall have entered into any Alternative Acquisition Agreement.

“Unfunded Commitments” has the meaning set forth in Section 4.29(b).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. or any similar applicable Laws.
“Wells Fargo” has the meaning set forth in Section 4.22.
“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.
Section 1.2    Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. Except as otherwise specifically provided in this Agreement, references to any statute, rule or regulation defined or referred to herein means such statute as from time to time amended, supplemented or modified, including by succession of comparable successor statutes, rules or regulations, as applicable. Except with respect to any disclosure in the Company Disclosure Letter or Parent Disclosure Letter, references to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References herein to “$” or dollars will refer to United States dollars, unless otherwise specified. The words “the date hereof,” “the date of this Agreement” and words of similar import mean the day and year first set forth above in the preamble to this Agreement. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The phrase “made available” and words of similar import with respect to documents shall be deemed to include any documents publicly filed with or furnished by the Company to the SEC since January 1, 2023 or provided in the virtual data room set up by the Company in connection with the Transactions; provided that such document is publicly available on EDGAR, or Parent had access to such documents in such virtual data room and such documents were not removed from such virtual data room, as the case may be, in each case, prior to the date that was one (1) Business Day prior to the date of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
THE MERGER
Section 2.1    The Merger.
(a)    Upon the terms and subject to the satisfaction of the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned Subsidiary of Parent.
(b)    On the Closing Date, as soon as practicable after the Closing, the Company will file a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, in such form as determined by the Parties and in accordance with the applicable provisions of the DGCL (the “Certificate of Merger”), and the Parties shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company may agree in writing and specify in the Certificate of Merger (the “Effective Time”).
(c)    At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of each of the Company and Merger Sub, all as provided under the DGCL.
Section 2.2    Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Debevoise & Plimpton LLP, 66 Hudson Boulevard, New York, New York 10001 or remotely by exchange of documents and signatures (or their electronic counterparts), in each case, at 8:00 a.m. New York time, on the sixth (6th) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) shall be satisfied or waived in accordance with this Agreement or (b) at such other place, method, date or time as the Company and Parent may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.
Section 2.3    Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)    At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be in the form set forth in Exhibit A, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until duly amended as provided therein or by applicable Law.
(b)    At the Effective Time, the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated to read substantially in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall become references to the Surviving Corporation and, as so amended and restated, shall be the bylaws of the Surviving Corporation until duly amended as provided therein or by applicable Law.
Section 2.4    Directors and Officers of the Surviving Corporation. The Parties shall take all requisite actions such that, from and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving

Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, incapacitation, retirement, resignation or removal.
Section 2.5    Effect of the Merger on Capital Stock.
(a)    At the Effective Time, subject to the other provisions of this Article II and Article III, each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares to be canceled pursuant to Section 2.5(d), any Shares covered under Section 2.6, and any Dissenting Shares, which shall have only those rights set forth in Section 2.7) shall, by virtue of the Merger and without any action on the part of any holder thereof, Parent, Merger Sub or the Company, be converted into the right to receive $70.00 per Share, net in cash, without interest and less any amounts required to be deducted or withheld in accordance with Section 3.2 (the “Merger Consideration”). With respect to each outstanding fractional share, the Merger Consideration for such fractional share shall be the product of (i) such fraction multiplied by (ii) the Merger Consideration for one whole share, rounded up to the nearest whole cent.
(b)    From and after the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 2.5 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of non-certificated Shares represented by book entry (“Book-Entry Shares”) previously representing any such Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration to be paid in consideration therefor in accordance with Section 3.1.
(c)    If, at any time during the period between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend or stock distributions thereon with a record date during such period, then the Merger Consideration shall be appropriately equitably adjusted to reflect the effect of such change; provided that (i) nothing in this Section 2.5 shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (ii) cash dividends and grants of equity compensation not prohibited by the terms hereof shall not result in any adjustment to the Merger Consideration.
(d)    At the Effective Time, all shares of Company Common Stock that, immediately prior to the Effective Time, (i) are owned by Parent, Merger Sub or the Company or any direct or indirect wholly owned Subsidiaries of Parent, Merger Sub or the Company or (ii) are held in treasury of the Company (such shares, together with the shares of Company Common Stock described in clause (i), the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.
(e)    At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.
(f)    Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as a share of preferred stock of the

Surviving Corporation and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to such share of Company Preferred Stock, which certificates of designations shall remain at and following the Effective Time in full force and effect as obligations of the Surviving Corporation in accordance with the applicable provisions of the DGCL.
(g)    Parent acknowledges and agrees on its behalf and on behalf of the Surviving Corporation that if prior to the Closing Date, any dividend for which a record date prior to the Closing Date and a payment date following the Closing Date has been declared to holders of shares of Company Preferred Stock, that such dividend shall be paid to holders of record as of such record date on the applicable payment date.
Section 2.6    Company Equity Awards; Company ESPP.
(a)    Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the applicable Company Stock Plan) shall adopt such resolutions as may be required and take all corporate action necessary to effect the following:
(i)    at the Effective Time, each stock option, whether or not granted under a Company Stock Plan, to purchase a Share (each, a “Company Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and shall be canceled and converted into the right to receive a cash payment, without interest, equal to (x) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Stock Option, multiplied by (y) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time; provided that any Company Stock Option with an exercise price per share that is equal to or greater than the Merger Consideration shall automatically be canceled immediately prior to the Effective Time for no consideration;
(ii)    at the Effective Time, except as provided in Section 2.6(a)(iii), each award of restricted stock units in respect of a Share, whether or not granted under a Company Stock Plan, that is subject to vesting solely based on service (each, a “Company RSU Award”), whether vested or unvested, and that is outstanding immediately prior to the Effective Time, shall be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and shall be canceled and converted into the right to receive a cash payment, without interest, equal to (x) the Merger Consideration, multiplied by (y) the total number of Shares subject to such Company RSU Award immediately prior to the Effective Time;
(ii)    at the Effective Time, each Company RSU Award that was granted to an employee of the Company or one of its Subsidiaries on or after the date hereof, and that is outstanding immediately prior to the Effective Time, shall be canceled and converted into a contingent right to receive an amount in cash, without interest, equal to (x) the Merger Consideration, multiplied by (y) the total number of Shares subject to such Company RSU Award immediately prior to the Effective Time, and each such contingent right shall be eligible to vest and become payable pursuant to the terms of the applicable award agreement for such Company RSU Award as further set forth in Section 6.1 of the Company Disclosure Letter; and
(iv)    at the Effective Time, each award of restricted stock units in respect of a Share, whether or not granted under a Company Stock Plan, that is subject to vesting based on service and performance goals (each, a “Company PSU Award”), whether vested or unvested, and that is outstanding immediately prior to the Effective Time, shall be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and shall be canceled and converted into the right to receive a cash payment, without interest, equal to (x) the Merger Consideration, multiplied by (y) the total number of Shares subject to such Company PSU Award immediately prior to the Effective Time. For purposes of this Section 2.6(a)(iv), the total number of Shares subject to a Company PSU Award shall be calculated as follows: (A) to the extent the performance period applicable to such Company PSU Award has ended prior to the Effective Time, assuming achievement of the performance vesting conditions applicable to the Company PSU Award at the actual level of performance, as reasonably determined by the Company after consultation with Parent, and (B) to the extent the performance period applicable to such Company PSU Award has not ended prior to the Effective Time, assuming achievement of the performance vesting conditions applicable to the Company PSU Award at the target level of performance.
(b)    A purchase right under the Company ESPP (each, an “ESPP Purchase Right”) is not a Company Stock Option for purposes of this Agreement. As soon as administratively practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company ESPP) shall adopt such resolutions as may be required and take all corporate actions required under the Company ESPP and applicable Law to (i) suspend the Company ESPP so that no further offering periods shall commence after the date of this Agreement, (ii) provide that (A) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP from those in effect as of the date of this Agreement, and (B) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time and (iii) cause the Company ESPP to terminate as of the Effective Time. For offering periods that are in effect on the date of this Agreement, each ESPP Purchase Right shall be exercised in accordance with the terms of the Company ESPP on the regularly scheduled exercise dates for such offering period; provided that if the Closing Date occurs prior to a scheduled exercise date for any offering period, then each Company ESPP participant’s accumulated payroll deduction and other cash contributions under the Company ESPP shall be used to purchase Shares and the ESPP Purchase Right for such offering period shall be exercised five (5) Business Days prior to the Effective Time. Each Share purchased under the Company ESPP (each, an “ESPP Share”), shall, at the Effective Time, be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration.
(c)    As soon as reasonably practicable after the Effective Time (but in no event later than the first payroll period that is at least five (5) Business Days following the Effective Time), or such time that is otherwise required by applicable Law or necessary to avoid the imposition of any additional Taxes or penalties pursuant to Section 409A of the Code, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay the amounts payable pursuant to Section 2.6(a)(i), Section 2.6(a)(ii), Section 2.6(a)(iv) and Section 2.6(b), without interest and less any amounts required to be deducted or withheld in accordance with Section 3.2, to the holders of Company Equity Awards and ESPP Shares. To the extent applicable, such amounts will be paid through the Surviving Corporation’s payroll. Notwithstanding anything to the contrary in this Agreement, following the Effective Time, all Deferred RSU Amounts shall be maintained as notional cash account balances pursuant to the terms of the Director Deferred Compensation Plan and paid in accordance with the applicable participant deferral elections thereunder (or at such earlier time as may be permitted without the imposition of any additional Taxes or penalties under section 409A of the Code).
Section 2.7    Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, Shares outstanding immediately prior to the Effective Time shall not be converted into the right to receive Merger Consideration if they are held by a holder who (a) has not voted in favor of the Merger or consented thereto, (b) has properly demanded appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and (c) as of the Effective Time, has not effectively waived, withdrawn or lost its rights to such appraisal under the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or effectively waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such Shares). Instead of being converted into the right to receive Merger Consideration as of the Effective Time, such Dissenting Shares shall be entitled to receive only such consideration as shall be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL; provided that if any such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost such holder’s right to appraisal and payment under Section 262 of the DGCL, then (i) the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease and (ii) such holder’s Dissenting Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (without interest and less any amounts entitled to be deducted or withheld pursuant to Section 3.2) upon the surrender of the Book-Entry Shares previously representing such Dissenting Shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of the fair value of any Shares under the DGCL, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct, in consultation with the Company, any negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or settle, or offer to settle, any such demands. Prior to the Closing, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

Section 2.8    Certificate of Non-USRPHC Status. At the Closing, the Company shall deliver to Parent a duly executed (a) certificate, in accordance with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that the Company is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, dated no more than thirty (30) days before the Closing Date, and (b) notice letter from the Company to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), which certificate and letter Parent is hereby authorized to mail to the IRS on the Company’s behalf following the Closing. In the event the Company fails to deliver such notice and copy of the certificate described in this Section 2.8, Parent’s sole remedy shall be to withhold from consideration otherwise payable pursuant to Section 3.2.
ARTICLE III
EXCHANGE OF SHARES

Section 3.1    Surrender and Payment.
(a)    Prior to the Effective Time, Parent shall appoint a bank, trust company or nationally recognized stockholder services provider or such other Person reasonably acceptable to the Company as paying agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which the holders of such Shares shall become entitled pursuant to, and in accordance with, Section 2.5. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.5 (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration in the Merger.

(b)    No holder of Book-Entry Shares shall be required to deliver a share certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 2.5. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and as promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to pay and deliver, the Merger Consideration to which such holder is entitled to receive as a result of the Merger pursuant to Section 2.5.
(c)    Payment of the aggregate Merger Consideration with respect to Book-Entry Shares shall be made only to the Person in whose name such Book-Entry Shares are registered.
(d)    All Merger Consideration paid upon the surrender of and in exchange for Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there shall be no further registration of transfers of Shares made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Book-Entry Shares are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be canceled and exchanged for the consideration provided for by, and in accordance with the procedures set forth in, Article II and this Article III.
(e)    Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.1(a) that remains unclaimed by the holders of Shares one (1) year after the Effective Time shall be returned to Parent, or transferred as otherwise directed by Parent, upon demand, and any such holder who has not exchanged such holder’s Shares for the Merger Consideration in accordance with this Section 3.1 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Shares two (2) years after the Effective Time, or such earlier time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.
(f)    The Paying Agent shall invest any cash deposited by or on behalf of Parent pursuant to Section 3.1(a) as directed by Parent; provided that (i) in no event shall any losses on such investments affect the cash payable to former holders of Shares pursuant to this Article III, and (ii) such investments shall be in (A) obligations of or guaranteed by the United States of America, (B) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (C) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion or (D) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such investment instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be paid promptly to Parent. To the extent there are any losses with respect to any investments of the funds deposited with the Paying Agent, or the funds shall for any other reason, including the Dissenting Shares losing their status as such, not be sufficient for the Paying Agent to make prompt payment of the Merger Consideration, then upon demand by the Paying Agent, Parent shall promptly reimburse any such loss or otherwise provide additional funds (by wire transfer of immediately available funds) so as to ensure that the funds are at all times maintained at a level sufficient for the Paying Agent to make all payments contemplated by this Agreement to be made by the Paying Agent.

(g)    The payment of any transfer, documentary, sales, use, stamp, registration, recording, value added and other similar Taxes and fees incurred by a holder of Shares in connection with the Merger, as well as the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the responsibility solely of such holder.
Section 3.2    Withholding Rights. If and to the extent required under any provision of applicable Law, each of the Surviving Corporation, Parent, the Company, Merger Sub and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Person in respect of which such deduction and withholding was made.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent that, except as disclosed (i) in the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein but excluding any disclosures in such Company SEC Documents in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature), in each case, that have been publicly filed with or furnished to the SEC prior to the date that was one (1) Business Day prior to the date of this Agreement or (ii) in the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure, notwithstanding the omission of a cross-reference to such other section or subsection):
Section 4.1    Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all corporate power and authority required to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties or assets owned, leased or held by it or the nature of its activities make such qualification necessary, except for those jurisdictions where the failures to be so qualified, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has heretofore made available to Parent true, complete and accurate copies of the Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”). The Company is not in violation of any provision of the Company Charter or the Company Bylaws.

Section 4.2    Corporate Authorization.
(a)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and have been duly authorized by all necessary corporate action, subject to the Company

Stockholder Approval. The affirmative vote (in person or by proxy) of the holders of a majority of the Shares then outstanding in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of, or approval by, the holders of any class or series of the Company Capital Stock or any holder of capital stock of any of the Company’s Subsidiaries necessary to authorize or adopt this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law) (collectively, the “Bankruptcy and Equity Exception”).
(b)    The Company Board, at a meeting duly called and held on or prior to the date hereof, has unanimously (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions (including the Merger), (iii) approved the execution, delivery and performance by the Company of this Agreement and, subject to the Company Stockholder Approval, the consummation of the Transactions (including the Merger), (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the holders of Shares and (v) resolved to recommend the adoption of this Agreement by the holders of Shares entitled to vote thereon.
Section 4.3    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or Consent of, any Governmental Entity other than (a) the filing of the Certificate of Merger, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (c) compliance with any applicable requirements of Laws in foreign jurisdictions governing antitrust or merger control matters, (d) compliance with any applicable requirements of the Exchange Act, (e) compliance with any applicable requirements of the Securities Act, (f) the appropriate filings and approvals under the rules of Nasdaq and (g) other actions or filings the absence or omission of which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.4    Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not, assuming compliance with the matters referred to in Section 4.2 and Section 4.3, (a) contravene or conflict with or constitute a violation of the Company Charter or the Company Bylaws or the organizational documents of any Subsidiary of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries, (c) result in a breach of, require any consent under, constitute a default (or an event that with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of, any Material Contract binding upon the Company or any of its Subsidiaries or any Permit or similar authorization held by the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) on any property or other asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or breaches, consents, defaults, rights of termination, cancellations, amendments or accelerations, losses or Encumbrances referred to in clause (c) or (d) that, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.5    Capitalization.
(a)    The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 100,000,000 shares of Company Preferred Stock (together with the Company Common Stock, the “Company Capital Stock”). As of November 5, 2025 (the “Company Measurement Date”), 57,171,217 shares of Company Common Stock were issued and outstanding, 17,000 shares of Series A Preferred Stock were issued and outstanding, 16,100 shares of Series B Preferred Stock were issued and outstanding, 23,000 shares of Series C Preferred Stock were issued and outstanding and 14,000 shares of Series D Preferred Stock were issued and outstanding. All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the Company Measurement Date, there were 166,769 shares of Company Common Stock underlying Company Stock Options, 612,282 shares of Company Common Stock underlying Company RSU Awards, 747,274 and 1,173,634 shares of Company Common Stock underlying Company PSU Awards (at the target and maximum levels of performance, respectively), and 619,691 shares of Company Common Stock reserved for issuance under the Company ESPP. The Company has provided Parent with a true, complete and accurate list (set forth in Section 4.5(a) of the Company Disclosure Letter) as of the Company Measurement Date of (i) the name or employee identification number of each holder of Company Stock Options, Company RSU Awards and Company PSU Awards, (ii) the Company Stock Plan under which such Company Stock Option, Company RSU Award or Company PSU Award was granted, (iii) the number of Shares underlying each outstanding award of Company Stock Options, Company RSU Award and Company PSU Award, in each case, held by such holder (at target and maximum levels of performance), (iv) the grant date of each such Company Stock Option, Company RSU Award and Company PSU Award, (v) the exercise price applicable to each Company Stock Option and (vi) the expiration date of each Company Stock Option.
(b)    Except as set forth in this Section 4.5 and except for changes since the close of business on the Company Measurement Date resulting from (x) the exercise or settlement, as applicable, of Company Equity Awards or ESPP Purchase Rights or (y) the payment, redemption or forfeiture of other securities issued or the grant of Company Equity Awards and ESPP Purchase Rights as permitted by Section 6.1, there are outstanding no (i) shares of capital stock or other voting securities of the Company, (ii) options, warrants or other rights to acquire from the Company any capital stock or voting securities of the Company or securities convertible into or exchangeable for capital stock or voting securities of the Company, (iii) bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or that have or that by their terms may have at any time (whether actual or contingent) the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote, (iv) preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock of the Company, obligating the Company to issue, transfer or sell any capital stock or voting securities of the Company or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing clauses (i) through (iv), including the Company Capital Stock, being referred to collectively as “Company Securities”) and (v) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares or any other Company Securities. Except with respect to Company Equity Awards, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the Company Capital Stock. All outstanding Company Securities have been offered and issued in compliance in all material respects with all applicable Laws, including the Securities Act and “blue sky” Laws.
Section 4.6    Subsidiaries.
(a)    Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all applicable power and authority required to enable it to own, lease or otherwise hold all of its properties and assets and to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has heretofore made available to Parent true, complete and accurate copies of the Organizational Documents of each Subsidiary of the Company, as amended to the date of this Agreement.
(b)    All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Encumbrance (other than Permitted Encumbrances). All outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) (A) options, warrants or other rights to acquire from the Company or any of its Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company, (B) bonds, debentures, notes or other Indebtedness of any Subsidiary of the Company that are linked to, or the value of which is in any way based upon or derived from, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or that have or that by their terms may have at any time (whether actual or contingent) the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote or (C) preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock of any Subsidiary of the Company, obligating the Company or any of its Subsidiaries to issue, transfer or sell any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, the Company or any of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing clauses (i) and (ii) being referred to collectively as “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.
Section 4.7    SEC Filings.
(a)    True, complete and accurate copies of the Company’s (i) annual reports on Form 10-K for its fiscal years ended December 31, 2022, 2023 and 2024, (ii) proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since January 1, 2023 and (iii) other forms, reports, statements, schedules and registration statements filed with the SEC since January 1, 2023 (the documents referred to in this Section 4.7(a) being referred to collectively as the “Company SEC Documents”) are publicly available in EDGAR. The Company’s annual report on Form 10-K for its fiscal year ended December 31, 2024 is referred to herein as the “Company 10-K”.
(b)    As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents) (or, in each case, if amended or supplemented prior to the date of this Agreement, as of the effective date or filing date, as applicable, of such amendment or supplement), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as applicable, and the rules and regulations of the SEC applicable to such Company SEC Documents.
(c)    As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents) (or, in each case, if amended or supplemented prior to the date of this Agreement, as of the effective date or filing date, as applicable, of such amendment or supplement), no Company SEC Document contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(d)    The Company has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, proxy statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2023. To the Knowledge of the Company, none of the Company SEC Documents is the subject of an ongoing SEC review or outstanding SEC investigation. There are no outstanding or unresolved comments (including in any comment letters of the staff of the SEC) received from the SEC with respect or relating to any of the Company SEC Documents.
Section 4.8    Financial Statements.
(a)    The audited and unaudited financial statements of the Company (including any related notes and schedules) included or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing with the SEC, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be described in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations, cash flows and stockholders’ equity of the Company and its Subsidiaries for the periods then ended (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments), all in conformity with GAAP and the applicable rules and regulations of the SEC.
(b)    The Company has made available to Parent true, complete and accurate copies of the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Statutory Statements”): (i) the annual statement of each Insurance Company as of and for the annual periods ended December 31, 2022, 2023 and 2024, in each case as filed with the applicable Domiciliary Department of Insurance for such Insurance

Company, and (ii) the quarterly statements of each Insurance Company as of and for the quarterly period ended June 30, 2025, in each case as filed with the Domiciliary Department of Insurance of such Insurance Company. The Statutory Statements have been prepared in all material respects in accordance with SAP applied consistently throughout the periods presented, and present fairly, in all material respects, the statutory financial position and results of operations of the Insurance Companies as of their respective dates and for the respective periods covered thereby.
Section 4.9    Proxy Statement. The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the information provided by the Company to be included or incorporated by reference in the Proxy Statement, will, at the date the Proxy Statement, or any amendment or supplement thereto (x) is filed with the SEC, (y) if applicable, is mailed to the holders of Shares and (z) at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained or incorporated by reference in the Proxy Statement.

Section 4.10    Controls and Procedures.
(a)    Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to Company SEC Documents and the statements contained in such certifications are true and accurate in all material respects. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the respective meanings given to such terms in the Sarbanes-Oxley Act.
(b)    The Company maintains, on behalf of itself and its Subsidiaries, a system of internal control over financial reporting (as such terms are defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are made only in accordance with authorizations of the Company’s management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements.
(c)    The Company has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) reasonably designed to ensure that material information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that such information is communicated to the Company’s management by others within the Company and its Subsidiaries as appropriate to allow timely decisions regarding required disclosure and (ii) disclosed, based on its most recent evaluation of internal control over financial reporting, to its auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (x) that could adversely affect its ability to record, process, summarize and report financial data and (y) have not been subsequently remediated and (B) any fraud that involves management or other employees who have a significant role in its internal control over financial reporting.
(d)    Since January 1, 2023, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor or other Representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.
(e)    Neither the Company nor any of its Subsidiaries is a party to, nor do they have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).
(f)    The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.
Section 4.11    Absence of Certain Changes. From the Company Balance Sheet Date to the date hereof, (a) the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects consistent with past practice, (b) there has not been any event, occurrence, change or development of a state of circumstances or facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have required Parent’s consent under any of subparagraphs (a), (b), (c), (d), (e), (g)(ii), (g)(iii), (g)(v), (g)(vii), (g)(viii), (j), (l), (m) or (p) of Section 6.1 had the restrictions thereunder been in effect since the Company Balance Sheet Date.
Section 4.12    No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than (a) liabilities reflected or reserved against in the Company Balance Sheet (including the notes thereto), (b) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, (c) liabilities that, individually or in the aggregate, are not, and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (d) liabilities arising under this Agreement or incurred in connection with the Transactions.

Section 4.13    Litigation.
(a)    There is no Proceeding (other than ordinary course claims within applicable policy limits made under or in connection with Insurance Contracts issued by one or more Insurance Companies) pending by, against, or, to the Knowledge of the Company, threatened by, against or affecting, the Company, any of its Subsidiaries or any of their respective officers or directors in their capacities as such, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)    There is no order, ruling, award, decree, writ, injunction or judgment to which the Company or any of Subsidiaries is subject that, individually or in the aggregate, is, or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(c)    There is no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries that is pending or is being threatened in writing that,

individually or in the aggregate, is, or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.14    Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto) and except as, individually or in the aggregate, is not, and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:
(a)(i) all Tax Returns required to be filed with any Taxing Authority by, or with respect to, the Company and its Subsidiaries have been duly and timely filed in accordance with all applicable Laws, (ii) the Company and its Subsidiaries have timely paid all Taxes due and owing (whether or not shown on such Tax Returns) and (iii) all of such Tax Returns are true, correct and complete in all respects (other than, in the case of clause (i) or (ii) hereof, with respect to any Taxes or Tax Returns (or positions taken therein) that are being contested, or for which any position has been taken, in good faith and for which adequate reserves are reflected on the Company Balance Sheet, as adjusted for operations in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet);
(b)the Company and each Subsidiary of the Company have complied with all applicable Laws relating to withholding and reporting (including information reporting) of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid over;
(c)neither the Company nor any Subsidiary of the Company has received written notice from any jurisdiction in which the Company or such Subsidiary has not paid a particular type of Tax or filed a particular type of Tax Return that the Company or such Subsidiary is required to file such Tax Return or pay such Tax in such jurisdiction;
(d)(i) no deficiency for any Tax has been asserted or assessed by a Taxing Authority in writing against the Company or any Subsidiary of the Company which deficiency has not been paid, settled or withdrawn and (ii) there is no action, suit, proceeding, audit, claim, dispute, assessment, inquiry, administrative or judicial proceeding (each, a “Tax Proceeding”) now ongoing, proposed in writing or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Return;
(e)neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two (2) years prior to the date of this Agreement;
(f)neither the Company nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes with respect to any Tax Returns of the Company or any of its Subsidiaries, and no power of attorney has been granted with respect to any matter relating to Taxes of any of the Company or any of its Subsidiaries that is currently in effect;
(g)neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation for any Tax imposed on any entity other than such Person under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except (i) for any such agreement or arrangement solely between or among any of the Company and its Subsidiaries, (ii) as provided in any customary partnership indemnification provisions in any partnership or limited liability company agreement of any Subsidiary of the Company or in which such Subsidiary is or was a member or limited partner, or (iii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements), or has any liability for Taxes of another Person (other than a member of the affiliated group for which the Company or any of its Subsidiaries is or was the common parent) as the result of the application of Treasury Regulations Section 1.1502-6 (and any corresponding or similar provision of state, local, non-U.S. Tax Law) or as a transferee or successor;
(h)neither the Company nor any of its Subsidiaries has participated in any “listed transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or corresponding or similar provision of state, local, non-U.S. Tax Law;
(i)there are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries;
(j)neither the Company nor any of its Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code or has been issued any private letter rulings, technical advice memoranda or similar agreement by any Governmental Entity, in any case, that would be binding upon the Company or any of its Subsidiaries after the Closing;
(k)neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in or incorrect method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (including by reason of Section 807(f)) (or any corresponding provision of state, local or non-U.S. Tax Law), (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount (other than insurance premiums on policies written by an Insurance Company) received on or prior to the Closing Date;
(l)each of the Insurance Companies is and has been treated as a life insurance company under Section 816(a) of the Code subject to U.S. federal income taxation under Section 801 of the Code;
(m)neither the Company nor any of its Subsidiaries has or has had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business that would subject it to net income taxation outside its respective country of incorporation or organization, as applicable; and
(n)to the Knowledge of the Company, the amount to be paid to MetLife, Inc. under the Tax Receivables Agreement as an early termination payment resulting from the execution of this Agreement does not exceed the amount set forth on Section 4.14(n) of the Company Disclosure Letter.
Section 4.15    Employee Benefit Plans; Employment Matters.
(a)    The Company has provided Parent with a true, complete and accurate list (set forth in Section 4.15(a) of the Company Disclosure Letter) identifying each material Company Benefit Plan.
(b)    With respect to each material Company Benefit Plan, the Company has made available to Parent true, complete and accurate copies of, as applicable: (i) the plan document, including all amendments thereto (or, in the case of any material unwritten Company Benefit

Plan, a description thereof), (ii) each related trust agreement, insurance contract or policy or other funding instrument and all amendments thereto, (iii) the most recent annual report on Form 5500, including all schedules and attachments thereto, (iv) the most recent ERISA summary plan description and all summaries of material modifications thereto, (v) the most recently received determination, opinion or advisory letter from the IRS, (vi) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (vii) all material non-routine correspondence to and from any Governmental Entity since January 1, 2023.
(c)    Except where the failure to so comply, individually or in the aggregate, is not, and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Law (including ERISA and the Code) and complies in form with the requirements of such applicable Laws, (ii) all contributions required to be made with respect to any Company Benefit Plan have been timely made and deposited, and (iii) all material reports, returns, notices and similar documents required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been timely filed or distributed.
(d)    There is no Proceeding pending or, to the Knowledge of the Company, threatened against any Company Benefit Plan, any fiduciary thereof, or the Company or any of its Subsidiaries with respect to any Company Benefit Plan by or on behalf of any employee, former employee or beneficiary covered under any such Company Benefit Plan (other than routine claims for benefits) that, individually or in the aggregate, would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no facts or circumstances exist that, individually or in the aggregate, would be reasonably expected to give rise to any such Proceeding. No Company Benefit Plan is, or since January 1, 2023 has been, the subject of an examination, investigation or audit by a Governmental Entity, or is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(e)    Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has within the previous six (6) years maintained, sponsored, contributed to (or had an obligation to contribute to) or currently maintains, sponsors or participates in, contributes to (or has an obligation to contribute to) or otherwise has any material current or contingent liability with respect to any: (i) defined benefit pension plan, including any Title IV Plan, (ii) Multiemployer Plan that is subject to Title IV of ERISA, (iii) multiple employer plan that is subject to Section 413(c) of the Code or Sections 4063 or 4064 or ERISA or (iv) “multiple employer welfare arrangement”, as defined in Section 3(40) of ERISA.
(f)    Except where the failure to so comply, individually or in the aggregate, is not, and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, with respect to each Title IV Plan: (i) no liability under Title IV of Section 302 of ERISA has been incurred by the Company nor any ERISA Affiliate that has not been satisfied in full, and no condition exists that would reasonably be expected to present a risk to the Company or any ERISA Affiliate of incurring any such liability, other than any liability for premiums due to the PBGC, which premiums have been paid in full when due, (ii) the minimum funding standards under Section 302 of ERISA and Section 412 of the Code have been satisfied in all material respects and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (iii) there has been no event described in Section 4062(e) of ERISA and the consummation of the Transactions will not result in any event described in Section 4062(e) of ERISA, (iv) no notice of intent to terminate any such Title IV Plan has been filed, and no amendment to treat a Title IV as terminated has been adopted, and no proceeding has been commenced by the PBGC to terminate any such Title IV Plan, and (v) no reportable event, within the meaning of Section 4043 of ERISA, has occurred or would reasonably be expected to occur as a result of the consummation of the Transactions, other than an event for which the reporting requirements have been waived under ERISA. Without limiting this paragraph (f), no circumstances exist that would reasonably be expected to result in any Controlled Group Liability of the Company or any ERISA Affiliate that would be a material liability of Parent or its Affiliates (including the Company) following the Closing.
(g)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) is the subject of a favorable determination letter, opinion letter or advisory letter, if applicable, from the IRS regarding the Tax-qualified status of such Company Benefit Plan and (ii) the trusts maintained thereunder are exempt from Taxes under Section 501(a) of the Code. To the Knowledge of the Company, no event has occurred or condition exists that, individually or in the aggregate has, or would reasonably be expected to adversely affect the Tax-qualified status of such Company Benefit Plan and trust.
(h)    No Company Benefit Plan that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) provides post-termination or retiree life insurance, health or other welfare benefits or coverage to any person, except as may be required by Section 4980B of the Code or any similar Law.
(i)    With respect to each Company Benefit Plan, (i) neither the Company nor its Subsidiaries have engaged in, and to the Knowledge of the Company no other Person has engaged in, any non-exempt “prohibited transaction”, as defined in Section 406 of ERISA or Section 4975 of the Code and (ii) none of the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Company Benefit Plan that, in the case of (i) or (ii) above, would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, taken as a whole.
(j)    Except as otherwise contemplated under this Agreement, neither the execution nor delivery of this Agreement, stockholder approval of this Agreement, nor the consummation of the Transactions would reasonably be expected to, whether alone or in combination with any other event(s), (i) entitle any current or former employee, consultant, officer or other service provider of the Company or any its Subsidiaries to any severance pay, accrued pension benefit or any other payment or benefit, (ii) accelerate the time of payment or vesting, increase the amount of, or enhance the terms of compensation or benefits due to any current or former employee, individual consultant, officer or other individual service provider of the Company, (iii) trigger any contributions to any Company Benefit Plan, trigger any increase or acceleration of any contributions to any Company Benefit Plan, or trigger any other change in the funding or covenant support arrangements for any Company Benefit Plan, or (iv) result in the forgiveness of any loans for the benefit of any current or former employee, individual consultant, officer or other individual service provider of the Company or any its Subsidiaries.
(k)    The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that could reasonably be expected to, individually or in combination with any other payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).
(l)    No Person is entitled to receive any Tax gross-up or other similar additional payment from the Company or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Tax, interest or penalties imposed by

Section 409A of the Code (or any corresponding similar provision of state, local or non-U.S. law).
(m)    Each Company Stock Option has been granted with an exercise price no less than the fair market value of the underlying Share as of the date of such grant.
(n)    Neither the Company nor any of its Subsidiaries is or has been, since January 1, 2023, a party to, bound by, or negotiating a collective bargaining agreement or other agreement with any labor union, works council, trade union, labor association or other employee representative organization (a “Collective Bargaining Agreement”), and no employees of the Company or any of its Subsidiaries are represented by any such labor union, works council, trade union, labor association or other employee representative organization with respect to their employment with the Company or any of its Subsidiaries. To the Knowledge of the Company, there is not, and there has not been since January 1, 2023, any effort or activity by any labor union, works council, trade union, labor association or other employee representative organization to organize any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is, or since January 1, 2023 has been, a party or subject to, any material dispute or controversy with a labor union, works council, trade union, labor association or other employee representative organization, nor since January 1, 2023 has the Company or any of its Subsidiaries experienced, nor are the Company or any of its Subsidiaries currently experiencing, any actual or, to the Knowledge of the Company, threatened labor strikes, work slowdowns, lock-outs, work stoppages, recognitional picketing, handbilling, labor arbitrations, material grievances, or unfair labor practice charges or proceedings, and to the Knowledge of the Company, none are, or since January 1, 2023 have been, threatened.
(o)    The Company and each of its Subsidiaries are in compliance and, since January 1, 2023, have complied with all applicable Laws relating to labor, employment and employment practices, including applicable Laws that relate to wages, hours, wage payment, classification of employees and service providers (including as exempt or non-exempt and as an employee versus individual independent contractor), employee leave issues, fair employment practices, hiring, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings and layoffs (including the WARN Act), affirmative action, discrimination in employment (including diversity, equity and inclusion), harassment, retaliation, automated employment decision tools and other artificial intelligence, disability rights or benefits, equal employment opportunity, immigration (including applicable I-9 Laws), labor relations and collective bargaining, and unemployment insurance, in each case, except for any instances of non-compliance that, individually or in the aggregate, are not, and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(p)    Since January 1, 2023, (i) no allegations of sexual harassment or other sexual misconduct have been made against any director, officer, or other employee of the Company or its Subsidiaries with managerial or supervisory responsibilities and (ii) there are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Company, threatened that involve any allegations of sexual harassment, sexual misconduct, discrimination or any other type of similar misconduct by any director, officer, or other employee of the Company or any of its Subsidiaries with managerial or supervisory responsibilities. Since January 1, 2023, neither the Company nor any of its Subsidiaries has been a party to any settlement agreement related to allegations of sexual harassment, sexual misconduct, discrimination or any other type of similar misconduct by any director, officer of the Company or any of its Subsidiaries, or employee with managerial or supervisory responsibilities.
(q)    Neither the Company nor any of its Subsidiaries is delinquent in payments to any current or former employee or individual independent contractor of the Company or any of its Subsidiaries for any amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business or as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(r)    To the Knowledge of the Company, as of the date hereof, no employee of the Company at the level of Vice President or higher is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such individual relating to (A) the right of any such individual to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.
(s)    The Company and each of its Subsidiaries are and, since January 1, 2023, have been in full compliance with the WARN Act, and neither the Company nor any of its Subsidiaries has taken any action, at any time since January 1, 2023, that would require notification of any of the current or former employees of the Company or any of its Subsidiaries pursuant to the provisions of the WARN Act.
Section 4.16    Compliance with Laws.
(a)    Neither the Company nor any of its Subsidiaries is in violation of, or has since January 1, 2023, violated, any applicable provisions of any Laws except for any violations that, individually or in the aggregate, are not, and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2023, neither the Company nor any Subsidiary thereof has been given written notice of, or been charged with, any violation of, any applicable Law, except for any violation that, individually or in the aggregate, is not, and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)    Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, or, to the Knowledge of the Company, employees, agents, or any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries are in violation of, or has since January 1, 2023, violated, any applicable provisions of (i) any Anti-Money Laundering Laws or (ii) the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act, or any similar anti-bribery or anticorruption Laws, or since April 24, 2019, violated any applicable provisions of any Economic Sanctions/Trade Laws, in each case, except for any violation that, individually or in the aggregate, is not, and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company, its Subsidiaries, or any of their respective directors, officers or employees is a Sanctions Target. The Company and its Subsidiaries have adopted and maintained written policies, procedures and internal control reasonably designed to ensure compliance with all applicable Economic Sanctions/Trade Laws, Anti-Money Laundering Laws and anti-bribery and anti-corruption Laws.
(c)    Neither the Company nor any of its Subsidiaries has, since January 1, 2023 with respect to Anti-Money Laundering Laws, and since April 24, 2019 with respect to Economic Sanctions/Trade Laws, (i) made any voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any non-compliance with Economic Sanctions/Trade Laws or Anti-Money Laundering Laws, (ii) been the subject of an investigation, inquiry or enforcement proceeding relating to Economic Sanctions/Trade Laws or Anti-Money Laundering Laws, nor has any such investigation, inquiry or enforcement been threatened in writing or (iii) received any notice, request, penalty, or citation for any actual or potential non-compliance with Economic Sanctions/Trade Laws or Anti-Money Laundering Laws.

Section 4.17    Environmental Matters. Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity or other Person alleging that the Company or any Subsidiary is in violation of any applicable Environmental Law and (b) the Company and its Subsidiaries are in compliance with applicable Environmental Laws.

Section 4.18    Title to Properties.
(a)    Neither the Company nor any of its Subsidiaries owns any real property (excluding any interest in real property owned or otherwise held by the Company or any of its Subsidiaries directly or indirectly as, or through, Investment Assets).
(b)    Section 4.18(b) of the Company Disclosure Letter sets forth a true, complete and accurate list of all real property leased by the Company or any of its Subsidiaries that is material to the business of the Company as currently conducted. Each of the Company and its Subsidiaries has complied with the terms of all leases pursuant to which the Company or any of its Subsidiaries has a leasehold interest in any real property (excluding any leasehold interests held by the Company or any of its Subsidiaries, directly or indirectly, as or through its Investment Assets) (the “Company Leases”), and all such Company Leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, there are no unresolved disputes between the Company or any of its Subsidiaries and any landlord under the Company Leases, nor are there any pending claims or events of default or threats of any claims or events of default with respect to any Company Lease.
Section 4.19    Material Contracts.
(a)    Except for (w) this Agreement, (x) each Contract that relates to the ownership of Investment Assets (except as expressly provided in Section 4.19(a)(viii)), (y) each Company Benefit Plan and (z) each Contract filed as an exhibit to the Company SEC Documents, Section 4.19(a) of the Company Disclosure Letter sets forth a true, complete and accurate list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Benefit Plans and Insurance Contracts) that:
(i)    are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii)    are with an affiliate that are or would be required to be disclosed under Item 404(a) of Regulation S-K under the Exchange Act;
(iii)    relate to the formation or management of any joint venture, partnership or other similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole;
(iv)    provide for (A) Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $10,000,000 (other than any Indebtedness between or among any of the Company or any of its Subsidiaries) or (B) a guarantee by the Company or any of its Subsidiaries of Indebtedness of any person other than the Company or a wholly owned Subsidiary of the Company;

(v)    involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business, in each case, for aggregate consideration under such Contract in excess of $25,000,000 (excluding acquisitions or dispositions of Investment Assets);
(vi)    prohibit, limit or restrict the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;
(vii)    prohibit the (A) pledging of the capital of the Company or any wholly owned Subsidiary of the Company or (B) issuance of any guarantee by the Company or any Subsidiary of the Company;
(viii)    are investment advisory or investment management agreements to which the Company or any of its Subsidiaries is a party or under which any Investment Asset is invested or managed or any third party has the right or power to make discretionary or investment decisions with respect to any Investment Asset;
(ix)    involve the settlement of any pending or threatened claim, action or proceeding that requires payment obligations after the date hereof in excess of $5,000,000;
(x)    (A) limit in any material respect either the line or type of business in which the Company or any of its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business (including through “non-competition” or “exclusivity” provisions), (B) grant any right of first refusal, right of first offer, or similar right to any material assets, rights or properties of the Company or any of its Subsidiaries or (C) obligate the Company or any of its Subsidiaries to conduct business on a preferential basis or that contains a “most favored nation” or similar covenant with any third party;
(xi)    involve or would reasonably be expected to involve aggregate payments by the Company and its Subsidiaries for services or goods received in excess of $5,000,000 in the twelve (12)-month period ended December 31, 2024, other than those terminable on less than ninety (90) days’ notice without payment by the Company or any of its Subsidiaries of any material penalty;
(xii)    outsources any material function or part of the business of the Company or any of its Subsidiaries to any Person, other than the Company or any Subsidiary thereof;
(xiii)    are Company Leases where annual base rent is in excess of $500,000;
(xiv)    restrict in any material respect the Company or any of its Subsidiaries in its right to assert, use or register any material Company Intellectual Property, including coexistence agreements, settlement agreements, covenants not to sue or similar agreements or arrangements;
(xv)    the Company or any of its Subsidiaries grants or obtains rights to material Intellectual Property, in each case, for aggregate consideration under such Contract in excess of $500,000 and excluding (A) Contracts granting rights to use generally commercially available, off-the-shelf software (including “shrink-wrap” or “click-wrap” agreements), (B) any license to Open Source Software, (C) confidentiality and non-disclosure agreements, (D) Contracts entered into in connection with the engagement of an employee, pursuant to which the employee assigns to the Company or any of its

Subsidiaries any Intellectual Property developed by the employee in the ordinary course of their employment, or (E) licenses to Intellectual Property that are incidental to the transaction contemplated in such Contract (the commercial purpose of which is primarily for something other than such license); or
(xvi)    are Collective Bargaining Agreements.
(b)    Each Material Contract is a valid and binding obligation of the Company or its Subsidiary that is party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable by the Company or the applicable Subsidiary, in each case, subject to the Bankruptcy and Equity Exception, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.20    Intellectual Property, Information Technology and Data Privacy.
(a)    Section 4.20(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, complete and accurate list of all patents, trademark and copyright registrations, domain name registrations and applications for registration for any of the foregoing, in each case, that are included in the Company Intellectual Property (“Registered Intellectual Property”). Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Registered Intellectual Property is valid and enforceable, (ii) the Company and its Subsidiaries (A) own the entire right, title and interest in and to the Registered Intellectual Property, and (B) own or have a valid license to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted, in the case of clauses (ii)(A) and (ii)(B) free and clear of any Encumbrances, other than Permitted Encumbrances and (iii) no claim is pending, or to the Knowledge of the Company, threatened in writing challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Company Intellectual Property.
(b)    Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, (i) the conduct of the business of the Company and its Subsidiaries as conducted since January 1, 2023 does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person and (ii) there is no infringement, misappropriation or other violation by any Person of the Company Intellectual Property. Since January 1, 2023, the Company has not received any written notice alleging, that the conduct of the business of the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person.
(c)    The Company and its Subsidiaries have implemented and maintained in all material respects a commercially reasonable security program, including policies, procedures and other safeguards, designed to protect the confidentiality of trade secrets, confidential information and Personal Information in their possession or control. To the Knowledge of the Company, since January 1, 2023, there has been no unauthorized access, use, disclosure or other breach of any trade secrets, confidential information or Personal Information, in each case, that are material to, and owned or controlled by, the Company or any of its Subsidiaries.
(d)    Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have complied in all material respects with all applicable Laws, Contracts and their own respective policies relating to the collection, storage, use, disclosure and transfer of Personal Information and (ii) neither the Company nor any of its Subsidiaries has received a written complaint from any Governmental Entity or any other third party regarding its collection, storage, use, disclosure or transfer of Personal Information (excluding data subject access requests and other similar consumer inquiries or requests received in the ordinary course of business) that is pending or unresolved.
(e)    Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, with respect to the Systems, since January 1, 2023, (i) there has not been any malfunction, unplanned downtime or service interruption that has not been remedied, or is in the process of being remedied and (ii) the Company and its Subsidiaries have taken commercially reasonable steps designed to avoid introduction of contaminants (e.g., any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry)) into the Systems, to the Knowledge of the Company, there has been no breach of information security, cybersecurity incident (including ransomware of distributed denial of service attacks) or other unauthorized access to or use of the Systems. Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company has implemented commercially reasonable security, back-ups, disaster recovery arrangements and hardware and software support and maintenance designed to minimize the risk of material error, breakdown, failure, or security breach occurring.
(f)    Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2023, the Company and its Subsidiaries have not used any Open Source Software in a manner that would require any material software included in the Company Intellectual Property to be made available or distributed to third parties other than in executable form.
Section 4.21    Permits. The Company and its Subsidiaries hold, and since January 1, 2023, have held, all Permits necessary for the lawful conduct of its business and the use of its assets as currently conducted, and all such Permits held by the Company and its Subsidiaries are, and since January 1, 2023 have been, valid and in full force and effect, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each of the Company and each of its Subsidiaries is in compliance with the terms and requirements of such Permits, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2023, neither the Company nor any Subsidiary thereof is in violation of any such Permit, except for any violation that, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.22    Brokers; Financial Advisors. Except for Goldman Sachs & Co. LLC (“Goldman Sachs”) and Wells Fargo Securities, LLC (“Wells Fargo”), the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission in connection with any of the Transactions (including the Merger) as a result of being engaged by the Company or any of its Subsidiaries. The Company has heretofore provided to Parent, on a confidential basis, under its engagement letters with Goldman Sachs and Wells Fargo or any Affiliate thereof in connection with any of the Transactions (including the Merger), (i) a good faith estimate of the fees payable and to be payable by the Company and (ii) summaries of the material terms of such engagement letters.
Section 4.23    Opinions of Financial Advisors. The Company has received the opinion of each of Goldman Sachs and Wells Fargo to the effect that, as of the date of this Agreement and based upon and subject to the limitations, factors, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of the Shares (other than Excluded Shares and Dissenting Shares) in the proposed Merger is fair, from a financial view, to such holders. The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a copy of each such opinion as soon as practicable on or after the date of this Agreement.
Section 4.24    Insurance. Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as the Company believes to be commercially reasonable. Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all such insurance policies are in full force and effect and all premiums due thereunder have been paid when due, and there is no existing breach, default or event that, with the giving of notice or lapse of time or both, would constitute a breach or default, by any insured thereunder.
Section 4.25    Rights Agreements; Takeover Statutes. The Company is not party to any shareholder rights agreement, “poison pill,” voting trust or similar anti-takeover agreement or plan. The Company Board has taken all necessary action to render inapplicable to this Agreement and the Transactions (including the Merger) the restrictions on “business combination” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL and no other Takeover Law or any similar provision in the Company Charter or Company Bylaws applies to the Company with respect to this Agreement or the Merger or would reasonably be expected to restrict or prohibit the execution of this Agreement, each Party performing its obligations or the consummation of the Transactions.
Section 4.26    Related Person Transactions. Neither the Company nor any of its Subsidiaries is a party to any Contract, transaction or arrangement with (a) any direct or indirect beneficial owner of five percent or more of the issued and outstanding shares of Company Common Stock, (b) any present or former director or officer of such Persons, (c) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing or (d) of a type that would be required, but has not been, disclosed under Item 404 of Regulation S-K under the Exchange Act (any Contract, transaction or other arrangement of the type described in this sentence, a “Related Person Transaction”), except for, in each case of clauses (a) through (d), employment or compensation agreements, arrangements with directors and officers, and director and officer indemnity agreements, in each case made in the ordinary course of business, consistent with past practice.
Section 4.27    Actuarial Appraisal; Reserves.
(a)    The Company has delivered to Parent a true, complete and accurate copy of the Actuarial Appraisal. As of the date hereof, Milliman has not notified the Company or any of its Affiliates that the Actuarial Appraisal is inaccurate in any material respect and the Company does not have Knowledge of any such inaccuracy. The factual information and data provided by Company and its Affiliates to Milliman expressly in connection with the preparation of the

Actuarial Appraisal were (i) accurate in all material respects as of the date so provided, subject in each case to any limitations and qualifications contained in the Actuarial Appraisal and (ii) obtained from the books and records of the relevant Insurance Companies. As of the date hereof, Milliman has not issued to the Company or its Affiliates any new or revised report with respect to the Insurance Companies or provided any errata with respect to the Actuarial Appraisal.
(b)    The Reserves of each Insurance Company contained in its Statutory Statements as of and for the annual periods ended December 31, 2022, 2023 and 2024, in each case, (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied and were fairly stated in accordance with sound actuarial principles (in each case, except as otherwise noted in such Statutory Statements) and (ii) satisfied the requirements of all applicable Law in all material respects, except as otherwise noted in such Statutory Statements and notes thereto included in such Statutory Statements.
Section 4.28    Reinsurance.
(a)    Section 4.28(a)(i) of the Company Disclosure Letter sets forth a true, complete and accurate list of all of the material reinsurance agreements to which the Company or any of its Subsidiaries is a party as of the date hereof (each, a “Reinsurance Agreement”), each of which is in full force and effect in accordance with its terms. The Company has made available to Parent a true, complete and accurate copy of each Reinsurance Agreement in effect as of the date hereof. Each Reinsurance Agreement is a valid and binding obligation of the Company or its Subsidiary that is party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable against the Company or the applicable Subsidiary, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, in each case, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the other parties to any Reinsurance Agreement, is in material default or material breach or has failed to perform any material obligation under any such Reinsurance Agreement. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any such Reinsurance Agreement and there are no pending Proceedings with respect to any Reinsurance Agreement.
(b)    Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written notice from any applicable reinsurer that any amount of reinsurance ceded by the Company or any of its Subsidiaries, as applicable, to such counterparty will be uncollectible or otherwise defaulted upon, (ii) to the Knowledge of the Company, no party to a Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (iii) there are no, and since January 1, 2023, there have been no, disputes under any Reinsurance Agreement other than disputes in the ordinary course for which adequate loss reserves have been established and (iv) the Company and each of its Subsidiaries that is party to a Reinsurance Agreement, as applicable, is entitled under any applicable Insurance Laws and SAP to take full reinsurance credit in its Statutory Statements for all amounts reflected therein that are recoverable by it pursuant to any Reinsurance Agreement and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its Statutory Statements, and no Governmental Entity has objected in writing to such characterization and accounting.

Section 4.29    Investment Assets.
(a)    The annual Statutory Statement of each Insurance Company as of and for the annual period ended December 31, 2024 contains a true, complete and accurate list of all Investment Assets that were carried on the books and records of each respective Insurance Company as of December 31, 2024. Except for Investment Assets that matured or were sold, redeemed or otherwise disposed of in the ordinary course of business consistent with past practice, or as permitted or otherwise contemplated by this Agreement, after December 31, 2024, each of the Insurance Companies, as applicable, has good, valid and marketable title to all of the Investment Assets stated in such annual Statutory Statement.
(b)    Section 4.29(b) of the Company Disclosure Letter sets forth the aggregate amount, as of June 30, 2025, of the unfunded funding obligations, capital commitments, note purchase commitments and any other commitments of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets (the “Unfunded Commitments”). Section 4.29(b) of the Company Disclosure Letter sets forth a list, as of June 30, 2025, of the individual Unfunded Commitments in excess of $10,000,000.
Section 4.30    Insurance Business.
(a)    Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2023 the business of each Insurance Company has been conducted in compliance with applicable Insurance Laws. Except as individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) since January 1, 2023, no Insurance Regulator has alleged in writing that any Insurance Company has violated in any material respect any applicable Insurance Laws, (ii) there is no pending or, to the Knowledge of the Company, charge threatened in writing by any Insurance Regulator that any Insurance Company has violated, nor is there any pending nor, to the Knowledge of the Company, investigation threatened in writing by any Insurance Regulator related to possible violations by any Insurance Company of any applicable Insurance Laws, (iii) each Insurance Company has been duly authorized by the relevant Insurance Regulator to issue the Insurance Contracts in the jurisdictions in which it operates and (iv) since January 1, 2023, each Insurance Company has, to the extent applicable, filed all material reports, forms, rates, notices and materials required to be filed by it with any Insurance Regulator. None of the Insurance Companies is subject to any order or decree of any Insurance Regulator, and no Insurance Regulator has revoked, suspended or limited, or, to the Knowledge of the Company knowledge, threatened in writing to revoke, suspend or limit, any license or other permit issued pursuant to applicable Insurance Laws to any Insurance Company.
(b)    None of the Insurance Companies is commercially domiciled under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its jurisdiction of incorporation.
(c)    Neither the Company nor any of the Insurance Companies is subject to any requirement imposed by a Governmental Entity to maintain specified capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable Insurance Laws of general application.
(d)    Section 4.30(d) of the Company Disclosure Letter contains a true, complete and accurate list of all insurance certificates of authority and all other material approvals, authorizations, consents, franchises, licenses, permits, registrations, certificates, accreditations, qualifications, variances and similar rights to write and/or offer and sell insurance products issued to the Companies and Subsidiaries by any Insurance Regulator or other Governmental Entity (collectively, the “Insurance Licenses”). Each Insurance License is in good standing and in full force and effect. The Company and its Subsidiaries are, and since January 1, 2023, have been, in material compliance with the terms of the Insurance Licenses and no revocation, lapse, limitation, suspension or cancellation of any of the Insurance Licenses is pending or, to the Knowledge of the Company, has been threatened. Other than the Insurance Companies, neither the Company nor any of its Subsidiaries conducts or has conducted the business of insurance or reinsurance in any respect.
(e)    The Company has made available to Parent true, complete and accurate copies of (i) all material Insurance Holding Company System Act filings or submissions and any supplements or amendments thereto filed since January 1, 2023, by each Insurance Company with applicable Insurance Regulators and (ii) all material reports of examination (including financial, market conduct and similar examinations) of such Insurance Companies by any Insurance Regulator since January 1, 2023. All material deficiencies or violations noted in the examination reports described in clause (ii) of the preceding sentence have been resolved to the reasonable satisfaction of the applicable Insurance Regulator that noted such deficiency or violation, in each case, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.31    Producers.
(a)    Each of the Insurance Companies and, to the Knowledge of the Company, each of the Producers are, and since January 1, 2023 have been, in connection with the Insurance Contracts, in compliance in all material respects with applicable Law, including all applicable Insurance Laws, regulating the marketing and sale of insurance policies and annuity contracts, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions.
(b)    Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2023, and to the Knowledge of the Company, (i) each Producer, at the time that such Producer sold or produced any Insurance Contract, was duly licensed, authorized and appointed (for the type of business sold or produced by such distributor) in the particular jurisdiction in which such Producer sold or produced such business, and no such Producer violated any term or provision of applicable Law, including any applicable Insurance Law, relating to the sale or production of such business, (ii) no Producer has breached the terms of any agency or broker Contract with any Insurance Company in any material respect or violated any applicable Law, including any applicable Insurance Law, and (iii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation in any material respect of any applicable Law, including any applicable Insurance Law, in connection with such Producer’s actions in his, her or its capacity as a distributor for the Insurance Contracts, and there exists no enforcement or disciplinary proceeding alleging any such violation. There are no outstanding (A) disputes between the Company or any Insurance Company and a Producer concerning material amounts of commissions or other incentive compensation or (B) material amounts owed by any Producer to any Insurance Company.
Section 4.32    Broker-Dealer Matters.
(a)    The Broker-Dealer is, and since January 1, 2023 has been, the only Subsidiary of the Company registered, or required to be registered, as a broker-dealer under the Exchange Act or the applicable Law of any state. The Broker-Dealer is, and at all times so required has been, (i) registered with the SEC as a broker-dealer under the Exchange Act and (ii) registered, licensed or qualified as a broker-dealer under the applicable Law of any state or other jurisdiction (other than the Exchange Act) that it is required to be registered, licensed or qualified. The Broker-Dealer is, and at all times so required has been, a member in good standing of FINRA and any other Self-Regulatory Organization that would require membership or registration in connection with its activities and is in compliance in all material respects with all applicable rules and regulations of each such Self-Regulatory Organization, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)    The Company has made available to Parent a true, complete and accurate copy of (i) the Uniform Application for Broker-Dealer Registration on Form BD of the Broker-Dealer, reflecting all amendments thereto that are in effect on the date hereof (the “Form BD”), (ii) The Broker-Dealer’s membership agreement with FINRA, (iii) each Financial and Operational Combined Uniform Single Report (“Focus Report”) filed since January 1, 2023, and (iv) each other registration, report and material correspondence filed or submitted by the Broker-Dealer with or to any Governmental Entity since January 1, 2023, and will deliver or make available to Parent such forms, registrations, reports and material correspondence as are filed or submitted from and after the date of the transaction contemplated by this Agreement and prior to the Closing. Each Form BD, Focus Report and other registration, report and form filed with or submitted to the SEC or FINRA since January 1, 2023, complied and complies in all material respects with the applicable requirements of the Exchange Act and any other applicable Laws.
(c)    Since January 1, 2023, the Broker-Dealer has filed all regulatory reports, schedules, forms, registrations and other documents that it was required to file with any applicable Governmental Entity, together with any amendments required to be made with respect thereto (collectively, the “BD Regulatory Filings”), and has paid all fees and assessments due and payable in connection therewith. Since January 1, 2023, the information contained in the Broker-Dealer’s BD Regulatory Filings was true, complete and correct in all material respects at the time of filing, and the Broker-Dealer has made all material amendments to such BD Regulatory Filings as it is required to make under any applicable Law.
(d)    Since January 1, 2023, and except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Broker-Dealer, none of the Broker-Dealer or, to the Knowledge of the Company, any of the Broker-Dealer’s officers, directors, security holders, employees or “associated persons” (as such term is defined in the Exchange Act and the rules and bylaws of FINRA) who are individuals (“Associated Persons”) has received written notice of any proceeding, audit, sweep letter, examination or other inquiry by any Governmental Entity pending or, to the Knowledge of the Company, threatened, against the Broker-Dealer or against or involving any officer, director, security holder, employee or Associated Persons of the Broker-Dealer, as the case may be, and no examination or inspection has, to the Knowledge of the Company, been started or completed for which no documentation has been made available to Parent. Neither the Broker-Dealer nor, to the Knowledge of the Company, any Person who is an Associated Person thereof (i) is ineligible or disqualified pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an associated person of a registered broker-dealer or (ii) is or has been subject to “statutory disqualification” within the meaning of Section 3(a) (39) of the Exchange Act, “heightened supervision” under the rules of FINRA, or any other restriction on its activities or future activities under applicable Law. There is no written finding or action pending or, to the Knowledge of the Company, threatened, that would reasonably be expected to result in the Broker-Dealer having its authorization to conduct business as a broker-dealer denied, suspended, revoked, not renewed or restricted or any Associated Person thereof becoming ineligible to act in such capacity or becoming subject to statutory disqualification, heightened supervision, censure or any other limitations on its activities, functions or operations as an Associated Person.
(e)    Neither the Broker-Dealer nor, to the Knowledge of the Company, any Associated Person of the Broker-Dealer is subject to any order or action of any Governmental Entity that permanently enjoins such person from engaging in or continuing to engage in any activity involving or in connection with the activities of the Broker-Dealer as now conducted that has not been disclosed in any Form BD or Form U-4 filed by the Broker-Dealer prior to the date of this Agreement.
(f)    To the Knowledge of the Company, each of the Broker-Dealer’s Associated Persons and independent contractors, who are required under applicable Law to be registered, licensed or qualified as a principal, a representative, an agent or a salesperson (or a limited subcategory thereof) of the Broker-Dealer with any Governmental Entity are, and have been since January 1, 2023 (or such more recent date on which such Person first became associated with the Broker-Dealer), duly registered as such and such registrations are and were, since January 1, 2023 (or such more recent date), in full force and effect, or are or were in the process of being registered as such within the time periods required by any Governmental Entity, as applicable, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(g)    The Broker-Dealer has adopted written supervisory procedures that are reasonably designed to achieve compliance, in all material respects under applicable Law, which have been in all material respects implemented pursuant to and in accordance with FINRA Rule 3120(a).
(h)    Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no written customer complaints with respect to the Broker-Dealer reportable to FINRA pursuant to FINRA Rule 4530 have been made, are pending, or, to the Knowledge of the Company, are threatened, since January 1, 2023.
Section 4.33    Investment Adviser Matters.
(a)    Neither the Company nor any of its Subsidiaries, other than the RIA Subsidiary, meets the definition of “investment adviser” under the Investment Advisers Act or is registered or required to be registered as an investment adviser with the SEC or the securities commission of any state. The RIA Subsidiary is, and at all times required pursuant to applicable Law has been, duly registered, licensed and qualified, as applicable, as an investment adviser with the SEC under the Investment Advisers Act. Each such registration, license or qualification is in full force and effect and no Proceeding is pending, or to the Knowledge of the Company, threatened, to revoke, suspend, cancel or adversely modify any such registration, license or qualification, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)    To the Knowledge of the Company, the RIA Subsidiary is not, and no employee, officer, director or personnel of the RIA Subsidiary is, ineligible or disqualified (i) pursuant to Section 203(e) or 203(f) of the Investment Advisers Act to serve as a registered investment adviser or Person “associated” (as defined in the Investment Advisers Act) with a registered investment adviser or (ii) pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to a registered investment company. To the Knowledge of the Company, since January 1, 2023, the RIA Subsidiary has not received any written notice from any Governmental Entity alleging any such ineligibility or disqualification and no Proceedings are pending or threatened that would reasonably be expected to result in any such ineligibility or disqualification.

(c)    Except with respect to the Registered Funds, the RIA Subsidiary does not act as investment adviser, general partner, managing member, sponsor, commodity pool operator or commodity trading advisor to any other pooled investment vehicle as of the date hereof. The RIA Subsidiary does not act as investment adviser, general partner, managing member, sponsor, commodity pool operator or commodity trading advisor to any private funds or separate accounts.
(d)    Each employee of the RIA Subsidiary who is required to be registered with any Governmental Entity to perform his or her job functions is, and, to the extent required by applicable Law, since the January 1, 2023 (or, if later, the date on which such employee commenced employment with the RIA Subsidiary), has been, duly registered as such and such registration is in full force and effect, except where the failure to be so registered or to have such registration in full force and effect, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.34    Registered Fund and Separate Account Matters.
(a)    Since January 1, 2023, at all times that the RIA Subsidiary was performing investment advisory services for any Registered Fund, there has been in full force and effect a written Advisory Contract for such Registered Fund, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)    Each Advisory Contract with a Registered Fund has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(c)    To the Knowledge of the Company, each Registered Fund is, and at all times since January 1, 2023 has been, operated in compliance in all respects with its respective investment objectives, restrictions and policies, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(d)    The Company has made available to Parent a true, complete and accurate copy of the Form ADV of the RIA Subsidiary as in effect on the date hereof. To the Knowledge of the Company, as of the date of its filing or amendment, the Form ADV of the RIA Subsidiary complied in all material respects with the requirements of applicable Law and did not contain any willfully made untrue statement of a material fact or willfully omit to state a material fact required to be stated therein, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(e)    Section 4.34(e) of the Company Disclosure Letter sets forth (i) a true, complete and accurate list, as of the date hereof, of each Registered Fund and Separate Account, (ii) the total assets under management, as of June 30, 2025, of each Registered Fund or Separate Account, (iii) the entity type and jurisdiction of organization or formation of each Registered Fund or Separate Account, and (iv) the applicable Advisory Contract for each Registered Fund.
(f)    To the Knowledge of the Company, each Registered Fund and Separate Account has been duly organized, is validly existing and is in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under applicable Law, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(g)    To the Knowledge of the Company, all of the outstanding shares or other ownership interests of each Registered Fund and Separate Account are duly authorized and validly issued, and none of such shares or other ownership interests have been issued in material violation of any applicable Laws, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(h)    To the Knowledge of the Company, each Registered Fund is, and has at all times since January 1, 2023 been, operated in compliance with applicable Law and the governing documents and Advisory Contract of such Registered Fund, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(i)    To the Knowledge of Company, each Registered Fund and Separate Account, since January 1, 2023, has made all filings with the SEC required under applicable Law, and each such filing complied with applicable Law at the time it was filed, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The applicable registration statement and prospectus for each Registered Fund and each Separate Account required to be registered under the Investment Company Act did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(j)    To the Knowledge of the Company, none of the RIA Subsidiary, any Registered Fund or any Separate Account has been the recipient of any exemptive order or no action letter upon which the RIA Subsidiary, Registered Fund or Separate Account currently relies for the operation of its business.
(k)    To the Knowledge of the Company, to the extent required by applicable Law, the RIA Subsidiary and each Registered Fund has implemented and maintains a compliance program, including written policies and procedures, (i) reasonably designed to ensure compliance with anti-corruption-related Laws, anti-money laundering-related Laws, and Economic Sanctions/Trade Laws and (ii) regarding insider trading and a code of ethics (including (x) a written code of ethics, as required by Rule 204A-1 under the Investment Advisers Act and (y) policies and procedures pursuant to Rule 206(4)-7 under the Investment Advisers Act). The RIA Subsidiary has designated a chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act. To the Knowledge of the Company, each Registered Fund has implemented and maintained a code of ethics, as required by Rule 17j-1 under the Investment Company Act, and written policies and procedures required by Rule 38a-1 under the Investment Company Act. To the Knowledge of the Company, since January 1, 2023, there have been no material violations by the RIA Subsidiary or any director, officer, employee, agent, representative, sales intermediary or other third party acting on behalf of the RIA Subsidiary or any Registered Fund of such compliance programs, including with respect to such insider trading policy and such code of ethics, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(l)    There is no Proceeding pending by, against, or, to the Knowledge of the Company, threatened by, against or affecting, any Registered Funds that, individually or in the aggregate, is, or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(m)    To the Knowledge of the Company, neither it nor the RIA Subsidiary have received notice that any Registered Fund is terminating or cancelling, or expects to terminate or cancel, any Advisory Contract or other investment management agreement, except for any termination of an Advisory Contract as contemplated under Section 6.6.
(n)    To the Knowledge of the Company, except for routine examinations conducted by any Governmental Entity in the regular course of the business of the RIA Subsidiary, since January 1, 2023, no Governmental Entity has provided written notice to the RIA Subsidiary of any investigation into the business or operations of the RIA Subsidiary. To the Knowledge of the Company, there is no material deficiency, violation or exception claimed or asserted in writing by any Governmental Entity with respect to any examination of the RIA Subsidiary that has not been resolved.
(o)    The RIA Subsidiary has implemented and maintains policies and procedures reasonably designed to ensure compliance with Rule 204-2 relating to books and records required to be maintained by investment advisers under the Investment Advisers Act.
(p)    Neither the Company, the RIA Subsidiary or any other Subsidiary acts as a fiduciary to any Person under ERISA or Section 4975 of the Code or any Law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code (other than Company Benefit Plans). Neither the Company nor any Subsidiary, officer, agent, representative or employee is precluded from acting as a fiduciary for purposes of Part I(g) of the U.S. Department of Labor Prohibited Transaction Class Exemption 84-14 or under Section 411 of ERISA. The services provided to each Person set forth in Section 4.34(p) of the Company Disclosure Letter have been provided in compliance with all applicable requirements under ERISA, Section 4975 of the Code and any similar Law. There is no pending or threatened audit or investigation by the IRS, the Department of Labor or any other Governmental Entity with respect to the Company’s or a Subsidiary’s provision of services to any Person set forth on Section 4.34(p) of the Company Disclosure Letter. Neither the Company nor any Subsidiary has engaged in any non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or violated any similar law. None of the assets of the Company or any Subsidiary constitute “plan assets” for purposes of ERISA or Section 4975 of the Code.
Section 4.35    Insurance Product-Related Taxes. Except as, individually or in the aggregate, is not, and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:
(a)    The Tax treatment of each Insurance Contract is not, and, since the time of issuance (or subsequent modification), has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment (i) that was purported to apply in any written materials provided by any Insurance Company or its Subsidiaries to the purchaser (or policyholder) at the time of issuance (or any subsequent modification of such policy) or (ii) for which such policy was designed or reasonably expected to qualify at the time of issuance (or subsequent modification). For purposes of this Section 4.35, the provisions of applicable Law relating to the Tax treatment of such Insurance Contracts shall include, but not be limited to, Sections 72, 79, 101, 401-409A, 412, 415, 417, 419, 419A, 430-436, 457, 501, 505, 817, 1035, 1275, 7702, 7702A and 7702B of the Code, any Treasury Regulations, and administrative guidance and judicial interpretations issued thereunder.
(b)    There have been no written agreements with any Taxing Authority, and there have not been any discussions or negotiations with the IRS or any other Taxing Authority, or otherwise any request for relief, regarding the Tax treatment of the Insurance Contracts under applicable Law, including any failure of any Insurance Contract to meet its intended tax treatment. None of the Company or its Subsidiaries remains a party to or has received written notice of any federal, state, local or foreign audits or other administrative or judicial Proceeding with regard to the Tax treatment of any Insurance Contract under the Code, or written notice of any claims by the purchaser, holders or intended beneficiaries thereof, regarding the Tax treatment thereof.
(c)    None of the Company and its Subsidiaries is a party to any “hold harmless” or indemnification agreement or tax sharing agreement or similar arrangement under which it is liable for the Tax treatment of any Insurance Contract currently in force.
(d)    Each Insurance Company has complied with all reporting, withholding, and disclosure requirements under the Code that are applicable to the Insurance Contracts, and, in particular, but without limitation, have reported distributions under such Insurance Contracts in compliance with all applicable requirements of the Code, Treasury Regulations and forms issued by the IRS.
(e)    No Insurance Contract is a “modified endowment contract” within the meaning of Section 7702A of the Code, except any Insurance Contract that is being administered as a “modified endowment contract” and with respect to which the policyholder either (i) has consented in writing to the treatment of such Insurance Contract as a “modified endowment contract” and has not acted to revoke such consent or (ii) was informed in writing about the treatment of such Insurance Contract as a “modified endowment contract.”
Section 4.36    Critical Technology. Neither the Company nor any of its Subsidiaries produce, design, test, manufacture, fabricate, or develop any “critical technologies,” as that term is defined in 31 C.F.R. 800.215.
Section 4.37    No Additional Representations.
(a)    Except for the representations and warranties made in this Article IV or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or any other Transaction, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to Parent, any of its Affiliates or any of its or their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Merger or any other Transaction.
(b)    Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that neither Parent nor any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the truth, completeness or accuracy of any information regarding Parent furnished or made available to the Company, any of its Affiliates or any of its or their respective Representatives. Without limiting the generality of the foregoing, the Company acknowledges that, except as expressly provided in Article V or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to (i) any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company, any of its Affiliates or any of its or their respective Representatives or (ii) any oral or written information presented to Company or any of its Affiliates or Representatives in the course of the negotiation of this Agreement or in the course of the Merger or any other Transaction.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND AQUARIAN HOLDINGS
Parent and Merger Sub (and, solely with respect to Section 5.7, Aquarian Holdings) jointly and severally represent and warrant to the Company that, except as disclosed in the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure, notwithstanding the omission of a cross-reference to such other section or subsection):
Section 5.1    Corporate Existence and Power. Parent is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all limited partnership or corporate power and authority required to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted. Parent is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction in which the character of the properties or assets owned, leased or held by it or the nature of its activities make such qualification necessary, except for those jurisdictions where the failures to be so qualified, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Merger Sub is an indirect, wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not engaged in any activities other than the execution of this Agreement, the performance of its respective obligations hereunder, and matters ancillary thereto, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other Transactions. Parent has heretofore delivered to the Company true, complete and accurate copies of its Organizational Documents and Merger Sub’s certificate of incorporation and bylaws, in each case, as currently in effect.
Section 5.2    Corporate Authorization.
(a)    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions are within the limited partnership and corporate powers of Parent and Merger Sub, respectively, and, except for the adoption of this Agreement by Merger Sub’s sole stockholder in connection with the consummation of the Merger, have been duly authorized by all necessary limited partnership and corporate actions (including, the actions of, or taken by, the Parent General Partner). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub and is enforceable against each such Party in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)    The Parent General Partner has approved this Agreement and the Transactions (including the Merger) and declared it advisable for Parent to enter into this Agreement and approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, including the Merger, on the terms set out in this Agreement.
(c)    The Board of Directors of Merger Sub has by unanimous vote (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions (including the Merger), and (iii) directed that this Agreement be submitted to the sole stockholder of Merger Sub, for adoption and recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the Transactions (including the Merger) on the terms set out in this Agreement.
Section 5.3    Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or Consent of, any Governmental Entity other than (a) the filing of the Certificate of Merger, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of Laws in foreign jurisdictions governing antitrust or merger control matters, (d) compliance with any applicable requirements of the Exchange Act, (e) compliance with any applicable requirements of the Securities Act and (f) other actions or filings the absence or omission of which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
Section 5.4    Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not, assuming compliance with the matters referred to in Section 5.2 and Section 5.3, (a) contravene or conflict with Parent’s Organizational Documents or Merger Sub’s certificate of incorporation or bylaws, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries, (c) result in a breach of, require any consent under, constitute a default (or an event that with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of, any Contract binding upon Parent or any of its Subsidiaries or any Permit or similar authorization held by Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) on any property or other asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or breaches, consents, defaults, rights of termination, cancellations, amendments or accelerations, losses or Encumbrances referred to in clause (c) or (d) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. The approval of the limited partners of Parent is not required by applicable Law to effect the Transactions (including the Merger).
Section 5.5    Proxy Statement. None of the information provided by Parent to be included or incorporated by reference in the Proxy Statement, will, at the date the Proxy Statement, or any amendment or supplement thereto (x) is filed with the SEC, (y) if applicable, is mailed to the holders of Shares and (z) at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained or incorporated by reference in the Proxy Statement.
Section 5.6    Litigation. There is no Proceeding pending by, against, or, to the Knowledge of Parent, threatened against or affecting, Parent, Merger Sub, or any of their respective Subsidiaries, or any of their respective officers or directors in their capacities as such, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
Section 5.7    Financing.
(a)
(i)    Parent has delivered to the Company, as of the date hereof, (A) a true, complete and accurate copy of the fully executed debt commitment letter, dated as of November 5, 2025, from Royal Bank of Canada, Nomura Securities International, Inc. and Société Générale (collectively, the “Lenders”) (together with all exhibits, schedules and annexes thereto and as the same may be amended, restated, supplemented, extended, replaced or otherwise modified from time to time in a manner not in violation of Section 6.19(b), the “Debt Commitment Letter”), pursuant to which the Lenders have committed, on the terms and subject to the conditions set forth therein, to provide debt financing described therein (the “Debt Financing”) to Aquarian Holdings in the amounts set forth therein for the purpose of contributing such amounts indirectly to Parent and funding the Required Amount, together with a true, complete and accurate copy of each fully executed fee letter, dated as of November 5, 2025, relating to the Debt Financing (as the same may be amended, restated, supplemented, extended, replaced or otherwise modified from time to time in a manner not in violation of Section 6.19(b), the “Fee Letter”), which Fee Letter may be redacted in a customary manner to remove references to fee amounts, the “flex” provisions, pricing terms, original issue discount amounts, successful syndication levels and other economic terms (none of which would reasonably be expected to adversely affect the conditionality, quantum, availability, enforceability or termination of the Debt Financing), and (B) a true, complete and accurate copy of the fully executed Equity Commitment Letter (the financing provided for therein being referred to as the “Equity Financing” and, together with the Debt Financing, the (“Financing”)).
(ii)    The Commitment Letters have not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and none of the commitments under the Commitment Letters have been withdrawn, terminated, repudiated, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the date hereof, except for the Commitment Letters, there are no other Contracts, side letters or other arrangements to which Parent, Merger Sub or Aquarian Holdings is a party or by which Parent, Merger Sub or Aquarian Holdings is bound relating to the availability, amount or conditionality of all or any portion of the Financing. As of the execution and delivery of this Agreement, the Commitment Letters are in full force and effect and are the legal, valid and binding obligation of Parent, Merger Sub and Aquarian Holdings, as applicable, and, to the Knowledge of Parent, the Lenders, the Equity Investor and the other parties party thereto, as the case may be, except as limited by the Bankruptcy and Equity Exception. As of the date of this Agreement, (A) none of Parent, Merger Sub or Aquarian Holdings, or, to the Knowledge of Parent, any other counterparty to the Commitment Letters is in breach of any of its covenants or other obligations set forth in, or is in default under, the Commitment Letters, and (B) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (x) constitute or result in a breach or default on the part of Parent, Merger Sub or Aquarian Holdings (or, to the Knowledge of Parent, the other parties thereto) under the Commitment Letters or (y) constitute or result in a failure to satisfy a condition of the Debt Financing or Equity Financing set forth in the Debt Commitment Letter or Equity Commitment Letter, as applicable.
(iii)    As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Debt Financing and Equity Financing, other than as expressly set forth in the Debt Commitment Letter or the Equity Commitment Letter, as applicable. Parent and Aquarian Holdings have fully paid (or caused to be paid) any and all commitment fees and other fees required by the Commitment Letters to be paid on or before the date hereof. Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, as of the date hereof, Parent, Merger Sub and Aquarian Holdings: (A) have no reason to believe that any conditions to the Debt Financing or Equity Financing will not be satisfied by it on or prior to the Closing Date and (B) have no Knowledge, as of the date hereof, of any event, occurrence, circumstance or condition that would reasonably be expected to cause the net proceeds of the Debt Financing or Equity Financing to not be available to Parent, Merger Sub and Aquarian Holdings on the Closing Date in an aggregate amount sufficient to consummate the Transactions by payment in cash of the aggregate Merger Consideration payable following the Effective Time (including all amounts payable pursuant to Section 2.6) and all fees and expenses of Parent, Merger Sub and Aquarian Holdings related to the Transactions (collectively, the “Required Amount”). Assuming funding in full of the Financing contemplated by the Commitment Letters, at the Closing, together with available cash on hand and other sources of funds available to Parent, Parent will have (including by way of indirect contribution of amounts received by Aquarian Holdings to Parent in respect of the Debt Financing) immediately available funds sufficient to consummate the transactions and to fund the Required Amount in full. The Equity Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary thereof as set forth therein.
(b)    Parent has delivered to the Company a true, complete and accurate copy, dated as of the date hereof, of the fully executed Investment Commitment Letter (the aggregate amount of financing provided for in the Investment Commitment Letter being the “Investment”). The Investment Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the commitment under the Investment Commitment Letter has not been withdrawn, terminated, repudiated, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the date hereof, except for the Equity Commitment Letter and the Investment Commitment Letter, there are no other Contracts, side letters or other arrangements to which the Equity Investor is a party or by which the Equity Investor is bound relating to the availability, amount or conditionality of all or any portion of the Equity Financing or the Investment. As of the execution and delivery of this Agreement, the Investment Commitment Letter is in full force and effect and is the legal, valid and binding obligation of Equity Investor and, to the Knowledge of Parent, the Investment Source, except as limited by the Bankruptcy and Equity Exception. To the Knowledge of Parent, as of the date hereof, there are no conditions precedent related to the Investment Source’s obligations to fund the full amount of the Investment provided under the Investment Commitment Letter, other than as expressly provided in the Investment Commitment Letter. Assuming the satisfaction or waiver of each of the conditions precedent set forth in Section 7.1 and Section 7.2 at the Closing, the net proceeds contemplated from the Investment, together with cash on hand and other sources of funds available to Parent (including from the Debt Financing), will be sufficient to consummate the Transactions and pay the Required Amount in full. To the Knowledge of Parent, as of the date hereof, no event has occurred that would result in any breach of or a default (or an event that, with or without notice or lapse of time, or both, would be a breach or default) under the Investment Commitment Letter.

Assuming the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2, to the Knowledge of Parent, as of the date hereof, there is no reason that the full amount under the Investment Commitment Letter would not be available to the Equity Investor at the Closing. The Investment Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary thereof as set forth therein.
Section 5.8    Brokers; Financial Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission in connection with any of the Transactions (including the Merger) as a result of being engaged by Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, except for Persons whose fees and expenses will be paid by Parent or an Affiliate thereof.
Section 5.9    Regulatory Matters. Since January 1, 2023 through the Business Day immediately preceding the date hereof, no Governmental Entity has revoked any license or status held by any of Equity Investor’s insurance Subsidiaries to conduct insurance operations. To the Knowledge of Parent, none of Parent, Merger Sub, any of their Affiliates, the Equity Investor or any of their respective directors, officers or employees that will become (a) “associated persons” (as defined in Section 3(a)(18) of the Exchange Act) of the Broker-Dealer as a result of the Merger is subject to an order of the SEC under Section 15(b)(6)(A) of the Exchange Act barring or suspending the right of such person to be associated with a broker-dealer or a “statutory disqualification” pursuant to Section 3(a)(39) subparagraph (A), (B), (C) or (D) of the Exchange Act or (b) “associated persons” (as defined in Article I(rr) of the FINRA By-Laws) of the Broker-Dealer is subject to a “statutory disqualification” pursuant to Section 3(a)(39) of the Exchange Act. To the Knowledge of Parent, none of Parent, Merger Sub, or any of their Affiliates is ineligible or disqualified pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or Person “associated” with a registered investment adviser, or is an “affiliated person” (as defined in the Investment Company Act) that is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to a registered investment company (or in any other capacity contemplated by the Investment Company Act).
Section 5.10    Pending Transactions. None of Parent, Merger Sub nor any of their Affiliates is party to any transaction pending (a) to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or (b) otherwise acquire or agree to acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation, in each case, that would, or would reasonably be expected to, (x) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any consents, approvals, licenses, permits, orders, qualifications, authorizations of, or registrations or other actions by, or any filings with or notifications to, any Governmental Entity necessary to consummate the Transactions (including the Merger) or the expiration or termination of any applicable waiting period, (y) significantly increase the risk of any Governmental Entity entering a governmental order prohibiting the consummation of the Transactions or (z) materially delay the consummation of the Equity Financing or the Transactions (including the Merger).
Section 5.11    No Additional Representations.
(a)    Except for the representations and warranties made in this Article V or any certificate delivered pursuant to this Agreement, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or any other Transaction, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article V or any certificate delivered pursuant to this Agreement, neither Parent nor any other Person makes or has made any representation or warranty to the Company, any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to the Company, any of its Affiliates or any of its or their respective Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Merger or any other Transaction.
(b)    Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the truth, completeness or accuracy of any information regarding the Company or its Subsidiaries furnished or made available to Parent or Merger Sub or any of its or their respective Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledge that, except as expressly provided in Article IV or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to (i) any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or Merger Sub or any of its or their respective Representatives or (ii) any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of the negotiation of this Agreement or in the course of the Merger or any other Transaction.
ARTICLE VI
COVENANTS
Section 6.1    Conduct of Business by the Company. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except with the prior written consent of Parent, as expressly permitted or required by this Agreement, as may be required by applicable Law or as set forth in Section 6.1 of the Company Disclosure Letter, the Company and its Subsidiaries shall (x) conduct their business in the ordinary course consistent with past practice in all material respects and (y) use their reasonable best efforts to preserve intact their business organizations, goodwill and assets, to keep available the services of its current key officers and employees and preserve its present, material relationships with Governmental Entities and other key third parties, including customers, reinsurers, distributors, suppliers and other Persons with whom the Company and its Subsidiaries have business relationships. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable Law, or as set forth in Section 6.1 of the Company Disclosure Letter, from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, the Company will not, and will not permit its Subsidiaries to:
(a)    adopt or propose (whether by merger, consolidation or otherwise) any change in the Company’s Organizational Documents or adopt or propose (whether by merger, consolidation or otherwise) any change to the Organizational Documents of any of the Company’s Subsidiaries;

(b)    authorize, recommend, propose, enter into or adopt a plan or agreement of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(c)    offer, issue, sell, transfer, pledge or dispose of, or impose or create any Encumbrances on, any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity or voting interests or ownership interests of any class or series of the Company or its Subsidiaries, other than issuances pursuant to the settlement or exercise of Company Equity Awards and ESPP Purchase Rights, or as otherwise permitted by this Section 6.1;
(d)    (i) adjust, split, combine, subdivide or reclassify the outstanding shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries or (ii) set a record date for, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the capital stock or other equity or voting interests, other than (A) dividends or other distributions from its direct or indirect wholly owned Subsidiaries to the Company and (B) cash dividends paid by the Company on the Company Preferred Stock not in excess of $412.50 per share on the Series A Preferred Stock, $421.875 per share on the Series B Preferred Stock, $335.9375 per share on the Series C Preferred Stock and $289.0625 per share on the Series D Preferred Stock, in each case, per quarter, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable prior year fiscal quarter prior to the date of this Agreement;
(e)    redeem, purchase or otherwise acquire directly or indirectly any of the Company’s or any Subsidiary’s capital stock or other equity or voting interests of the Company or any of its Subsidiaries, except for repurchases, redemptions or acquisitions (i) required by the terms of its capital stock or any securities outstanding on the date hereof and disclosed to Parent prior to the date hereof or (ii) in satisfaction of Tax withholding obligations under a Company Equity Award (to the extent permitted by the terms of the Company Equity Award, as in effect on the date hereof);
(f)    (i) make, commit to make or authorize any capital expenditures in excess of $2,500,000 individually or $5,000,000 in the aggregate or (ii) fail to make capital expenditures in the ordinary course of business consistent with past practice;
(g)    except as required under applicable Law or any Company Benefit Plan existing and as in effect on the date hereof, (i) increase the compensation or benefits (including equity and equity-based awards) payable to any current or former director, employee or individual service provider of the Company and/or any of its Subsidiaries, (ii) enter into or adopt any employment, consulting, change in control, severance or retention agreement with any current or former employee or other individual service provider of the Company and/or any of its Subsidiaries, or grant any increase in severance or termination pay to any current or former employee or other individual service provider of the Company and/or any of its Subsidiaries, (iii) grant or award, or commit to grant or award, any bonuses or incentive compensation (including equity and equity-based awards) to any current or former employee or other service provider of the Company and/or any of its Subsidiaries, (iv) amend any existing written employment agreement or offer letter with any current or former employee or other service provider of the Company and/or any of its Subsidiaries who is a party to a written employment agreement or offer letter as of the date hereof, (v) establish, adopt, enter into, amend, renew or terminate any Company Benefit Plan (or any arrangement that would be a Company Benefit Plan if in effect on the date hereof), (vi) enter into any employment agreement or offer letter, (vii) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former employee or other service provider of the Company and/or any of its Subsidiaries, other than as expressly provided by this Agreement,

(viii) amend the funding policy or employer contribution rate of any funded Company Benefit Plan or change any actuarial assumptions used to calculate accrued benefit liabilities or benefits payable under any Company Benefit Plan, except as may be required by GAAP or applicable Law, or (ix) loan or advance any money or other property to any current or former employee, director, officer or other individual service provider (other than routine advancement of business expenses in the ordinary course of business); provided, however, that the foregoing clauses (i)-(ix) shall not restrict the Company or any of its Subsidiaries from making immaterial or administrative changes to health and welfare plans or from taking any actions to comply with, or satisfy Tax-qualification requirements under, the Code or other applicable Law;
(h)    (i) merge, consolidate, combine or amalgamate with any Person, other than between or among the Company and its wholly owned Subsidiaries or (ii) acquire or agree to acquire (including by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner) any (A) business or Person or division thereof or (B) any other assets, in each case of clauses (A) and (B), for consideration in excess of $2,500,000 individually or $5,000,000 in the aggregate; provided that clause (ii) shall not apply to investment portfolio transactions, including the acquisition of Investment Assets in the ordinary course of business consistent with past practice and in compliance with the Investment Guidelines;
(i)    sell, lease, transfer, license, impose or create any Encumbrances on, or otherwise dispose of any portion of its assets or property (which shall include any sale of any capital stock of any Subsidiary of the Company), other than (i) dispositions of obsolete, surplus, or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (ii) transfers among the Company and its wholly owned Subsidiaries, (iii) leases and subleases of real property owned or leased by the Company or its Subsidiaries, and voluntary terminations or surrenders of leases on real property held by the Company or its Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (iv) sales of Investment Assets in the ordinary course of business consistent with past practice (including in connection with cash management or investment portfolio activities) and in compliance with the Investment Guidelines, (v) sales or other dispositions of other assets in the ordinary course of business consistent with past practice and not in excess of $5,000,000 in the aggregate or (vi) the grant of non-exclusive licenses of Company Intellectual Property in the ordinary course of business consistent with past practice;
(j)    incur any Indebtedness, guarantee or assume any such Indebtedness of another Person, issue or sell warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or enter into any “keep well” or other agreement to maintain any financial condition of another Person, other than (i) any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (ii) guarantees by the Company of Indebtedness of its wholly owned Subsidiaries or guarantees by any Subsidiaries of Indebtedness of the Company, (iii) investment portfolio transactions in the ordinary course of business consistent with past practice and in compliance with the Investment Guidelines, (iv) letters of credit issued in the ordinary course of business consistent with past practice in the insurance or reinsurance business of the Company or any of its Subsidiaries or (v) any incurrence, guaranty or assumption of Indebtedness other than as described in the foregoing clauses (i) through (iv) so long as the aggregate amount thereof at any given time after the date hereof does not exceed $10,000,000;
(k)    (i) modify, amend, terminate, assign or waive any material rights or obligations under any Material Contract or Reinsurance Agreement or (ii) enter into any agreement that would constitute a Material Contract or Reinsurance Agreement if entered into as of the date of this Agreement, in each case, other than (except with respect to any agreement that would constitute a Material Contract pursuant to clause (vi), (vii), (viii) or (x) of the definition thereof) in the ordinary course of business consistent with past practice;
(l)    settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding, whether now pending or hereafter made or brought, or waive any claims, other than with respect to the Company’s ordinary course claims activity, (x) in any such case (A) in an amount in excess of $5,000,000 individually (net of the amounts specifically reserved for such matters by the Company or amounts covered by insurance) or (B) that imposes (I) any material obligation to be performed by or (II) material restriction imposed against, the Company or any of its Subsidiaries following the Closing Date or (y) in the aggregate of all such cases, in an amount in excess of $10,000,000 (net of the amounts specifically reserved for such matters by the Company or amounts covered by insurance);
(m)    except for any such change that is required by reason of a concurrent change in GAAP, SAP or applicable Law, (i) make any material change in any financial accounting methods, principles or practices used by the Company or any of its Subsidiaries, as applicable, in each case, in effect on the date hereof, (ii) make any material change to the Investment Guidelines or any investment or hedging practice, guideline or policy of the Company or any of its Subsidiaries, as applicable, in each case, in effect on the date hereof, (iii) make any material change to any practice, guideline or policy of the Company or any of its Subsidiaries relating to underwriting, pricing, claim handling, loss control, reserving (relating to biometric and policyholder behavior assumptions) or actuarial matters, as applicable, in each case, in effect on the date hereof, (iv) strengthen any Reserves, provisions for losses or other liability amounts to the extent that, after giving effect to the impact of any offsetting SAP assets or liabilities of the Insurance Companies, such action would have an adverse effect on the regulatory capital of the Company or any of its Subsidiaries or (v) other than with respect to the Company or any of its Subsidiaries’ ordinary course claims activity, reduce or release any Reserves, provisions for losses or other liability amounts; provided that, in the case of clauses (i), (ii) and (iii), the Company shall consult in good faith with representatives of Parent prior to making any change that is, or would reasonably be expected to be, non de minimis in terms of its impact on the financial condition or regulatory capital of the Company or any of its Subsidiaries;
(n)    make any loan, capital contribution or advance to or investment in any other Person (other than the Company or any wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice); provided that this subsection (n) shall not apply to investment portfolio transactions undertaken in the ordinary course of business and in compliance with the Investment Guidelines;
(o)    (i) make, revoke or change any election relating to Taxes, (ii) adopt or change any Tax accounting period, method or procedure, (iii) settle, consent to or compromise any Tax Proceeding, (iv) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (v) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (vi) knowingly fail to pay any Tax that becomes due and payable, (vii) consent to any extension or waiver of the limitation period applicable to any Tax liability, (viii) enter into any Tax sharing, indemnity or similar agreement (other than solely among the Company or any of its Subsidiaries or any agreement or arrangement that would have been described in clauses (ii) or (iii) of Section 4.14(g) had such agreement been entered into as of the date hereof), (ix) file any request for rulings with any Governmental Entity in respect of Taxes, (x) prepare or file any Tax Return in a manner inconsistent with past practice or (xi) file any amended Tax Return, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(p)    (i) modify, amend, terminate, assign or waive any material rights under any Related Person Transaction in a manner that is adverse in any material respect to the Company or (ii) enter into any Related Person Transaction;
(q)    enter into a new business outside of the existing business of the Company and its Subsidiaries;
(r)    (i) hire any Person to be an officer or employee of the Company or any of its Subsidiaries or engage any individual independent contractor to provide services to the Company or any of its Subsidiaries or (ii) terminate the employment or engagement of any current officer, employee or individual independent contractor of the Company or any of its Subsidiaries with annual base pay in excess of $225,000 other than for cause (as determined in the ordinary course of business and consistent with past practice);
(s)    implement any “plant closing,” “layoff” (as such terms are defined in the WARN Act) or any similar action requiring notice under the WARN Act;
(t)    waive or release any restrictive covenant obligation of any current or former employee or other service provider of the Company or any of its Subsidiaries;
(u)    (i) enter into, negotiate, modify or terminate any Collective Bargaining Agreement or (ii) recognize or certify any labor union, works council, trade union, labor association, other employee representative organization, or group of employees of the Company or any of its Subsidiaries as the bargaining representative for any employees of the Company or any of its Subsidiaries; or
(v)    agree or commit to do any of the foregoing.
Section 6.2    Access to Information. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms set forth in Article VIII, to the extent permitted by applicable Law, the Company shall, during normal business hours and upon reasonable request, (a) give Parent and its Representatives, upon receipt of advance notice, reasonable access, in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the offices, properties, contracts, books and records of the Company and its Subsidiaries, (b) furnish to Parent and its Representatives such financial and operating data and other information (including any actuarial appraisal models in respect of the Company developed by the Company or any of its Representatives) as such Persons may reasonably request and (c) instruct its Representatives to reasonably cooperate with Parent and its Representatives in its investigation of the business of the Company and its Subsidiaries; provided that such investigation shall not unreasonably interfere with the Company’s normal operations or cause an unreasonable burden on the employees of the Company; provided, further, that no such investigation shall affect any representation or warranty given by any Party hereunder. Notwithstanding the foregoing, (i) the Company shall not be required to provide any information (A) that it reasonably believes it may not provide to Parent by reason of any applicable Law, (B) that constitutes information protected by attorney-client privilege or (C) that relates to the negotiation and execution of this Agreement or, except as contemplated by Section 6.10, to any Company Acquisition Proposal or Company Adverse Recommendation Change and (ii) in connection with any such request, Parent shall not be permitted to perform any environmental sampling or testing at real property owned or leased by the Company or any of its Subsidiaries. The Company shall use reasonable best efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information obtained by Parent pursuant to this Section 6.2 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Company Confidentiality Agreement; provided that, notwithstanding anything to the contrary in this Section 6.2 or the Company Confidentiality Agreement, Parent and its Representatives may provide any information regarding the Company and its Subsidiaries that may be reasonably requested by any provider of any Debt Financing in connection with such Debt Financing so long as such provider is subject to confidentiality arrangements customary for financings similar to such Debt Financing.
Section 6.3    Reasonable Best Efforts; Regulatory Matters.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts, in consultation and cooperation with the other Party, to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions, including using reasonable best efforts to prepare and file promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain as soon as reasonably practicable all approvals, consents, registrations, Permits, authorizations and other confirmations required to be obtained from any Governmental Entity or third party that are necessary, proper or advisable to consummate the Merger and the other Transactions, including those consents set forth on Section 6.3(a) of the Company Disclosure Letter (the “Required Consents”), including, with respect to such Required Consents, by using reasonable best efforts to take such steps as may be reasonably necessary to obtain an approval or waiver from any Governmental Entity. It is expressly acknowledged and agreed by Parent that the obligations of Parent and Merger Sub under this Agreement to consummate the Transactions (including the Merger) are not subject to any conditions relating to obtaining the consent of any counterparty under any Contract, except as contemplated by this Agreement.
(b)    Without limiting the generality of the foregoing, (i) the Company shall (A) as promptly as practicable, but in no event later than twenty (20) Business Days following the date hereof (subject to the receipt from Parent of any information required to complete the relevant filing that is reasonably requested by the Company), cause the Broker-Dealer to file an application for approval of a change of ownership or control of the Broker-Dealer under FINRA Rule 1017 with FINRA (the “FINRA CMA”) and request “Fast Track” treatment; provided that (x) prior to such filing, the Company shall provide Parent with a reasonable opportunity to review, comment upon and approve (such approval not to be unreasonably withheld, conditioned or delayed) the FINRA CMA and any written submissions to FINRA relating to the FINRA CMA, and (y) Parent shall have provided, and Parent shall use reasonable best efforts to provide, all the information necessary to make such filing within such time period and (B) as promptly as reasonably practicable, cause the Broker-Dealer to file or cause to be filed a notice or other filing with any applicable state securities authority where pre-Closing filings are required, (ii) the Company and Parent shall submit the notifications required under the HSR Act relating to the Transactions within thirty (30) Business Days of the date of this Agreement and (iii) Parent shall, and shall cause its Affiliates to, file or cause to be filed with the applicable Governmental Entities (A) the Form A Filings (other than biographical affidavits, fingerprint cards, background checks and personal financial statements, which shall follow as promptly as reasonably practicable thereafter), (B) any pre-acquisition notifications on Form E or similar market share notifications and (C) any declarations, filings and notifications necessary to obtain the other Required Consents, in each case, as promptly as practicable and, in any event, within thirty (30) Business Days of the date of this Agreement (subject to the receipt from the Company of any information required to complete the relevant filing, notification or other consent that is reasonably requested by Parent). Prior to Closing, and subject to applicable Laws relating to the exchange of information, the Company and Parent shall each use reasonable best efforts to keep the other apprised of the status of matters relating to the completion of the Merger and the other

Transactions and work cooperatively in connection with obtaining all Required Consents of any Governmental Entity in connection with the Merger and the other Transactions. If any Governmental Entity requires that a hearing be held in connection with any such filing or approval, Parent shall arrange for such hearing to be held as promptly as reasonably practicable after it receives notice that such hearing is required.
(c)    The Company and Parent shall have the right to review in advance, and each will consult the other to provide any necessary information with respect to, all filings made with, or written materials submitted to, any Governmental Entity in connection with the Merger or any other Transaction. The Company and Parent shall each promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication from any governmental agency, body, authority or entity regarding the Merger and the other Transactions, and provide the other Party with the opportunity to participate in any meeting, whether telephonic or in person, with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Transactions (other than non-substantive scheduling or administrative calls). If any Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Merger, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request. Subject to applicable Laws or any request made by any applicable Governmental Entity (including the staff thereof), the Company and Parent shall each furnish to each other copies of all correspondence, filings and written communications between it and any such Governmental Entity with respect to this Agreement, the Merger and the other Transactions, and use reasonable best efforts to furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 6.3(c) may be redacted (i) to remove any personal information about any individual, (ii) to remove references concerning the valuation of the Company, (iii) as necessary to address reasonable legal privilege and work product protection concerns and (iv) to the extent required by applicable Law.
(d)    Without limiting the generality of the foregoing provisions of this Section 6.3, upon the terms and subject to the conditions set forth in this Agreement, Parent and the Company shall, and shall cause each of its Affiliates to, use reasonable best efforts to, (i) avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date); provided, however, that in no event shall Parent or Merger Sub be required to, or to cause its Affiliates to, commence any litigation against any Governmental Entity.
(e)    Parent shall promptly provide, or cause its applicable Affiliates to provide, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Entity relating to Parent (including any of its directors, officers, employees, partners, members or shareholders) and such Affiliates who are deemed or may be deemed to “control” Parent within the meaning of applicable Insurance Laws, or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders.
(f)    Notwithstanding anything to the contrary set forth in this Agreement, Parent shall not be obligated to take or refrain from taking or to agree to it, the Equity Investor, their respective Affiliates or the Company or its Subsidiaries taking or refraining from taking any action (including any amendment, waiver or termination of any agreement, exhibit or schedule, including this Agreement and the Exhibits and Schedules to this Agreement) or to suffer to exist any limitation, action, restriction, condition or requirement which, individually or together with all other such limitations, actions, restrictions, conditions or requirements, would, or would reasonably be expected to, (i) have a Company Material Adverse Effect, (ii) result in a contribution or commitment of capital by Parent, Equity Investor or any of their respective Affiliates to the Company or any of its Subsidiaries to the extent any such contribution or commitment of capital is not set forth in the applicable Business Plan, (iii) involve any non de minimis guaranty, keep well or similar agreement or minimum capital requirement from Parent, Equity Investor or any of their respective Affiliates in respect of the Company or any of its Subsidiaries to the extent such guaranty, keep well or similar agreement or minimum capital requirement is not set forth in the applicable Business Plan, (iv) involve any prohibition or non de minimis restriction on dividends or distributions other than as set forth on Section 6.3(f)(iv) of the Company Disclosure Letter, (v) result in a non de minimis and adverse change or modification to, or revocation or termination of, the intercompany reinsurance business operations of BRCD or any permitted or prescribed statutory accounting practice or interpretation used or utilized by the Company or any of its Subsidiaries, in each case, in effect as of date hereof or (vi) restrict or limit in any non de minimis manner or prohibit the investment management activities of Parent, Parent’s Affiliates or the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, restrictions or limitations that exist as of the date hereof) (each, a “Burdensome Condition”). The Parties and their respective Representatives shall promptly confer in good faith for a reasonable period of time in order to (x) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition and (y) discuss and present to, and reasonably engage with, the applicable Governmental Entity regarding any reasonable approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact so that it would no longer be a Burdensome Condition.
(g)    If Parent, Equity Investor, the Investment Source or any Additional Capital Provider, acting reasonably and in good faith, determines that the filing of a CFIUS declaration or notice with respect to the Transactions or, if applicable, the transactions contemplated by the Equity Financing and the Investment, is required or advisable, or if CFIUS requests that the Company, Parent, Equity Investor, the Investment Source or any Additional Capital Provider file a notice with respect to the Transactions or, if applicable, the transactions contemplated by the Equity Financing and the Investment, then Parent shall notify the Company of such determination or request from CFIUS and the Parties shall (i) submit, or cause to be submitted, as promptly as practicable, and in any event within twenty (20) Business Days of the date hereof, a draft joint notice to CFIUS, (ii) submit the formal CFIUS notice as promptly as practicable after receiving feedback from CFIUS regarding the draft CFIUS notice, and (iii) promptly and in good faith cooperate in replying to any requests or inquiries from CFIUS in order to obtain CFIUS Clearance. The Parties shall take all commercially reasonable actions necessary to receive CFIUS Clearance.
(h)    At the request of Parent with reasonable advance written notice, the Company shall provide reasonable cooperation and assistance to Parent and its counsel to the extent necessary or advisable for the preparation, and, at the direction of Parent, the submission or filing by the Company or any of its Subsidiaries to the applicable Governmental Entities of the requests for approvals of the matters described on Section 6.3(h) of the Parent Disclosure Letter, in each case, for each of the Insurance Companies (collectively, the “Accommodation Filings”). Each Party shall, and shall cause its Subsidiaries to, provide reasonable cooperation and assistance to the other Parties regarding any information or document requests from any Governmental Entity in regard to the Accommodation Filings and shall endeavor not to cause an unreasonable burden on the employees of the other Party. Parent acknowledges that none of the matters contemplated by Section 6.3(h) of the Parent Disclosure Letter nor the approval thereof is a condition to the Closing or the consummation of the Transactions.
Section 6.4    Preparation of Proxy Statement.
(a)    Each of the Company and Parent shall cooperate with each other in the preparation of the Proxy Statement. The Company shall prepare and file with the SEC the preliminary Proxy Statement as promptly as reasonably practicable (and in any event no later than forty five (45) days following the date of this Agreement, subject to the receipt from Parent of any information required to complete the Proxy Statement that is reasonably requested by the Company). Subject to Section 6.10, the Company Board shall make the Board Recommendation to the holders of Shares and shall include such recommendation in the Proxy Statement. The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any Representative of the Company and the SEC with respect to the preliminary or definitive Proxy Statement. The Company shall (in consultation with Parent) respond as promptly as reasonably practicable to comments received from the SEC with respect to the Proxy Statement to resolve such comments with the SEC. Parent shall, as promptly as reasonably practicable, provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. As promptly as reasonably practicable (and in any event within five (5) Business Days) after receiving confirmation from the SEC that it will not be reviewing the Proxy Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth (10th) day after filing the preliminary Proxy Statement that the SEC will not be reviewing the Proxy Statement, or if the SEC has notified the Company that the SEC will be reviewing the Proxy Statement, that it has completed its review of the Proxy Statement (such date, the “Proxy Statement Clearance Date”), the Company shall file the definitive Proxy Statement with the SEC and cause such definitive Proxy Statement to be mailed (including by electronic delivery if permitted) to its stockholders of record, as of a record date reasonably established by the Company Board in accordance with applicable Law.
(b)    If at any time prior to, but not after, the receipt of the Company Stockholder Approval, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
(c)    Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement or responding to any comments of the SEC with respect thereto, the Company and Parent, as the case may be, shall (i) provide the other Party with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably and promptly proposed by such other Party and (iii) not file or mail such document or respond to the SEC without such other Party’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 6.5    Company Stockholder Meeting.
(a)    The Company shall take all necessary actions in accordance with applicable Laws, the Organizational Documents of the Company and the rules of Nasdaq to establish a record date (in consultation with Parent) and duly give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the Proxy Statement Clearance Date (and in any event within forty five (45) days after the Proxy Statement Clearance Date). The Company shall not change the record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). In furtherance of the foregoing and in consultation with Parent, as soon as reasonably practicable after the date hereof, the Company shall set one or more preliminary record dates for the Company Stockholder Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act.
(b)    The Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned, or delayed), adjourn, recess, reconvene, postpone or otherwise delay the Company Stockholder Meeting; provided that the Company may, notwithstanding the foregoing, without the prior written consent of Parent, and shall at the request of Parent, adjourn, recess, reconvene or postpone the Company Stockholder Meeting (i) if, after consultation with Parent, the Company believes in good faith that such adjournment, recess, reconvening or postponement is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies necessary to obtain the Company Stockholder Approval or (B) distribute any supplement or amendment to the Proxy Statement the distribution of which the Company Board has determined in good faith to be necessary under applicable Law, (ii) for an absence of a quorum or (iii) such adjournment, recess, reconvening or postponement is required by Law or a court or other Governmental Entity of competent jurisdiction in connection with any actions in connection with this Agreement or the Transactions or has been requested by the SEC or its staff. Notwithstanding the foregoing, the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), postpone or adjourn the Company Stockholder Meeting more than a total of three times pursuant to clause (i)(A) or (ii) of the immediately preceding sentence, and no such postponement or adjournment pursuant to clause (i)(A) or (ii) of the immediately preceding sentence shall be, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten (10) Business Days. Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the matters contemplated by the Company Stockholder Approval shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection therewith) that the Company shall propose to be voted on by the stockholders of the Company at the Company Stockholder Meeting.
(c)    Subject to the provisions of Section 6.10, the Company shall (i) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, (ii) provide updates to Parent with respect to the proxy solicitation for the Company Stockholder Meeting (including interim results) as reasonably requested by Parent and (iii) use reasonable best efforts to take all other actions reasonably necessary or advisable to secure the Company Stockholder Approval (to the extent permitted by Law).
Section 6.6    Client Consents.
(a)    With respect to each Registered Fund, the Company shall cause the RIA Subsidiary to use reasonable best efforts to (i) promptly following the date hereof, solicit the board of directors or other similar governing body of each Registered Fund (each, a “Fund Board”) to approve (and to recommend that the shareholders of such Registered Fund approve)

(x) a new Advisory Contract with the RIA Subsidiary and (y) an interim Advisory Contract in conformity with Rule 15a-4 under the Investment Company Act (each, an “Interim Advisory Contract”), in each case, to be effective as of the Closing, (ii) no earlier than the date the Company Stockholder Approval has been obtained, solicit the shareholders of each such Registered Fund to approve the applicable new Advisory Contract, each in accordance with the applicable provisions of the Investment Company Act, any other applicable Laws and Section 6.6(b) and (iii) as applicable prior to the Closing Date, obtain approval of the Fund Board of each Registered Fund to an Interim Advisory Contract. Except as otherwise consented to in writing by Parent, each such new Advisory Contract, and Interim Advisory Contract (as applicable), shall be on substantially the same terms and conditions (and identical terms with respect to advisory fees) as the current Advisory Contract (except as permitted or required under Rule 15a-4 of the Investment Company Act).
(b)    For purposes of obtaining the shareholder approval of each Registered Fund described in Section 6.6(a), the Company shall cause the RIA Subsidiary to use reasonable best efforts to (i) request, as promptly as practicable following receipt of the approval by any Fund Board of a new Advisory Contract, such Fund Board to call a meeting of the shareholders of such Registered Fund to be held as promptly as reasonably practicable in accordance with the organizational documents of each Registered Fund for the purpose of voting upon a proposal to approve (in the requisite manner) such new Advisory Contract, (ii) cause to be prepared and filed with the SEC and all other applicable Governmental Entities, as promptly as practicable following receipt of the approval by the Fund Board of a new Advisory Contract, all proxy solicitation materials required to be distributed to the shareholders of such Registered Fund with respect to the actions recommended for shareholder approval by such Fund Board and to mail (or to cause to be mailed) such proxy solicitation materials as promptly as practicable after clearance thereof by the SEC (if applicable), (iii) as promptly as practicable clear all SEC comments and (iv) request such Fund Board to submit, as promptly as practicable following the mailing of such proxy materials, to the shareholders of such Registered Fund for a vote at a shareholders meeting the actions recommended for shareholder approval by such Fund Board. Parent shall provide reasonable cooperation with the Company and the RIA Subsidiary in connection with obtaining the approvals contemplated in this Section 6.6.
(c)    As soon as reasonably practicable following the date hereof, the Company shall (and shall cause the RIA Subsidiary to) use reasonable best efforts to cause each Registered Fund, to the extent then engaged in a public offering of its shares, to (i) file supplements to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall reflect changes as necessary in such Registered Fund’s affairs as a consequence of the Transactions and (ii) make any other filing necessary under any applicable Law and related guidance from staff of the SEC to satisfy disclosure requirements to enable the public distribution of the shares of such Registered Fund to continue.
(d)    Notwithstanding anything to the contrary contained herein, in connection with obtaining the consent of any Registered Fund, as required under applicable Law, to the assignment of its Advisory Contract, neither the Company nor the RIA Subsidiary shall agree to any economic concessions or other material change to any Advisory Contract without Parent’s prior written consent (which may not be unreasonably withheld or delayed). The Company shall keep Parent reasonably informed of the status of the Company’s efforts to obtain the consents to be requested under this Section 6.6.
Section 6.7    Employee Matters.
(a)    From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor all Company Benefit Plans (including those compensation arrangements and agreements permitted by Section 6.1) in accordance with their terms as in effect immediately before the Effective Time. For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries at the Effective Time who continues to remain employed with the Company and its Subsidiaries (each, a “Company Employee”) (i) an annual base salary or wage rate that is no less favorable that the annual base salary or wage rate provided to the Company Employee immediately prior to the Effective Time, (ii) annual target short-term cash incentive compensation opportunities that are no less favorable than those provided to the Company Employee immediately before the Effective Time, (iii) severance benefits that are no less favorable in the aggregate than those severance benefits provided to the Company Employee immediately before the Effective Time and listed on Section 6.1(a) of the Company Disclosure Letter and (iv) retirement and health and welfare benefits (other than defined benefit plan benefits and retiree health and welfare benefits) that are no less favorable in the aggregate to those provided to the Company Employee immediately before the Effective Time (other than defined benefit plan benefits and retiree health and welfare benefits).
(b)    For all purposes (including for purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors, as reflected in the Company’s personnel records, to the same extent such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to benefit accrual and eligibility for early retirement subsidies under any New Plan that is a defined benefit pension plan and for all purposes under any New Plan that is an incentive plan or postretirement health or welfare plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to provide the following: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in each New Plan to the extent such Company Employee was eligible to participate immediately prior to the Effective Time in a Company Benefit Plan providing analogous benefits (such Company Benefit Plans, collectively, the “Legacy Plans”), (ii) for purposes of each New Plan providing medical, dental pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plans shall be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Legacy Plans and (iii) any eligible expenses incurred by a Company Employee and his or her covered dependents during the portion of the plan year of each Legacy Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)    The Company and its Subsidiaries shall pay, no later than the Closing Date, annual bonuses for any completed fiscal year that remain unpaid as of the Closing Date, based on actual performance, as reasonably determined by the Company after consultation with Parent.
(d)    Parent shall cause the Surviving Corporation and its Subsidiaries to honor the Company’s annual cash bonus plans in respect of the Closing Year. To the extent the Closing Date occurs prior to the payment of annual bonuses under such plans in respect of the Closing Year (the “Closing Year Annual Bonus”), Parent shall cause the Surviving Corporation to pay a Closing Year Annual Bonus to each Company Employee that was a participant as of the Closing Date in such annual cash bonus plans in respect of the Closing Year, in an amount based upon actual performance for the Closing Year, but not less than the Pro Rata Bonus Amount (defined below) applicable for such participant. In accordance with the terms of the applicable annual cash bonus plan, the Closing Year Annual Bonus shall be payable at the same time that annual bonuses would have been paid absent the Merger, subject to the participant’s continued employment with the Surviving Corporation or any of its Subsidiaries through the bonus payment date. Notwithstanding the foregoing, if the participant’s employment is terminated by the Surviving Corporation without “cause” (as defined in the Company’s Amended and Restated 2017 Stock Incentive Compensation Plan, effective March 27, 2025, and as determined by Parent in good faith) prior to such payment date, the participant will, (i) subject to such participant’s execution and non-revocation of a general release of claims in favor of Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates and (ii) without duplication for any annual bonus payable to such participant under any other benefit plan providing for severance payments, receive such participant’s Closing Year Annual Bonus, prorated for the number of months of the participant’s employment that have commenced during the Closing Year and based on the established annual bonus target opportunity for such participant, within sixty (60) days after such participant’s employment termination date or such time that is otherwise required by applicable Law or necessary to avoid the imposition of any additional Taxes or penalties pursuant to Section 409A of the Code. “Pro Rata Bonus Amount” means an amount equal to the product obtained by multiplying (1) the applicable Company Employee’s established annual bonus target opportunity under the applicable annual cash bonus plan, by (2) a fraction, the numerator of which equals the number of days that have elapsed from the first (1st) day of the calendar year in which the Closing Date occurs through the Closing Date and the denominator of which equals 365.
(e)    The Parties agree that the consummation of the Transactions shall constitute a “change in control,” “change of control” or term of similar import under each applicable Company Benefit Plan, including those set forth on Section 6.7(e) of the Company Disclosure Letter; provided that, for purposes of any such plans that provide for deferred compensation within the meaning of Section 409A of the Code, the foregoing shall not accelerate the time of payment or distribution of any such deferred compensation (but shall accelerate vesting if provided for in accordance with the terms thereof) if the transactions contemplated by this Agreement do not otherwise constitute a “change in control,” “change of control” or term of similar import under the applicable plan and to so declare as a “change in control,” “change of control” or term of similar import would result in an impermissible payment or distribution for purposes of Section 409A of the Code.
(f)    Nothing contained in this Section 6.7, express or implied, shall (i) be construed to establish, amend or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Parent or the Company or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, to the extent permitted by the terms of such plan, program, agreement, contract, policy or arrangement, (iii) create any third-party beneficiary rights or obligations in any person (including any employee) or any right to employment or services or continued employment or service or to a particular term or condition of employment or service with Parent or the Company or any of their respective Subsidiaries or Affiliates or (iv) limit the right of Parent or the Company or any of their respective Subsidiaries or Affiliates to terminate the employment or service of any employee or other service provider at or following the Closing at any time and for any or no reason.
Section 6.8    Director and Officer Indemnification.
(a)    For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries, as applicable, to indemnify and hold harmless each former and present director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) against any costs, expenses (including advancing reasonable and reasonably documented attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim to the fullest extent permitted by Law and as provided in their respective Organizational Documents in effect as of the date of this Agreement or any indemnification agreement in effect on the date of this Agreement and made available by the Company to Parent prior to the execution of this Agreement; provided that the Company Indemnified Party to whom such fees and expenses are advanced provides a written undertaking in a form reasonably acceptable to Parent to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer, director, employee or other fiduciary of the Company or any of its Subsidiaries or of any Person if such service was at the request of the Company or any of its Subsidiaries, in each case, at or prior to the Closing to the fullest extent permitted by Law and as provided in their respective Organizational Documents in effect as of the date of this Agreement or any indemnification agreement in effect on the date of this Agreement and made available by the Company to Parent prior to the execution of this Agreement. All rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in effect as of the date of this Agreement in favor of the Company Indemnified Parties shall survive the Merger and continue in full force and effect in accordance with their terms for a period of six (6) years after the Effective Time, and the Surviving Corporation and its Subsidiaries, as applicable, shall (and Parent shall cause the Surviving Corporation and its Subsidiaries, as applicable, to) honor all the terms thereof. Notwithstanding anything herein to the contrary, if any Company Indemnified Party notifies Parent in writing on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person seeks indemnification pursuant to this Section 6.8, the provisions of this Section 6.8 shall continue in effect with respect to such matter until the final disposition of such matter.
(b)    For a period of six (6) years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause to be maintained in effect the provisions in the Organizational Documents of the Surviving Corporation and each Subsidiary of the Company (or in such documents of any successor thereto) regarding elimination of liability, indemnification and advancement of expenses in effect as of the date of this Agreement, and, during such six (6) year period, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Company Indemnified Party, except as required by applicable Law.
(c)    Parent shall or shall cause the Surviving Corporation to either (i) continue to maintain in effect for a period of six (6) years after the Effective Time the Company’s and its Subsidiaries’ directors’ and officers’ liability, fiduciary liability, investment management liability, professional liability, cyber and employment practices liability insurance policies (collectively, the “D&O Insurance”) in place as of the Effective Time or (ii) purchase through a broker selected by Parent comparable D&O Insurance (from one or more carriers with a credit rating(s) that is the same or better than the Company’s D&O Insurance carrier(s)) for such six (6) year period, in each case, with coverage for the Persons who are covered by the Company’s D&O Insurance in effect as of the Effective Time, with terms, conditions, retentions and levels of coverage at least as favorable to the insureds thereunder as the Company’s D&O Insurance in effect as of the Effective Time with respect to matters existing or occurring prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be required to expend for such insurance pursuant to this sentence an aggregate annual premium in excess of 300% of the aggregate annual premium the Company paid for the applicable D&O Insurance in effect as of the date of this Agreement (the “Premium Cap”); provided, further, that if such insurance is not available for an amount not exceeding the Premium Cap, Parent or the Surviving Corporation may purchase the most advantageous insurance available for an amount not to exceed the Premium Cap. In lieu of the foregoing, at or prior to the Effective Time, the Company may, or at Parent’s request, the Company shall, purchase (in consultation with Parent), at or prior to the Effective Time, “tail” insurance in respect of the D&O Insurance (the “Tail Policies”) with a reporting period of six (6) years after the Effective Time with coverage for the Persons who are covered by the Company’s D&O Insurance in effect as of the Effective Time, with terms, conditions, retentions and levels of coverage at least as favorable to the insureds as the Company’s D&O Insurance in effect as of the Effective Time with respect to matters existing or occurring prior to the Effective Time, in which event, Parent shall cease to have any obligations under the first sentence of this Section 6.8(c); provided that the aggregate premium for such Tail Policies shall not exceed the Premium Cap unless otherwise directed by Parent; provided, further, that if any such Tail Policy is not available for an amount not exceeding the Premium Cap, the Company may, or at Parent’s request, the Company shall purchase (in consultation with Parent), at or prior to the Effective Time, the applicable Tail Policy that is the most advantageous to the insureds thereunder as is available for an amount not to exceed the Premium Cap.
(d)    In the event the Company purchases such Tail Policies, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such Tail Policies in full force and effect for its term and continue to honor its obligations thereunder.
(e)    In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall cause the successors and assigns of Parent or the Surviving Corporation, as the case may be, to succeed to or assume the applicable obligations of such Party set forth in this Section 6.8.
(f)    The provisions of this Section 6.8 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each of the Company Indemnified Parties and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.
Section 6.9    Consent of Sole Stockholder of Merger Sub. Immediately after the execution of this Agreement (but in any event, no later than five (5) Business Days after the date hereof), Parent shall duly approve and adopt this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with applicable Law and the Organizational Documents of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.
Section 6.10    No Solicitation.
(a)    From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article VIII, and except as otherwise specifically provided for in this Section 6.10, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage any inquiry, proposal or offer which constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding or in furtherance of, or furnish to any Person (other than Parent, its Affiliates and their respective Representatives) any nonpublic information relating to the Company and its Subsidiaries, in connection with or in response to any inquiry, proposal or offer which constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (iii) approve or recommend, or make any public statement approving or recommending, a Company Acquisition Proposal, (iv) approve, adopt or enter into any letter of intent, merger agreement or other similar agreement providing for a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each an “Alternative Acquisition Agreement”), (v) submit any Company Acquisition Proposal to a vote of the stockholders of the Company, (vi) except where the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties under Delaware Law, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (vii) take any action to make the provisions of any Takeover Law or any similar provision in the Company Charter or Company Bylaws inapplicable to any transactions contemplated by a Company Acquisition Proposal or (viii) recommend publicly or resolve or agree to do any of the foregoing.
(b)    Notwithstanding the limitations set forth in Section 6.10(a), if, at any time prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a bona fide written Company Acquisition Proposal that did not result from a breach of this Section 6.10 that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (i) is or could reasonably be expected to lead to a Superior Proposal and (ii) failure to take such action would reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under Delaware Law, then the Company and its Representatives may, in response to such Company Acquisition Proposal, furnish nonpublic information relating to the Company and its Subsidiaries to the Person or group (or any of their Representatives) making such Company Acquisition Proposal and engage in discussions or negotiations with such Person or group and their Representatives regarding such Company Acquisition Proposal; provided that (x) prior to furnishing any nonpublic information relating to the Company and its Subsidiaries to such Person or group or their respective Representatives, the Company enters into an Acceptable Confidentiality Agreement with the Person or group making such Company Acquisition Proposal and (y) promptly (but not more than twenty four (24) hours) after furnishing any such nonpublic information to such Person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives). Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries and the Company’s Representatives may (A) in response to a written Company Acquisition Proposal that did not result from a breach of this Section 6.10, seek to clarify the terms and conditions of such Company Acquisition Proposal solely to determine whether such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (B) inform a Person or group that has made a Company Acquisition Proposal of the provisions of this Section 6.10 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).
(c)    The Company shall promptly (and in any event within twenty four (24) hours) notify Parent after receipt of any Company Acquisition Proposal, any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company and its Subsidiaries by any Person or group who has made or would reasonably be expected to make a Company Acquisition Proposal. Such notice shall identify the Person or group making the inquiry, proposal or offer and indicate the material terms and conditions of any such inquiry, proposal or offer or the nature of the information requested pursuant to such inquiry or request. Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis (and in any event within twenty four (24) hours), regarding any changes to the status and material terms of any such inquiry, proposal or offer (including any material amendments thereto or any change to the scope or material terms or conditions thereof). The Company shall promptly (and in any event within twenty four (24) hours) provide to Parent unredacted copies of all material correspondence and written materials (regardless of whether electronic) sent or provided to the Company or any of its Subsidiaries or their respective Representatives that describes any terms or conditions thereof, including any proposed transaction agreements (along with all schedules and exhibits thereto and any financing commitments related thereto), as well as written summaries of any material oral communications relating to the terms and conditions thereof.
(d)    The Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, immediately cease, and cause to be terminated, any existing solicitations, encouragements, discussions or negotiations with any Person or group with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal. The Company shall promptly (and in any event within four (4) Business Days after the date of this Agreement) deliver a written notice to each Person that has received non-public information since January 1, 2024 regarding the Company pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that could be a Company Acquisition Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction (as provided in the terms of the applicable confidentiality agreement) of all confidential information concerning the Company and any of its Subsidiaries heretofore furnished to such Person or group. The Company will immediately terminate any physical and electronic data access previously granted since January 1, 2024 to any such Person or group to diligence or other information regarding the Company or any of its Subsidiaries for purposes of evaluating any transaction that could be a Company Acquisition Proposal. Upon the execution of this Agreement, the Company acknowledges and agrees that the standstill obligations in the Company Confidentiality Agreement shall be deemed irrevocably and unconditionally waived by the Company.
(e)    Notwithstanding anything to the contrary in this Agreement, prior to the time of obtaining the Company Stockholder Approval, the Company Board may effect a Company Adverse Recommendation Change (and, in the case of a Company Acquisition Proposal, terminate this Agreement pursuant to Section 8.1(d)(i) and concurrently pay the fees required by Section 8.3 in order to enter into a definitive agreement in connection with a Superior Proposal) if: (i) (A) a written Company Acquisition Proposal that did not result from a breach of this Section 6.10 is made to the Company or any of its Representatives after the date of this Agreement and such Company Acquisition Proposal is not withdrawn prior to such Company Adverse Recommendation Change or (B) there has been an Intervening Event, (ii) in the case of a Company Acquisition Proposal, the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Superior Proposal and (iii) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under Delaware Law.
(f)    Prior to making any Company Adverse Recommendation Change or entering into any Alternative Acquisition Agreement, (i) the Company Board shall provide Parent at least four (4) Business Days’ prior written notice of its intention to take such action, which notice shall specify, in reasonable detail, the reasons therefor and, in the case of a Company Acquisition Proposal, the material terms and conditions of such proposal, including a copy of any proposed definitive agreement (along with all schedules and exhibits thereto and any financing commitments related thereto), (ii) during the four (4) Business Days following such written notice (it being understood and agreed that any change to the financial or other material terms and conditions of a Superior Proposal shall require an additional notice to Parent of two (2) Business Days beginning on the date of such notice), the Company Board and its Representatives shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of the Transactions proposed by Parent in response to such Superior

Proposal or Intervening Event, as applicable, and (iii) at the end of the four (4) Business Day period described in the foregoing clause (ii), the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any legally binding (if accepted by the Company) adjustment or modification of the terms of this Agreement proposed in writing by Parent), that, as applicable (A) the Company Acquisition Proposal continues to be a Superior Proposal or (B) the Intervening Event continues to warrant a Company Adverse Recommendation Change and, in each case, that failure to take such action would reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under Delaware Law.
(g)    Nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing to their stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act; provided that this Section 6.10(g) shall not permit the Company Board to effect a Company Adverse Recommendation Change except to the extent otherwise permitted by this Section 6.10; provided, further, that a request by Parent for the Company to publicly recommend against a Company Acquisition Proposal may not be made more than once with respect to any Company Acquisition Proposal unless such Company Acquisition Proposal is subsequently materially amended or modified, in which case Parent may make one request each time such Company Acquisition Proposal is so subsequently materially amended or modified. For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute a Company Adverse Recommendation Change.
Section 6.11    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the prior written consent of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law or by a Governmental Entity or (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded, but only if, in each case, such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon. Furthermore, nothing in this Section 6.11 requires a Party to consult with or obtain any approval from the other Parties with respect to a public announcement or press release issued in connection with (x) in the case of the Company, the receipt and existence of a Company Acquisition Proposal and matters related thereto or a Company Adverse Recommendation Change, as applicable, in compliance with Section 6.10 and (y) enforcing its rights and remedies under this Agreement. For the avoidance of doubt, nothing in this Section 6.11 shall prevent Parent or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the Transactions.
Section 6.12    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Sub, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.13    Notices of Certain Events; Control of Business.
(a)    From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, each of the Company and Parent shall promptly notify the other Party of:
(i)    any written notice or other written communication received by the notifying Party or any of its Affiliates or Representatives from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions;
(ii)    any notice or other written communication received by the notifying Party or any of its Affiliates or Representatives from any Governmental Entity relating to the Transactions; and
(iii)    any Proceedings (A) commenced or (B) to its knowledge, threatened against such Party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 (in the event that the Company is the notifying Party) or Section 5.6 (in the event that Parent is the notifying Party).
(b)    The Company shall give prompt notice to Parent of any Effect that has had or would reasonably be expected to have a Company Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions in Section 7.2 impossible or unlikely; and
(c)    Parent shall give prompt notice to the Company of any Effect that has had or would reasonably be expected to have a Parent Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions in Section 7.3(a) and Section 7.3(b) impossible or unlikely;
provided that no such notification required by clause (a), (b) or (c) above (and no other notification required to be given under any other Section of this Agreement) shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.
(d)    Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision of the Company’s and its Subsidiaries’ operations.
Section 6.14    Takeover Laws. None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.
Section 6.15    Section 16(b). The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares (including ESPP Shares) and Company Equity Awards in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.
Section 6.17    Transaction Litigation. Subject to applicable Law, the Company shall promptly notify Parent, of any stockholder demands, litigations, arbitrations or other similar actions (including derivative claims) commenced or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any director or officer thereof relating to this Agreement or any of the Transactions (collectively, the “Transaction Litigation”) and shall keep each other promptly and reasonably informed regarding any Transaction Litigation. Subject to applicable Law, the Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation, at each Party’s sole cost and expense, and shall in good faith consult with each other on a regular basis regarding the defense or settlement of such Transaction Litigation and shall reasonably consider each other’s advice with respect to such Transaction Litigation, but only if it is not reasonably determined by either of the Parties, upon the advice of counsel, that doing so could result in the loss of the ability to successfully assert attorney-client, work product or similar legal privileges. Subject to applicable Law, none of the Company or any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 6.18    Debt Financing Cooperation.
(a)    During the period from the date of this Agreement to the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide reasonable and customary cooperation as may be reasonably requested by Parent with reasonable advance written notice to assist Parent and Aquarian Holdings in connection with (i) the Debt Financing and (ii) any other refinancing of obligations owing by Parent, Aquarian Holdings, Equity Investor or any of its Affiliates as of the date of this Agreement that may be identified by Parent as reasonably related to any of the Transactions (the “Accommodation Refinancing”), including using reasonable best efforts to (1) cause the participation by applicable senior management, at reasonable times and places and upon reasonable advance notice, in a reasonable number of meetings and due diligence sessions in connection with the Debt Financing (it being understood that any such meeting may take place via videoconference or web conference), (2) take all corporate, limited liability company, partnership or other similar actions reasonably necessary to permit the consummation of the Debt Financing; provided that all such actions shall be conditioned on the occurrence of the Closing, (3) furnish at least three (3) Business Days prior to the Closing Date, all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, and beneficial ownership regulations, but, in each case, solely relating to the Company and its Subsidiaries and to the extent reasonably requested by Parent and/or the Debt Financing Sources at least ten (10) Business Days prior to the Closing Date and (4) assist with the preparation of, and to the extent applicable, executing and delivering, definitive financing documents, including guarantee documents and other certificates and documents and schedules to any loan agreement or other definitive financing documentation, in each case, as may be reasonably requested by Parent and customary for transactions of the type contemplated by the Debt Commitment Letter and in each case to the extent relating to the Company and its Subsidiaries.

(b)    The Company hereby consents to the use of its logo solely to the extent necessary or advisable in connection with any Debt Financing; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; provided, further, that such use is consistent with industry standards.
(c)    During the period from the date of this Agreement to the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms and such time as Parent requests a Payoff Letter pursuant to Section 6.18(f), the Company shall use reasonable best efforts to provide reasonable and customary cooperation as may be reasonably requested by Parent with reasonable advance written notice to assist Parent with respect to the arrangement of an amendment or waiver, in form and substance reasonably satisfactory to Parent, to the Company Credit Facility to waive the “Change of Control” (as defined in the Company Credit Facility) that will occur at the Closing and otherwise permit consummation of the transactions consummated by this Agreement and such other amendments as Parent may reasonably request (the “Specified Debt Amendment”); provided that, for the avoidance of doubt, in no event shall such reasonable best efforts obligation require or be deemed or construed to require the Company or any of its Subsidiaries, as applicable, to pay any amendment or consent fee to the administrative agent or lenders, as applicable, under the Company Credit Facility in order to the effect the Specified Debt Amendment, unless any such consent fee is paid or payable concurrent with the Closing. Subject to the agreement and execution of the Specified Debt Amendment by the counterparties thereto (including the Company) and Section 6.18(d)(iv), the Company shall execute and deliver to Parent as promptly as reasonably practicable after the date hereof the Specified Debt Amendment in a form reasonably requested by Parent.
(d)    Notwithstanding anything in this Section 6.18 to the contrary:
(i)    no requested cooperation shall require the Company or any of its Subsidiaries to take any action that would (A) conflict with or violate the Company’s or any of its Subsidiaries’ Organizational Documents or any applicable Law, (B) result in the contravention of, or violation of, or breach of, or default under, any Contract to which the Company is a party (including this Agreement) so long as such Contract was not entered into in contemplation of avoiding such cooperation obligation, (C) in the Company’s reasonable judgment, unreasonably disrupt or interfere with the business of the Company or any of its Subsidiaries or (D) cause any condition precedent to the Closing to fail to be satisfied or cause the Company or any of its Subsidiaries to breach any representation, warranty, covenant or agreement in this Agreement, unless such failure or breach is waived by Parent;
(ii)    none of the Company nor any of its Subsidiaries nor any of their respective Representatives shall be required to take any action that could give rise to personal liability;
(iii)    prior to the Closing Date, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other expense, liability or obligation or make any other payment or agree to provide any indemnity in connection with any Debt Financing or any Specified Debt Amendment, in each case, that has not been fully reimbursed or, in the case of any contingent liability or indemnity, fully indemnified by Parent;
(iv)    neither the Company nor any of its Subsidiaries shall be required to execute, deliver or enter into, or perform, any Contract with respect to any Debt Financing or any Specified Debt Amendment unless it is contingent upon the consummation of the Closing or would not be effective prior to the Closing Date;

(v)    nothing in this Section 6.18 shall oblige the Company or any of its Subsidiaries to provide any information which (A) would result in the loss or waiver of any attorney-client privilege of such Person or (B) would contravene any applicable Law; provided that the Company shall use reasonable best efforts to permit such disclosure in a manner that would not result in the loss or waiver of any such attorney-client privilege;
(vi)    no director or manager of the Company or any of its Subsidiaries shall be required to adopt resolutions approving the agreements, documents and instruments pursuant to which any Debt Financing is obtained or take any other corporate action in respect of the Debt Financing; and
(vii)    the Company shall not be required to prepare or provide any (x) pro forma financial statements, information or projections, or (y) other financial statements or other financial information that are not otherwise prepared in the ordinary course of business.
(e)    Parent shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective Representatives, from and against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), liabilities, losses, damages, claims, costs and expenses suffered or incurred by them in connection with their cooperation in arranging any Debt Financing, obtaining any Specified Debt Amendment or the performance of their obligations under this Section 6.18 and the provision of any information utilized in connection therewith, in each case, other than to the extent any of the foregoing was suffered or incurred as a result of (x) the gross negligence or willful misconduct of the Company, the Company’s Subsidiaries or any of their respective pre-Closing Representatives, as applicable, or (y) information provided by the Company, the Company’s Subsidiaries or any of their respective pre-Closing Representatives, as applicable, containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent shall, promptly upon written request of the Company or otherwise upon termination of this Agreement, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by such Person in connection with the cooperation required by this Section 6.18.
(f)    Without limiting Company’s obligations under Section 6.18(c), in the event that the Specified Debt Amendment is not obtained, the Company shall, if requested by Parent at least ten (10) Business Days prior to the anticipated Closing Date, deliver (or cause to be delivered) to Parent on or prior to the Closing Date (with drafts delivered at least five (5) Business Days prior to the anticipated Closing Date) a fully executed copy of a customary payoff letter (the “Payoff Letter”) with respect to the obligations under the Company Credit Facility.
(g)    Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that: (i) obtaining the Debt Financing, any alternative financing or the Specified Debt Amendment is not a condition to the Closing; and (ii) for all purposes of this Agreement (including Section 7.2(a) and Section 8.1(c)(ii)), the Company and its Subsidiaries shall be deemed to have complied with its (and their) obligations, covenants and agreements, as the case may be, in (A) Section 6.18(a)(ii) and Section 6.18(c) (and any other provision relating to the Accommodation Refinancing or the Specified Debt Amendment) and (B) all other provisions in this Section 6.18, unless, solely in the case of this clause (B), (w) the Company has breached in any material respect any of its obligations under such other provisions in this Section 6.18, (x) Parent has notified the Company of such breach in writing a reasonably sufficient amount of time prior to the Outside Date to afford the Company with reasonable opportunity to cure such breach (detailing in good faith (I) reasonable specificity as to the basis for any such breach and (II) reasonable steps that comply with such other provisions in this Section 6.18 in order to cure such breach) and the Company has not cured such breach within such time as would reasonably permit Parent, Merger Sub or Aquarian Holdings, as applicable, to consummate the Debt Financing prior to the Outside Date, (y) the Debt Financing fails to be consummated as a result of the failure of any condition precedent to the funding of the full proceeds of the Debt Financing, and (z) such breach by the Company was the proximate cause of such failure.
Section 6.19    Financing.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and Aquarian Holdings shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as practicable after the date hereof, all things reasonably necessary to arrange and obtain the Financing and the Investment on or before the Closing Date on the terms and conditions, taken as a whole, not materially less favorable to Parent or Aquarian Holdings (or the Equity Investor, in the case of the Investment) than those contained in the applicable Commitment Letters, Investment Commitment Letter and the Fee Letter (including any “flex” provisions contained in the Fee Letter), as the case may be, including by using reasonable best efforts to (i) comply with and maintain in effect the Commitment Letters and the Investment Commitment Letter until the Transactions are consummated on the Closing Date, (ii) negotiate and enter into Financing Agreements with respect to the Debt Financing on the terms and conditions, taken as a whole, not materially less favorable to Parent or Aquarian Holdings than those contained in the Debt Commitment Letter and the Fee Letter (including any “flex” provisions contained in the Fee Letter), (iii) ensure the accuracy in all material respects of all representations and warranties of Parent, Merger Sub and Aquarian Holdings, as applicable, set forth in the Commitment Letters and satisfy on a timely basis or obtain the waiver of all conditions contained in the applicable Commitment Letter (or applicable Financing Agreements) and otherwise comply in all material respects with its obligations thereunder, (iv) consummate the Financing contemplated by the Commitment Letters and the Fee Letter, and the Investment contemplated by the Investment Commitment Letter, prior to, or substantially concurrently with, the Closing and (v) subject to the satisfaction or waiver of the conditions set forth in the Debt Commitment Letter, cause the Lenders and other Persons providing the Debt Financing to fund, on the Closing Date, the Debt Financing contemplated to be funded on the Closing Date by the Debt Commitment Letter. It is further understood and agreed that amounts extended to Aquarian Holdings in respect of any such funding on the Closing Date shall be contributed indirectly to Parent in order to allow Parent to consummate the Transactions, including the Merger. Upon the funding of the Debt Financing by the Lenders and other Persons providing the Debt Financing, Aquarian Holdings shall transfer, or cause to be transferred (including via dividend, distribution and/or contribution) the proceeds of the Debt Financing to Parent.
(b)    Other than as set forth in clause (d) below, Parent, Merger Sub and Aquarian Holdings shall not prior to the Closing agree to or volitionally permit any amendment, supplement or other modification or replacement of, or any termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the Debt Commitment Letter or the Fee Letter (any of the foregoing, a “Debt Commitment Letter Amendment”), in each case, without the prior written consent of the Company to the extent such Debt Commitment Letter Amendment would reasonably be expected to: (i) adversely affect in any material respect or materially impair or materially delay Parent’s or its Affiliates’ ability to consummate the Transactions on the Closing Date; (ii) reduce the aggregate amount of the Financing in an amount that would result in the aggregate proceeds of the Financing being less than the Required Amount; (iii) impose new or additional conditions or expand upon (or amend or modify in any manner) the conditions precedent to the Financing in a manner that would reasonably be expected to make the funding of the Financing materially less likely to occur than the conditions in the applicable Commitment Letter (dated as of the date hereof); or (iv) adversely affect in any material respect the ability of Parent or its Affiliates to enforce its (or their) rights against the other parties to the applicable Commitment Letter. Promptly following the effectiveness of any

Debt Commitment Letter Amendment, Parent shall notify the Company in writing of, and deliver copies of the definitive documentation governing, such Debt Commitment Letter Amendment (it being understood that any Fee Letter may be redacted to the same extent as set forth in Section 5.7(a)). Upon the effectiveness of any such Debt Commitment Letter Amendment in accordance with this clause (b), the term “Debt Commitment Letter” or “Fee Letter”, as applicable thereto (and consequently the terms “Debt Financing” and “Financing” shall mean the Debt Financing contemplated by such Debt Commitment Letter and Fee Letter as so replaced, amended, supplemented, modified, consented to or waived), shall mean such Debt Commitment Letter or Fee Letter as so modified by the Debt Commitment Letter Amendment.
(c)    Other than as set forth in clause (e) below, Parent and Merger Sub shall not, and shall cause the Equity Investor not to, prior to the Closing agree to or volitionally permit any amendment, supplement or other modification or replacement of, or any termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the Equity Commitment Letter or the Investment Commitment Letter (any of the foregoing, an “Equity Financing Commitment Amendment”), in each case, without the prior written consent of the Company. Promptly following the effectiveness of any Equity Financing Commitment Amendment, Parent shall deliver copies of the definitive documentation governing, such Equity Financing Commitment Amendment. Upon the effectiveness of any such Equity Financing Commitment Amendment in accordance with this clause (c), the term “Equity Commitment Letter” or “Investment Commitment Letter”, as applicable thereto (and consequently the terms “Equity Financing” and “Financing” shall mean the Equity Financing contemplated by such Equity Commitment Letter and the Investment contemplated by such Investment Commitment Letter, in each case as so replaced, amended, supplemented, modified, consented to or waived), shall mean such Equity Commitment Letter or Investment Commitment Letter in each case as so replaced, amended, supplemented, modified, consented to or waived.
(d)    In the event that any portion of the Debt Financing necessary for Parent, Merger Sub and Aquarian Holdings to fund the Required Amount in full becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter and the Fee Letter (including the “flex” provisions contained in the Fee Letter), (i) Parent shall promptly (and in any event, within two (2) Business Days) notify the Company of such unavailability and the reasons thereof and (ii) Parent, Merger Sub and Aquarian Holdings shall use their reasonable best efforts to, as promptly as practicable following the occurrence of such event, (A) arrange and obtain financing for any such portion from the same or alternative sources in an amount such that the aggregate funds that would be available to Parent and Merger Sub (including by way of indirect contribution by Aquarian Holdings to Parent) at the Closing will be sufficient to pay its obligations hereunder due on the Closing Date (an “Alternative Financing”) (provided that Parent, Merger Sub and Aquarian Holdings shall not be required to arrange or obtain any Alternative Financing having terms and conditions (including “flex” provisions) materially less favorable, in the aggregate, to Parent and Merger Sub than those contained in the Debt Commitment Letter and the Fee Letter) and (B) provide the Company with true, complete and accurate copies of all replacements, amendments, supplements, other modifications or agreements (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, which may be redacted to the same extent as set forth in Section 5.7(a) for the Fee Letter) pursuant to which any such Alternative Financing shall be made available to Parent, Merger Sub or Aquarian Holdings. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing (and consequently the term “Financing” shall include the Equity Financing and the Alternative Financing), and the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include the commitment letter and the term “Fee Letter” as used in this Agreement shall be deemed to include any associated fee letter, in each case with respect to such Alternative Financing.

(e)    In the event that any portion of the Investment becomes unavailable on the terms and conditions contemplated by the Investment Commitment Letter, (i) Parent shall promptly (and in any event, within two (2) Business Days) notify the Company of such unavailability and the reasons thereof and (ii) Parent and Merger Sub shall, and shall cause the Equity Investor to, use their reasonable best efforts to, as promptly as practicable following the occurrence of such event, (A) arrange and obtain financing for any such portion from the same or alternative sources in an amount such that the aggregate funds that would be available to the Equity Investor, to be provided to Parent and Merger Sub at the Closing, will be sufficient to pay Parent’s obligations hereunder due on the Closing Date (provided that any such financing shall provide, at all times, that the Company is a third-party beneficiary thereof) (an “Alternative Investment”) and (B) provide the Company with true, complete and accurate copies of all replacements, amendments, supplements, other modifications or agreements (including all related exhibits, schedules, annexes, supplements and term sheets thereto) pursuant to which any such Alternative Investment shall be made available to the Equity Investor.  In such event, the term “Investment” as used in this Agreement shall be deemed to include any Alternative Investment, and the term “Investment Commitment Letter” as used in this Agreement shall be deemed to include the commitment letter with respect to such Alternative Investment, and any such financing source or provider of financing for such Alternative Investment shall be deemed to be an Investment Source for purposes of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.
(f)    Parent shall give the Company prompt written notice (but in any event within two (2) Business Days) (i) upon attaining knowledge of any material breach or material default (or any event, fact or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in material breach or material default) by any party to any Commitment Letter, Investment Commitment Letter or other Financing Agreements, (ii) if for any reason Parent in good faith believes that it (or Aquarian Holdings, as applicable) will not be able to obtain all or any portion of the Financing or the Investment on the terms, in the manner or from the sources contemplated by the Commitment Letters, the Investment Commitment Letter or other Financing Agreements, as the case may be, and (iii) of the receipt by Parent, Merger Sub or Aquarian Holdings or any of their respective Affiliates (including the Equity Investor) or Representatives of any written notice or other written communication from any Person with respect to any actual or threatened termination or repudiation by any party to any Commitment Letter, Investment Commitment Letter or Financing Agreement or dispute between or among any parties to any of the Commitment Letters, the Investment Commitment Letter or any other Financing Agreements with respect to the obligation to fund any portion of the Financing or the Investment, as the case may be, to be funded at the Closing.
(g)    Notwithstanding anything to the contrary contained herein, it is acknowledged and agreed by Parent, Merger Sub and Aquarian Holdings that the obligations of Parent and Merger Sub under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s, Aquarian Holdings’ or their respective Affiliates’ ability to obtain financing for the consummation of the transactions contemplated hereby.
Section 6.20    Cooperation Obligation. Prior to the Closing, the Company shall cooperate in good faith with Parent to execute and implement the transactions described in Section 6.20(a) of the Company Disclosure Letter. Prior to the Closing, the Company and Parent shall explore in good faith the transactions described in Section 6.20(b) of the Company Disclosure Letter; provided that the Company shall not enter into any such transactions without the prior written consent of Parent.
Section 6.21    Investment Assets.

(a)    From the date hereof until the Closing, the Company shall (i) use its reasonable best efforts to facilitate and (ii) commence implementation of the framework of Parent’s proposed strategic asset allocation plan with respect to the Investment Assets as set forth in Section 6.21 of the Parent Disclosure Schedule, taking into account the Company’s general risk framework, including with respect to asset-liability management, liquidity and issuer limits. From the date hereof until the Closing, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to implement any amendments or modifications to the Investment Guidelines that are reasonably necessary in order to facilitate and implement the transactions contemplated by this Section 6.21(a); provided that the implementation of any such amendments or modifications by the Company or any of its Subsidiaries shall not constitute a breach of Section 6.1(m)(ii).
(b)    From the date hereof until the Closing, the Company shall, or shall cause its Subsidiaries to, deliver to Parent, as soon as practicable (but in no event later than twelve (12) Business Days following the end of each calendar month), a summary report of (i) all Investment Assets owned by the Company and its Subsidiaries as of such month end, the applicable CUSIP number to the extent available for such Investment Assets, and if available, the market value thereof as of such month end, (ii) all Investment Assets sold or otherwise disposed of or that matured during the preceding month, (iii) all Investment Assets purchased by the Company and its Subsidiaries during the preceding month, (iv) all Investment Assets that are in arrears or breach or default in the payment of principal or interest or dividends or are, or should be, classified as non-performing, non-accrual, ninety (90) days past due, still accruing and doubtful of collection, in foreclosure or any comparable classification, or are permanently impaired to any extent and (v) any third-party appraisal or report delivered to the Company or any of its Subsidiaries during the immediately preceding calendar month that speaks to the value of any particular Investment Asset.
(c)    From the date hereof until the Closing, the Company shall, or shall cause its Subsidiaries to, deliver to Parent a good faith summary of current expected credit losses analysis on the applicable Investment Assets within twelve (12) Business Days following the end of each fiscal quarter. From the date hereof until the Closing, the Company shall cause the applicable executives or managers having primary responsibility for Investment Assets and their respective teams to consult with representatives of Parent as reasonably requested by Parent in writing with respect to the matters set forth in Section 6.21 of the Parent Disclosure Letter, including future planned or potential sales and purchases of material Investment Assets and the treatment of any material and impaired or potentially impaired Investment Assets.
ARTICLE VII
CONDITIONS TO THE MERGER
Section 7.1    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following conditions:
(a)    the Company Stockholder Approval has been obtained;
(b)    (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and (ii) the approvals and prior written non-disapprovals from the Governmental Entities listed on Section 7.1(b)(ii) of the Company Disclosure Letter have been obtained;
(c)    FINRA’s approval of the FINRA CMA for the Broker-Dealer shall have been obtained; provided that the condition set forth in this Section 7.1(c) shall be deemed satisfied if (i) thirty (30) days shall have elapsed after FINRA has accepted the FINRA CMA as

“substantially complete”, (ii) the Broker-Dealer has notified FINRA at least five (5) days before the Closing that the Parties intend to consummate the Closing without final, written approval from FINRA of the FINRA CMA for the Broker-Dealer, (iii) FINRA has not notified the Broker-Dealer that FINRA intends to impose any interim restrictions that would have a material adverse effect on the Broker-Dealer if the Closing is consummated without such FINRA approval and (iv) FINRA shall not have advised at any time prior to the Closing that the Parties are prohibited from consummating the Closing without FINRA’s prior approval of the FINRA CMA for the Broker-Dealer or that FINRA expects to disapprove such FINRA CMA or grant such FINRA CMA only if material restrictions are imposed on the Broker-Dealer; and
(d)    there shall not have been issued by any Governmental Entity having jurisdiction of any Party, and remain in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the consummation of the Merger, nor shall any Law have been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Entity having jurisdiction of any Party that prohibits or makes illegal the consummation of the Merger.
Section 7.2    Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following conditions:
(a)    the Company shall have complied with or performed in all material respects the obligations, covenants and agreements it is required to comply with or perform at or prior to the Closing Date;
(b)    the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Corporate Authorization), Section 4.4 (Non-Contravention), Section 4.6(b) (Subsidiaries), Section 4.22 (Brokers; Financial Advisors), Section 4.23 (Opinions of Financial Advisors) and Section 4.25 (Rights Agreements; Takeover Statutes), shall be true and correct in all material respects (disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);
(c)    (i) the representations and warranties of the Company set forth in Section 4.5 (Capitalization) shall be true and correct as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period, and other than de minimis inaccuracies) and (ii) the representations and warranties of the Company set forth in Section 4.11(b) (Absence of Certain Changes) shall be true and correct as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);
(d)    the representations and warranties of the Company set forth in this Agreement (other than those referred to in subparagraphs (b) and (c) above) shall be true and correct (disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(e)    Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had, and would not reasonably be expected to have, a Company Material Adverse Effect;
(f)    Parent and Merger Sub shall have received a certificate of the Company, executed on its behalf by an authorized officer of the Company, dated the Closing Date, confirming that the conditions set forth in subparagraphs (a), (b), (c), (d) and (e) of this Section 7.2 have been satisfied; and
(g)    No Burdensome Condition shall have been imposed.
Section 7.3    Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following conditions:
(a)    Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date;
(b)    the representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct (disregarding for this purpose all “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect; and
(c)    The Company shall have received a certificate of Parent, executed on its behalf by an authorized officer of Parent, dated the Closing Date, certifying that the conditions set forth in subparagraphs (a) and (b) of this Section 7.3 have been satisfied.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated prior to the Effective Time:
(a)    by mutual written consent of the Company and Parent;
(b)    by either the Company or Parent:
(i)    if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held Company Stockholder Meeting or any adjournment or postponement thereof;
(ii)    if the Closing has not yet occurred by the date that is ten (10) months after the date hereof (or as may be extended herein, the “Outside Date”); provided that if (x) the Closing has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 7.1(b) and (y) all other conditions in this Agreement have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by Law) waived, the Outside Date will be automatically extended to be the date that is thirteen (13) months after the date hereof; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or
(iii)    if there shall be adopted any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited or if any judgment, injunction, order or decree issued by any Governmental Entity having jurisdiction of any Party permanently enjoining or prohibiting Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any Party whose breach of any representation and warranty or whose failure to fulfill any covenant or agreement under this Agreement has been the principal cause of, or resulted in, the imposition of such legal restraint or the failure of such legal restraint to be resisted, resolved or lifted;
(c)    by Parent:
(i)    if (A) a Triggering Event shall have occurred or (B) there shall have been a Willful Breach by the Company of any of its covenants or agreements contained in Section 6.5 or Section 6.10; or
(ii)    if there shall have been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in a failure to satisfy a condition set forth in Section 7.2, and in such case such breach shall be incapable of being cured prior to the Outside Date, or if capable of being cured prior to the Outside Date, shall not have been cured by the earlier of (x) thirty (30) days after the giving of written notice to the Company of such breach and (y) two (2) Business Days prior to the Outside Date (a “Company Terminable Breach”), but only if Parent or Merger Sub are not then in Parent Terminable Breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement; or
(d)    by the Company:
(i)    if prior to obtaining the Company Stockholder Approval, (A) the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 6.10, (B) substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for a Superior Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.3;
(ii)    if there shall have been a breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach would result in a failure to satisfy a condition set forth in Section 7.3, and in such case such breach shall be incapable of being cured prior to the Outside Date, or if capable of being cured prior to the Outside Date, shall not have been cured by the earlier of (x) thirty (30) days after the giving of written notice to Parent of such breach and (y) two (2) Business Days prior to the Outside Date (a “Parent Terminable Breach”), but only if the Company is not then in Company Terminable Breach of any representation, warranty, covenant or agreement of Company contained in this Agreement; or

(iii)    if (A) all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being able to be satisfied if the Closing were to occur at such time) have been satisfied, (B) the Company has provided irrevocable written notice to Parent at least one Business Day prior to such termination that all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being able to be satisfied if the Closing were to occur at such time) or that it is willing to waive any unsatisfied conditions in Section 7.3, and that it is prepared, willing and able to effect the Closing and will effect the Closing, (C) the Company has irrevocably confirmed in writing to Parent that the Company is prepared, willing and able to effect the Closing and the other Transactions and (D) Parent has failed to consummate the Closing by the date that is five (5) Business Days after the date when it would be required under Section 2.2.
Section 8.2    Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in compliance with Section 8.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party), other than the Confidentiality Agreements, Section 6.18(e), this Section 8.2, Section 8.3, and Article IX, which provisions shall survive such termination; provided that, subject to the limitations set forth in Section 9.9, nothing in this Agreement shall relieve any Party from liability for fraud, Willful Breach of this Agreement prior to such termination or the requirement to make the payments set forth in Section 8.3. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreements.
Section 8.3    Termination Fees; Expenses.
(a)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) or in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(i), then, in each case, the Company shall pay to Parent, by wire transfer of immediately available funds, a fee in the amount of $143,524,000 (the “Company Termination Fee”) at or prior to the termination of this Agreement in the case of a termination pursuant to Section 8.1(d)(i) or as promptly as practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination pursuant to Section 8.1(c)(i).
(b)    In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii), or in the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), and in each case at any time after the date of this Agreement prior to such termination (i) a Company Acquisition Proposal has been made to the Company or the Company Board or publicly announced and has not been withdrawn prior to the termination of this Agreement and (ii) within twelve (12) months after such termination, the Company (A) enters into an agreement with respect to any Company Acquisition Proposal and such Company Acquisition Proposal is subsequently consummated or (B) consummates any Company Acquisition Proposal, then, in any such event, the Company shall pay to Parent, by wire transfer of immediately available funds, the Company Termination Fee concurrently with the consummation of such transaction arising from such Company Acquisition Proposal; provided that for purposes of the definition of “Company Acquisition Proposal” in this Section 8.3(b), references to “10%” and “90%” shall be replaced by “50%”.
(c)    In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii), then Parent shall pay or cause to be paid to the Company, by wire transfer of immediately available funds, a fee in the amount of $225,537,000 (the “Parent Termination Fee”) as promptly as practicable (and, in any event, within two (2) Business Days following such termination).
(d)    In the event that this Agreement is validly terminated under circumstances in which the Company Termination Fee is due and payable and Parent has received full payment of the Company Termination Fee, (i) payment from the Company to Parent of the Company Termination Fee and any payments pursuant to Section 8.3(f) shall be the sole and exclusive remedy of Parent, Merger Sub or any of their respective Affiliates against the Company and any of its former, current or future officers, directors, stockholders or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of (A) the entry into the Transaction Documents by the parties hereto and thereto, (B) the failure of the Merger and the other Transactions to be consummated or (C) a breach or failure to perform hereunder, thereunder or otherwise and (ii) upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that nothing in this Agreement shall relieve any Party from liability for fraud or Willful Breach of this Agreement prior to such termination.
(e)    In the event that this Agreement is validly terminated under circumstances in which the Parent Termination Fee is due and payable and the Company has received full payment of the Parent Termination Fee, (i) payment from Parent to the Company of the Parent Termination Fee and any payments pursuant to Section 8.3(f) shall be the sole and exclusive remedy of the Company or any of its Affiliates against Parent, Merger Sub, Equity Investor, the Debt Financing Source Related Parties, the Investment Source, any Additional Capital Provider and any of their respective former, current or future officers, directors, stockholders or Affiliates (collectively, “Parent Related Parties”) for any loss suffered as a result of (A) the entry into the Transaction Documents by the parties hereto and thereto, (B) the failure of the Merger and the other Transactions to be consummated or (C) a breach or failure to perform hereunder, thereunder or otherwise and (ii) upon payment of such amount(s), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While the Company may pursue both (x) a grant of specific performance or other equitable relief, in each case in accordance with and subject in all respects to Section 9.9, and (y) payment of the Parent Termination Fee under Section 8.3(c) and any payments pursuant to Section 8.3(f), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur, on the one hand, and payment of the Parent Termination Fee and any payments pursuant to Section 8.3(f), on the other hand.
(f)    The Parties acknowledge that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other Party for any amount due pursuant to this Section 8.3, then such paying Party shall pay the other Party its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment at the annual rate of five percent plus the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (or such lesser rate as is the maximum permitted by applicable Law). All payments under this Section 8.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as the case may be. In no event shall a Company Termination Fee or the Parent Termination Fee, as the case may be, be payable more than once.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person, (b) if transmitted by electronic mail (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request) or (c) if transmitted by national overnight courier, in each case as addressed as follows:
if to Parent or Merger Sub, to:

Aquarian Capital LLC
40 Tenth Avenue
6th Floor
New York, NY 10014
Attention:    Rudrabhishek Sahay
E-mail:        rsahay@aquarianlp.com
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:    Todd E. Freed
        Patrick J. Lewis
        Christopher J. Ulery
E-mail:        Todd.Freed@skadden.com
        Patrick.Lewis@skadden.com
            Chris.Ulery@skadden.com
if to the Company, to:
Brighthouse Financial, Inc.
11225 North Community House Road
Charlotte, North Carolina
Attention:    Allie Lin
        Bruce Schindler
E-mail:        allie.lin@brighthousefinancial.com
        bschindler1@brighthousefinancial.com

with a copy to:
Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001
Attention:    Nicholas F. Potter
        Andrew G. Jamieson
E-mail:        nfpotter@debevoise.com
        agjamieson@debevoise.com
Section 9.2    Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement, or in any certificate or other writing delivered pursuant to this Agreement, shall survive the Effective Time or, except as otherwise provided in Section 8.2, any termination of this Agreement, as the case may be. This Section 9.2 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.
Section 9.3    Amendments; No Waivers.
(a)    Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective.
(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 9.4    Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties and any attempted or purported assignment in violation of this Section 9.4 will be null and void; provided, further, that prior to the date that the Form A Filings are due to be filed with the applicable Governmental Entities, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Equity Investor or to one or more of Equity Investor’s direct or indirect wholly owned Subsidiaries.
Section 9.5    Governing Law; Venue; Waiver of Jury Trial.
(a)    THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT ARE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b)    EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT

DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE IN CONNECTION WITH ANY DISPUTE THAT IS BASED UPON, ARISES OUT OF OR RELATES TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING THAT IS BASED UPON, ARISES OUT OF OR RELATES TO THIS AGREEMENT THAT IT IS NOT SUBJECT PERSONALLY TO JURISDICTION IN THE ABOVE NAMED COURTS OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THE ACTION, SUIT OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH PARTY IRREVOCABLY AGREES THAT SUCH PARTY WILL NOT BRING ANY SUCH ACTION IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR IF THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE AND ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION THAT IS BASED UPON, ARISES OUT OF OR RELATES TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.5.
Section 9.6    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received counterparts hereof signed by all of the other Parties.

Section 9.7    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof and thereof. Notwithstanding any provision of this Agreement to the contrary, the Company Disclosure Letter and the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. Except (a) for the provisions of Article II and Article III (including, for the avoidance of doubt, the rights of the former holders of Shares to receive the Merger Consideration or the rights of the former holders of Company Equity Awards to receive the amounts payable pursuant to Section 2.6), in each case, following the Closing, (b) that the Company shall have the right, on behalf of the holders of Shares and Company Equity Awards to pursue and recover damages against Parent and Merger Sub for the loss of the Merger Consideration and any other applicable amount pursuant to this Agreement (including the loss of the premium that such holders would be entitled to receive pursuant to the terms this Agreement if the Merger were consummated in accordance with its terms), and other relief, including equitable relief; provided that the rights granted pursuant to this clause (b) shall be enforceable on behalf of the holders of Shares and Company Equity Awards only by the Company, in its sole and absolute discretion, on behalf of such holders, and any amounts received by the Company in connection therewith may be retained by the Company and (c) for the provisions of Section 6.8 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), no provision of this Agreement or any other agreement contemplated hereby is intended to confer any rights or remedies on any Person other than the Parties.
Section 9.8    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 9.9    Specific Performance.
(a)    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the provisions of Section 9.9(b), the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 9.5, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of any injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.9 shall not be required to provide any bond or other security in connection with any such order or injunction.
(b)    Notwithstanding Section 9.9(a) or anything in this Agreement to the contrary, the Parties hereby further acknowledge and agree that, prior to the earlier of the Effective Time and the valid termination of this Agreement in accordance with the terms of Article VII, the Company shall be entitled to specific performance to cause each of the Equity Financing and the Investment to be funded and to cause Parent and Merger Sub to consummate the Transactions in accordance with the terms of this Agreement, if and only if, (i) all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being able to be satisfied if the Closing were to occur at such time) have been satisfied or waived, (ii) the Company has provided irrevocable written notice to Parent that all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being able to be satisfied if the Closing were to occur at such time) or that it is willing to waive any unsatisfied conditions in Section 7.3, (iii) the Debt Financing has been funded or will be funded in full on the Closing Date in accordance with the terms of the Debt Commitment Letter, (iv) Parent has failed to consummate the Closing on the date when it would be required under Section 2.2 and (v) the Company has irrevocably confirmed in writing to Parent that (A) if specific performance were granted and the Debt Financing were funded, then the Closing would occur substantially simultaneously with the drawdown of the Equity Financing, the Investment and the Debt Financing and (B) the Company is prepared, willing and able to effect the Closing and the other Transactions.
Section 9.10    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. Notwithstanding the foregoing, Parent shall pay any and all fees and expenses, other than the Company’s Representatives’ fees, incurred in connection with the filing by the Parties of the premerger notification and report forms relating to the Merger under the HSR Act.
Section 9.11    Reserves. Notwithstanding anything to the contrary in this Agreement, none of the Company, any of its Affiliates or any of their respective Representatives makes any representation or warranty with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection with the Transactions is intended or shall be construed to be a representation or warranty (express or implied) of the Company or any other Person, for any purpose of this Agreement or any other agreement, document or instrument to be delivered in connection with the Transactions, with respect to (i) the adequacy or sufficiency of the Reserves, (ii) the future profitability of the business or (iii) the effect of the adequacy or sufficiency of the Reserves on any “line item” or asset, liability or equity amount.
Section 9.12    Non-Recourse. Notwithstanding anything to the contrary in this Agreement, each Party agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that this Agreement may only be enforced against, and any Proceeding (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any breach (whether willful, intentional (including a Willful Breach), unintentional or otherwise), loss, liability, damage or otherwise in connection with, relating to or arising out of any claims in connection with, relating to or arising out of (a) this Agreement or any of the other agreements, instruments, and documents contemplated hereby (including, for the avoidance of doubt, the Equity Commitment Letter and the Investment Commitment Letter) (collectively, the “Transaction Documents”) or (b) the negotiation, execution, performance or non-performance, or any breach (or threatened or alleged breach) of any of the foregoing (such claims, the

“Transaction Claims”) may only be brought against the Persons that are expressly named as parties hereto or thereto and then only with respect to the specific obligations set forth herein or therein with respect to such party, and solely in accordance with, and subject to the terms and conditions of, this Agreement or such other Transaction Document, as applicable. Notwithstanding anything to the contrary in this Agreement, no financing source, Affiliate of Parent, Merger Sub or the Company or any former, current or future officer, employees director, partner, stockholder, equity holder, manager, member, client, attorney, agent, advisor or other Representative of a financing source, Parent, Merger Sub, Company or any Affiliate of Parent, Merger Sub or the Company (each, other than Parent, Merger Sub or the Company, a “Non-Recourse Party”) shall have any obligation for any liabilities of any Party under the Transaction Documents in any Proceeding (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) in connection with, relating to or arising out of the Transaction Documents or the Transaction Claims; provided that this sentence shall not limit the rights or liabilities of any Person (including Non-Recourse Party) with respect to any Transaction Document to which it is a party.
Section 9.13    Debt Financing. Notwithstanding anything in this Agreement to the contrary, each Party hereby: (a) agrees that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Source Related Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and such action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction); (b) agrees not to bring or support any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (c) agrees that service of process upon any Party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any action brought against the Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that none of the Debt Financing Source Related Parties shall have any liability to the Company or any of its Subsidiaries or Affiliates relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent, Merger Sub or Parent’s post-Closing Subsidiaries against the Debt Financing Source Related Parties with respect to the Debt Financing or any of the transactions contemplated thereby); and (g) agrees that the Debt Financing Source Related Parties are express third-party beneficiaries of, and may enforce, any of the provisions in this Section 9.13 and such provisions, Section 8.3(e) and the definition of

“Debt Financing Sources” and “Debt Financing Source Related Parties” shall not be amended in any way adverse to the Debt Financing Source Related Parties without the prior written consent of the Lenders.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
AQUARIAN HOLDINGS VI L.P.
By:    AQUARIAN HOLDINGS VI GP LLC
    its General Partner
By:    /s/ Rudrabhishek Sahay
    Name:    Rudrabhishek Sahay
    Title:    Authorized Signatory
AQUARIAN BEACON MERGER SUB INC.
By:    /s/ Rudrabhishek Sahay
    Name:    Rudrabhishek Sahay
    Title:    Authorized Signatory
AQUARIAN HOLDINGS LLC
By:    /s/ Rudrabhishek Sahay
    Name:    Rudrabhishek Sahay
    Title:    Authorized Signatory
BRIGHTHOUSE FINANCIAL, INC.
By:    /s/ Eric T. Steigerwalt
    Name:    Eric T. Steigerwalt
    Title:    President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]